Exhibit 10.9

CONFIDENTIAL

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

July 27, 2007

DIVESTITURE AGREEMENT

BETWEEN

OPHTHOTECH CORPORATION

AND

(OSI) EYETECH, INC.

EXECUTION VERSION

CONTENTS

Article Number		Page Number

ARTICLE 1	DEFINITIONS	4
1.1	DEFINITIONS	4
1.2	FURTHER DEFINITIONS	15
ARTICLE 2	DIVESTITURE OF ALL RIGHTS; ASSUMPTION OF ALL OBLIGATIONS; LICENSES	16
2.1	ASSIGNMENT AND ASSUMPTION OF ALL RIGHTS AND OBLIGATIONS	16
2.2	LICENSES	16
2.3	CLOSING	17
2.4	CLOSING OBLIGATIONS	17
ARTICLE 3	ROLE AND RESPONSIBILITIES OF OPHTHOTECH	18
3.1	SCOPE OF OPHTHOTECH’S RESPONSIBILITIES	18
3.2	REGULATORY ACTIVITIES	19
3.3	DILIGENCE OBLIGATIONS	19
3.4	NON-COMPETE	20
ARTICLE 4	ROLE AND RESPONSIBILITIES OF EYETECH	20
4.1	TECHNICAL INFORMATION PROVISION	20
4.2	MATERIALS PROVISION	20
4.3	ASSISTANCE WITH ARCHEMIX	21
4.4	NO ONGOING RESPONSIBILITY BEYOND TRANSITIONAL PURPOSES	21
ARTICLE 5	INFORMATION REPORTING	21
5.1	INFORMATION REPORTING	21
ARTICLE 6	PAYMENTS AND FINANCIAL REPORTING	22
6.1	UPFRONT PAYMENT; EQUITY CONSIDERATION	22
6.2	MILESTONE PAYMENTS	22
6.3	ROYALTIES	23
ARTICLE 7	CONFIDENTIALITY AND PUBLICATION	26
7.1	OBLIGATIONS	26
7.2	AUTHORIZED DISCLOSURES OF CONFIDENTIAL INFORMATION	26
7.3	DISCLOSURES LEGALLY REQUIRED OR NECESSARY	27
7.4	DISCLOSURE OF THE TERMS OF THE AGREEMENT	27

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7.5	PUBLICATIONS	28
ARTICLE 8	REPRESENTATIONS, WARRANTIES AND DISCLAIMERS	29
8.1	CORPORATE EXISTENCE AND AUTHORITY	29
8.2	AUTHORIZED EXECUTION; BINDING OBLIGATION	29
8.3	NO CONFLICTS	29
8.4	ALL CONSENTS AND APPROVALS OBTAINED	30
8.5	TRANSFERRED TECHNOLOGY	30
8.6	NO DEBARMENT	32
8.7	DISCLAIMER OF IMPLIED WARRANTIES	33
8.8	LIMITATION OF LIABILITY	33
8.9	GUARANTEE OF PERFORMANCE OF AFFILIATES	33
ARTICLE 9	INDEMNIFICATION	33
9.1	INDEMNIFICATION OBLIGATIONS	33
9.2	INDEMNIFICATION PROCEDURES	35
9.3	INDEMNIFICATION PAYMENT ADJUSTMENTS	36
9.4	INDEMNIFICATION PAYMENT	38
9.5	INSURANCE	38
9.6	SURVIVAL	38
ARTICLE 10	INTELLECTUAL PROPERTY	38
10.1	PATENT EXPENSES	38
10.2	IMPROVEMENTS	38
10.3	OBLIGATIONS UNDER ASSUMED AGREEMENTS	40
ARTICLE 11	TERM AND TERMINATION	40
11.1	TERM; TERMINATION PRIOR TO CLOSING	40
11.2	TERMINATION FOR INSOLVENCY OR BREACH	41
11.3	TERMINATION FOR OPHTHOTECH NON-COMPLIANCE WITH FINANCIAL OBLIGATIONS	41
11.4	EFFECT OF TERMINATION; SURVIVING OBLIGATIONS	42
11.5	NON-EXCLUSIVE RIGHTS	43
11.6	RIGHTS IN BANKRUPTCY	43
ARTICLE 12	DISPUTE RESOLUTION	44
12.1	DISPUTES	44
12.2	PROCEDURES	44
ARTICLE 13	MISCELLANEOUS	45
13.1	FORCE MAJEURE	45

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13.2	ASSIGNMENT	45
13.3	FURTHER ASSURANCES	46
13.4	SEVERABILITY	46
13.5	NOTICES	46
13.6	APPLICABLE LAW	47
13.7	JURISDICTION	47
13.8	ENTIRE AGREEMENT	47
13.9	HEADINGS	47
13.10	INDEPENDENT CONTRACTORS	48
13.11	WAIVER	48
13.12	NO THIRD PARTY BENEFICIARIES	48
13.13	COUNTERPARTS; ELECTRONIC SIGNATURES	48
13.14	WAIVER OF RULE OF CONSTRUCTION	48
EXHIBIT A	1
EXHIBIT B	1
EXHIBIT C	1
EXHIBIT D	1
SCHEDULE	1.1.16	1
SCHEDULE	1.1.25	2
SCHEDULE	6.1	1
APPENDIX	1 i
APPENDIX	21

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DIVESTITURE AGREEMENT

THIS DIVESTITURE AGREEMENT (the “Agreement”) is made and is effective as of July 27, 2007 (the “Effective Date”) by and between:

(i) Ophthotech Corporation, a corporation organized and existing under the laws of the State of Delaware, whose principal place of business is at 66 Witherspoon Street, Box 214, Princeton, New Jersey 08542 (“Ophthotech”);

and

(ii) (OSI) Eyetech, Inc., a corporation organized and existing under the laws of the State of Delaware, whose principal place of business is at 41 Pinelawn Road, Melville, New York 11747 (“Eyetech”).

Eyetech and Ophthotech are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Eyetech is engaged in the research, development, and marketing of pharmaceutical products and is the owner of or otherwise controls certain proprietary Transferred Technology (as such term is defined below) relating to the clinical compound E10030.

B. Ophthotech desires to obtain from Eyetech all right, title and interest in and to such Transferred Technology to develop and commercialize Products in the Field (as such terms are defined below).

C. Eyetech desires to transfer such rights to Ophthotech upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1	DEFINITIONS

When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including the foregoing recitals, the following terms shall have the meanings assigned to them in this Article and include the plural as well as the singular.

1.1.1 “AFFILIATE” means any Person that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this definition only, the terms “controls,” “controlled,” and “control” means: (i) the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities or beneficial interest, by contract, or otherwise: or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities (or other comparable ownership interest for an entity other than a corporation) of a Party.

1.1.2 “APPLICABLE LAWS” means all applicable statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority, including, without limitation, the Regulatory Laws, Prescription Drug Marketing Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335a et seq.), and Anti-Kickback Statute (42 U.S.C. Section 1320a-7b et seq.), all as amended from time to time.

1.1.3 “ARCHEMIX” means Archemix Corp., a Delaware corporation, which is party to a Research and License Agreement with Eyetech dated as of April 8, 2004 as appended hereto at Appendix 1 (the “Archemix Agreement”).

1.1.4 “ASSUMED KNOW-HOW” means all Information that Ophthotech Controls on and after the Effective Date under the Assumed Agreements.

1.1.5 “ASSUMED PATENTS” means any Patents that Ophthotech Controls on and after the Effective Date under the Assumed Agreements. For the avoidance of doubt, the Assumed Patents include the ARCHEMIX Patents (as defined in the Archemix Agreement) and the Enzon Patents and Nektar AL Patents (as defined in the Nektar Agreement).

1.1.6 “ASSUMED TECHNOLOGY” means the Assumed Know-How and Assumed Patents.

1.1.7 “CALENDAR QUARTER” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.1.8 “CALENDAR YEAR” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.1.9 “cGCP” means the then current good clinical practices as defined in U.S. Regulations 21 CFR Sections 50, 54, 56, 312 and 314, (or in the case of foreign jurisdictions, comparable regulatory standards), and in any successor regulation, including those procedures expressed or implied in the Regulatory Materials with respect to any Product provided to Regulatory Authorities.

1.1.10 “cGLP” means the then current good laboratory practice standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including those procedures expressed or implied in the Regulatory Materials with respect to any Product provided to Regulatory Authorities.

1.1.11 “cGMP” or “GMP” means the then current good manufacturing practices for pharmaceuticals as described in regulations promulgated by Regulatory Authorities as applicable

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to the Manufacture of Product, as such regulations are in effect at the time of the Manufacture of Product.

1.1.12 “CLOSING DATE” means the date and time as of which the Closing actually takes place.

1.1.13 “COMBINATION PRODUCT” means Product that contains, in addition to the Compound, at least one additional therapeutically effective active ingredient (whether coformulated or copackaged) that has biologic activity as a therapeutic agent when present alone.

1.1.14 “COMMERCIALIZATION” means all activities undertaken by Ophthotech before and after Marketing Approval for Product relating specifically to the marketing, sale and distribution of Product including, without limitation: (i) sales force detailing, advertising, education, planning, marketing, sales force training and distribution; (ii) scientific and medical affairs; (iii) Phase IIIB Trials and Post-Approval Trials; and (iv) the Manufacture of Product intended for commercial sale, including, without limitation, formulation, bulk API and/or drug product production, fill/finish, distribution, manufacturing process improvement and quality assurance technical support.

1.1.15 “COMMERCIALLY REASONABLE EFFORTS” means that level of effort and application of expertise and resource, typical in the pharmaceutical industry for a product or compound owned by a similarly situated Third Party or resulting from its own research efforts, that is of similar market potential and at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, difficulty in developing the product, competitiveness of the marketplace for resulting products, the patent position of the compound or product, the regulatory situation involved, the potential total profitability and strategic value of the applicable products marketed or to be marketed, and other relevant factors based upon then-prevailing conditions affecting the cost, risk and timing of development and the total potential reward to be obtained if a product is commercialized. In determining whether Commercially Reasonable Efforts have been satisfied by Ophthotech, the fact that Ophthotech is required to comply with certain financial obligations hereunder, or under the Archemix Agreement or Nektar Agreement, shall not be a factor weighed (i.e., Ophthotech may not apply lesser resources or effort to Product because it has a financial obligation hereunder to Eyetech, Archemix and/or Nektar with respect to sales of Product, than it would to a product of its own).

1.1.16 “COMPOUND” means Eyetech’s class of anti-platelet derived growth factor (“PDGF”) aptamers, including without limitation the clinical compound E10030 (also known as ARC127) as more fully described in Schedule 1.1.16, its back-up compound known as ARC404, as well as any structural variations, modifications, derivativies, homologs, analogs or mimetics of such aptamers, including without limitation changes in the base sequence composition or backbone and conjugations that affect pharmacokinetics.

1.1.17 “CONFIDENTIAL INFORMATION” means the Eyetech Confidential Information or the Ophthotech Confidential Information, as applicable.

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1.1.18 “CONTROL” or “CONTROLLED” means with respect to any intellectual property right, that the Party (or any Affiliate of such Party) owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right to the other Party without violating an agreement with a Third Party as of the time such Party would be first required to grant the other Party such access, license or sublicense; provided, however, that for rights acquired from Third Parties after the Effective Date, such access can be granted without additional cost.

1.1.19 “DEVELOPMENT” and “DEVELOP” means the conduct of all activities that are reasonably required to obtain Marketing Approval of Product, including, without limitation: (i) non-clinical studies (including, without limitation, pharmacology, toxicology and pharmacokinetics); (ii) regulatory affairs, project management, clinical operations, medical writing, bio-statistics, data management and drug safety, and clinical trials in accordance with the cGLPs, cGCPs and cGMPs or other designated quality standards and Applicable Laws; (iii) all activities relating to developing the ability to Manufacture such Product, including, without limitation, formulation, stability/analytical, packaging, delivery technologies and devices, bulk API and/or drug product production, Manufacturing fill/finish, Manufacturing process development, and quality assurance technical support, clinical supplies distribution and QC testing and release, until such time as Manufacturing of such Product intended for commercial sale commences; and (iv) any required post-Marketing Approval commitments.

1.1.20 “EMEA” means the European Medicines Agency for the European Union, or a successor agency, which has jurisdiction over Marketing Approval of a pharmaceutical product or device in the European Union.

1.1.21 “EU APPROVAL” means approval of Product for marketing in the European Union (“EU”) by the European Commission (“EC”) upon recommendation by the EMEA or, if Ophthotech seeks approval through a non-centralized procedure, for example the independent national procedure, mutual recognition procedure or de-centralized procedure, by the Ministry of Health of the United Kingdom, France, Germany, Italy or Spain (each a “Major European Country”), without the requirement for price having been approved. If Product is sold in a Major European Country without EC or Ministry of Health approval, EU Approval will be deemed to have been obtained on the date of Product Launch in a Major European Country.

1.1.22 “EYETECH CONFIDENTIAL INFORMATION” means all information (scientific, clinical, regulatory, marketing, financial, commercial, or otherwise) disclosed or provided by, or on behalf of, Eyetech to Ophthotech or Ophthotech’s designees in connection with this Agreement (including its Affiliates and Sublicensees), whether disclosed or provided prior to, or after, the Effective Date and whether provided orally, visually, electronically, or in writing, except such information that Ophthotech can show:

(a) was, prior to the date of Eyetech’s disclosure, known to it, as shown by competent written evidence, or already in the public domain;

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(b) became part of the public domain, after Eyetech’s disclosure hereunder, through no breach of this Agreement by Ophthotech or by any person or entity to whom Ophthotech disclosed such information;

(c) was subsequently disclosed to Ophthotech, without any restrictions, by a person or entity having lawful possession of, and a legal right to disclose, such information; or

(d) was developed by Ophthotech without use, and independent, of Eyetech Confidential Information, as shown by competent written evidence.

1.1.23 “EYETECH KNOW-HOW” means all Information that Eyetech Controls as of the Effective Date (but expressly excluding any Assumed Know-How) which is necessary or useful in connection with the Development, Manufacture, use or Commercialization of any Product. Eyetech Know-How does not include Eyetech Patents or the information contained therein.

1.1.24 “EYETECH PATENTS” means all Patents Controlled by Eyetech (and not Ophthotech) as of the Effective Date (but expressly excluding any Assumed Patents), relating to the Compound, including without limitation any such Patents (other than Assumed Patents) claiming the composition of matter or the use of Product, as set forth in Schedule 1.1.25, together with the Information contained therein.

1.1.25 “EYETECH TECHNOLOGY” means the Eyetech Patents and the Eyetech Know-How.

1.1.26 “FD&C ACT” means the U.S. Food, Drug and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder.

1.1.27 “FDA” means the U.S. Food and Drug Administration, or any successor federal agency in the U.S. having responsibility over U.S. Marketing Approvals.

1.1.28 “FIELD” means all fields of use.

1.1.29 “GOVERNMENTAL AUTHORITY” means any court tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, or other political subdivision, or supranational body, domestic or foreign.

1.1.30 “IMPROVEMENT” means any findings, developments, discoveries, inventions, additions, modifications, enhancements, formulations, or changes to the composition of matter, or method of use of, Product, or its Manufacture made by, or coming under Control of Ophthotech or any of its Affiliates or Sublicensees during the Term which are necessary or useful in the PDGF Program and/or the Manufacture and Commercialization of Product, including without limitation, new or improved methods of synthesis, manufacture, ingredients, preparation, presentation, means of delivery, dosage, formulation, or analysis, whether or not patentable.

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1.1.31 “INFORMATION” means: (a) any and all inventions, know-how, developments, Improvements, biological and/or chemical materials, data, analyses, and the like, regardless of whether the information is stored or transmitted in oral, documentary, or electronic form; and (b) information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, trade secrets and manufacturing, marketing, financial, regulatory, personnel and other business information and plans, and all scientific, clinical, regulatory, marketing, financial and commercial information or data.

1.1.32 “LICENSEE” means any Third Party to which Ophthotech or any of its Affiliates licenses, sublicenses, grants, sells, assigns, transfers or otherwise conveys any right to make, have made, use, sell, have sold, offer for sale and import/export Product in accordance with Section 2.3. A Third Party who is granted only the right to distribute or promote Product (such as a contract sales organization) will not be considered a Licensee.

1.1.33 “MAJOR MARKET” means the European Union.

1.1.34 “MANUFACTURE” or “MANUFACTURING” or “MANUFACTURED” means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing, if applicable), releasing, packaging and shipping of Product.

1.1.35 “MARKETING APPROVAL” means the act of a Regulatory Authority necessary for the Manufacture, use, marketing and sale of Product in the Field for one or more indications in a country or regulatory jurisdiction in the Territory, including, without limitation, the approval of an NDA by the FDA, and EU Approval and satisfaction of all applicable regulatory and notification requirements.

1.1.36 “NDA” or “NEW DRUG APPLICATION” means an application or set of applications (and any other required registrations, notifications, forms, amendments or supplements) for Marketing Approval for Product and/or pre-market approval to make and sell commercially Product, filed with the FDA or with a Regulatory Authority anywhere in the Territory, including, without limitation, all documents, data and other information concerning a pharmaceutical product which are necessary for gaining Marketing Approval.

1.1.37 “NEKTAR” means Nektar Therapeutics AL, Corporation, an Alabama corporation, which is party to a License, Manufacturing and Supply Agreement with Eyetech dated as of September 30, 2006, as appended hereto as Appendix 2 (the “Nektar Agreement”).

1.1.38 “NET SALES” means, with respect to Product, the gross amount invoiced by Ophthotech (including an Ophthotech Affiliate) or any Licensee to unrelated Third Parties, excluding any Licensee, for such Product in the Territory, less good faith estimates of the following deductions to the extent specifically relating to sales of such Product, which will be adjusted to reflect actual deductions on a periodic basis (no less frequently than annually):

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(a) Trade, quantity and cash discounts allowed (other than early payment cash discounts);

(b) Commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c) Actual Product returns and allowances;

(d) That portion of the sales value associated with drug delivery systems;

(e) Any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use or excise taxes, as well as import and custom duties;

(f) Transportation, freight, postage charges and other charges, such as insurance, relating thereto, in each case included as a specific line item on an invoice to such Third Parties; and

(g) Any other similar and customary deductions;

provided, however, that the aggregate of the foregoing deductions under clauses (f) and (g) shall not exceed [**] percent ([**]%) of the gross invoice price to which such deductions relate.

Such amounts shall be determined from the books and records of Ophthotech, its Affiliates or Licensees, maintained in accordance with U. S. Generally Accepted Accounting Principles (“U.S. GAAP”) or, in the case of Licensees, such similar accounting principles, consistently applied.

In the event that the Product is sold as part of a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus B / C where B is the weighted average sale price of the other product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

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In the event that the weighted average sale price of both the Product and the other product in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for Product, other product, or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of Product, other product, or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Product, other product, or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other product, or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.1.39 “OPHTHOTECH CONFIDENTIAL INFORMATION” means all Eyetech Know-How and all information (scientific, clinical, regulatory, marketing, financial, commercial, or otherwise) disclosed or provided by, or on behalf of, Ophthotech to Eyetech or Eyetech’s designees in connection with this Agreement whether disclosed or provided prior to, or after, the Effective Date and whether provided orally, visually, electronically, or in writing, except such information that Eyetech can show:

(a) was, prior to the date of Ophthotech’s disclosure, known to it (unless such Information is Eyetech Know-How), as shown by competent written evidence, or already in the public domain;

(b) became part of the public domain, after Ophthotech’s disclosure hereunder, through no breach of this Agreement by Eyetech or by any person or entity to whom Eyetech disclosed such information;

(c) was subsequently disclosed to Eyetech, without any restrictions, by a person or entity having lawful possession of, and a legal right to disclose, such information; or

(d) was developed by Eyetech without use, and independent, of Ophthotech Confidential Information, as shown by competent written evidence.

1.1.40 “OPHTHOTECH KNOW-HOW” means all Information that Ophthotech Controls as of the Effective Date or during the Term that arises from or is useful to the PDGF Program, including without limitation, any Ophthotech Improvements. Ophthotech Know-How does not include Ophthotech Patents or the Information contained therein.

1.1.41 “OPHTHOTECH PATENTS” means all Patents Controlled by Ophthotech (and not Eyetech) as of the Effective Date or during the Term that arise from or are useful to the

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PDGF Program, including without limitation, any such Patents claiming the composition of matter or the use of Product or any Ophthotech Improvements.

1.1.42 “OPHTHOTECH RIGHTS” means Ophthotech Patents and Ophthotech Know-How.

1.1.43 “PATENT” or “PATENTS” means: (a) patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (d) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (e) term extensions, supplementary protection certificates and other governmental action beyond the original patent expiration date.

1.1.44 “PATENT EXPENSES” means all costs and expenses incurred by a Party after the Effective Date for the preparation, filing, prosecution and maintenance of a Transferred Patent or Ophthotech Patent, as applicable, including, without limitation, costs and expenses related to Patent defense (e.g., the conduct of any interference or opposition).

1.1.45 “PDGF PROGRAM” means Ophthotech’s Research and Development activities relating to the Compound.

1.1.46 “PERSON” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

1.1.47 “PHASE III TRIALS” means large scale human clinical trials conducted in patients anywhere in the world in accordance with cGCP and intended to demonstrate efficacy and a level of safety in the particular indication tested sufficient to obtain Marketing Approval of Product. Phase III Trials include “bridging studies” which allow submission in a target country of clinical data generated from Phase III studies completed in other countries to be submitted in lieu of repeating Phase III studies in the target country.

1.1.48 “PHASE IIIB TRIALS” means Phase III Trials commenced before receipt of Marketing Approval in the jurisdiction where such trials are being conducted, but which are not required for receipt of Marketing Approval and are conducted primarily for the purpose of Product support (i.e., providing additional drug profile data).

1.1.49 “POST-APPROVAL TRIALS” means all clinical trials which are conducted after Marketing Approval for Product has been obtained from an appropriate Regulatory Authority consisting of trials conducted voluntarily by one or both of the Parties for enhancing marketing or scientific knowledge of an approved indication and trials conducted due to request or requirement of a Regulatory Authority.

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1.1.50 “PRODUCT” means any product which includes the Compound for use either alone or in combination with one or more other therapeutically active substances, including all formulations, line extensions and modes of administration thereof. For the avoidance of doubt, Product shall include Combination Product.

1.1.51 “PRODUCT LAUNCH” means the date on which Product is first shipped by Ophthotech, its Affiliates or Licensees for commercial sale to Third Parties in the Territory following Marketing Approval of the Product, including, if applicable, any necessary pricing approval.

1.1.52 “REGULATORY AUTHORITY” means, in a particular country or jurisdiction, any applicable government regulatory authority involved in granting Marketing Approval and/or, to the extent required in such country or jurisdiction, pricing approval of Product in such country or jurisdiction, including without limitation: (a) in the U.S., the FDA, and any other applicable governmental or regulatory authority in the U.S. having jurisdiction over such Product, and any successor government authority having substantially the same function; and (b) any foreign equivalent thereof in another jurisdiction.

1.1.53 “REGULATORY LAW” means the FD&C Act, together with any rules and regulations promulgated thereunder. “Regulatory Law” shall also mean any applicable statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority governing the import, export, manufacture or distribution of Product (including, without limitation, Marketing Approval) or reporting obligations with respect to product complaints or adverse events related to Product, together with any rules and regulations promulgated thereunder.

1.1.54 “REGULATORY MATERIALS” means any regulatory submissions, notifications, registrations, approvals and/or other filings made to or with a Regulatory Authority that may be necessary or reasonably desirable to research, develop, make, have made, use, sell, have sold, offer for sale and import/export Product in the Field in the Territory and shall include without limitation, NDAs and INDs or their equivalents in other jurisdictions.

1.1.55 “REGULATORY SUBMISSION” means the submission by Ophthotech of Regulatory Materials to a Regulatory Authority for the purpose of seeking Marketing Approval.

1.1.56 “RESEARCH” means all activities undertaken with respect to the research and non-clinical evaluation of compounds (including the Compound) for the PDGF Program.

1.1.57 “TERRITORY” means worldwide.

1.1.58 “THIRD PARTY” means any Person other than Eyetech or Ophthotech and their respective Affiliates.

1.1.59 “TRANSFERRED PATENTS” means the Eyetech Patents and the Assumed Patents.

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1.1.60 “TRANSFERRED TECHNOLOGY” means the Eyetech Technology, the Assumed Technology and the Assumed Agreements.

1.1.61 “U.S.” means the United States of America, including its territories and possessions and the commonwealth of Puerto Rico.

1.1.62 “VALID CLAIM” means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) of any patent application that has not been cancelled, withdrawn or abandoned or been pending for more than [**] years from the original priority date.

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1.2	FURTHER DEFINITIONS

In addition to the foregoing terms, the following terms are defined in the Sections cross-referenced below:

Defined Term	Section
Action	9.2(a)
Agreement	Preamble
Archemix Agreement	1.1.3
Assumed Agreements	2.1
Claim	12.2(a)
Closing	2.3
Damages	9.1(a)
Effective Date	Preamble
EC	1.1.21
Equity Agreements	6.1
Equity Documents	6.1
EU	1.1.21
Eyetech	Preamble
Eyetech Indemnitees	9.1(a)
Eyetech Third Party Claim	9.1(a)(ii)
Indemnifying Party	9.2(a)
Indemnitee	9.2(a)
Intellectual Property	11.6
Liabilities	8.9
Ophthotech	Preamble
Ophthotech Indemnitees	9.1(b)
Ophthotech Shares	6.1
Ophthotech Third Party Claim	9.1(b)(ii)
OSI	Preamble
Party/Parties	Preamble
Plan	3.3(a)
Progress Report	3.3(a)
Primary Contact	5.1(a)
Severed Clause	13.4
Term	11.1
Upfront Payment	6.1
U.S. GAAP	1.1.38

1.3 The singular includes the plural and vice versa, words denoting any gender include all genders.

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1.4 Where the context so admits or requires, references to Ophthotech or Eyetech shall include their respective employees, officers, directors or agents.

1.5 Headings to Articles or Sections within this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 2

DIVESTITURE OF ALL RIGHTS; ASSUMPTION OF ALL OBLIGATIONS; LICENSES

2.1	ASSIGNMENT AND ASSUMPTION OF ALL RIGHTS AND OBLIGATIONS.

As of the Closing Date, Eyetech will assign and transfer to Ophthotech all of Eyetech’s right, title and interest in the Transferred Technology, including without limitation, the right to research, develop, make, have made, use, sell, have sold, offer for sale and import/export Product in the Field in the Territory, subject to the rights of Eyetech detailed hereinafter, together with the right to grant licenses thereunder in accordance with Section 2.2. In connection with such assignment and transfer, Eyetech will execute and deliver to Ophthotech on the Closing Date a Patent Assignment, in the form attached hereto as Exhibit A, which covers the Eyetech Patents.

In partial consideration for the assignment and transfer by Eyetech of the Transferred Technology, Ophthotech shall assume as of the Closing Date all liabilities and obligations under the Transferred Technology which arise on or after the Closing Date, including without limitation, all obligations and liabilities under each of the Nektar Agreement and the Archemix Agreement (collectively, the “Assumed Agreements”), and including further, without limitation, the obligation to make any and all royalties, license fees, milestone payments and other payments arising under the Assumed Agreements; provided, however, that Ophthotech shall not assume any such obligations arising but unfulfilled on or prior to the Closing Date.

2.2	LICENSES.

(a) Ophthotech shall be entitled to grant licenses to all or any portion of its rights granted pursuant to Section 2.1 to its Affiliates and Third Parties provided that any such licenses shall be consistent with, and shall obligate such licensee to comply with, the terms and obligations to which Ophthotech is subject under this Agreement to the extent consistent with the scope of such license.

(b) Ophthotech shall notify Eyetech of the identity of any Licensee prior to execution of a license and shall provide to Eyetech a true and complete copy of each license agreement and each amendment thereto within [**] days after the license or amendment has been executed and delivered.

(c) No license shall relieve Ophthotech of any of its obligations hereunder, and Ophthotech shall be responsible for the acts and/or omissions of its licensees and for compliance

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by them with obligations related hereto. Ophthotech shall take all steps necessary to enforce such compliance to the extent required to allow Ophthotech to fully comply with all of its obligations under this Agreement.

(d) Any such license granted by Ophthotech shall contain provisions providing for, at the option of Eyetech, its termination or assignment to Eyetech of Ophthotech’s interests therein if and as required pursuant to Section 11.4(a)(iii).

(e) Any license purported to be granted by Ophthotech and not complying with the terms of this Section 2.2 shall be deemed invalid and of no effect until such time as the discrepancies are remedied.

2.3	CLOSING.

(a) The assignment and assumption of the Transferred Technology provided in Section 2.1 together with the upfront payment and issuance of Ophthotech Shares by Ophthotech to Eyetech provided in Section 6.1 (the “Closing”) will take place at the offices of Ophthotech’s counsel, Faber Daeufer & Rosenberg PC, 950 Winter Street, Suite 4500, Waltham, MA 02451, at approximately 10:00 a.m. (local time) on August 24, 2007, or at such other time and place as the parties may agree. Subject to the provisions of Section 11.1, failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4	CLOSING OBLIGATIONS.

(a) Ophthotech’s obligation to assume certain liabilities and obligations under the Transferred Technology, make the upfront payment and issue the Ophthotech Shares as provided in Section 6.1 and take the other actions required to be taken by Ophthotech at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Ophthotech, in whole or in part):

(i) Each of Eyetech’s representations and warranties in this Agreement must have been accurate in all material respects as of the Effective Date, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

(ii) Each of the covenants and obligations that Eyetech is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) must have been duly performed and complied with in all respects;

(iii) Eyetech must have delivered to Ophthotech (i) a certificate executed by Eyetech’s duly authorized officer representing and warranting to Ophthotech that each of the conditions specified in 2.4(a)(i)-(ii) has been satisfied and (ii) the Patent Assignment, executed by Eyetech; and

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(iv) Since the Effective Date, there must not have been commenced or threatened against Ophthotech or any of its Affiliates, any legal proceeding (A) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (B) that is reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

Between the Effective Date and the Closing Date, Eyetech will use its commercially reasonable efforts to preserve intact the Transferred Technology and otherwise cause the conditions in Section 2.4(a)(i)-(iii) to be satisfied.

(b) Eyetech’s obligation to assign and transfer all of its right, title and interest in the Transferred Technology and take the other actions required to be taken by Ophthotech at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Eyetech, in whole or in part):

(i) Each of Ophthotech’s representations and warranties in this Agreement must have been accurate in all material respects as of the Effective Date, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

(ii) Each of the covenants and obligations that Ophthotech is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) must have been duly performed and complied with in all respects;

(iii) Ophthotech must have delivered to Eyetech (A) a certificate executed by Ophthotech’s duly authorized officer representing and warranting to Eyetech that each of the conditions specified in 2.4(b)(i)-(ii) has been satisfied, (B) the Upfront Payment and (C) the Equity Documents; and

(iv) Since the Effective Date, there must not have been commenced or threatened against Eyetech or any of its Affiliates, any legal proceeding (A) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (B) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

Between the Effective Date and the Closing Date, Ophthotech will use its commercially reasonable efforts to cause the conditions in Section 2.4(a)(i)-(iii) to be satisfied.

ARTICLE 3

ROLE AND RESPONSIBILITIES OF OPHTHOTECH

3.1	SCOPE OF OPHTHOTECH’S RESPONSIBILITIES.

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(a) SCOPE. After the Closing Date, Ophthotech shall be solely responsible for the PDGF Program and the Manufacture and Commercialization of Product in the Field in the Territory, in accordance with the Plan (as defined below) and as detailed herein.

(b) COSTS. Except as otherwise provided in this Agreement, Ophthotech shall be solely responsible for all costs and expenses arising from its activities hereunder and/or relating to the PDGF Program and the Manufacture and Commercialization of Product in the Field in the Territory from the Closing Date, including without limitation, all costs, expenses and payments arising under or relating to the Assumed Agreements.

(c) COMPLIANCE WITH LAWS. Ophthotech will conduct the PDGF Program and the Manufacture and Commercialization of Product in a good scientific manner and in compliance in all material respects with all requirements of Applicable Laws, including cGCPs, cGLPs and cGMPs.

3.2	REGULATORY ACTIVITIES.

Ophthotech shall be solely responsible for filing of Regulatory Materials in relation to the PDGF Program and for, and obtaining, all necessary Marketing Approvals in the Field in the Territory in respect of Product and for all ongoing communications with the Regulatory Authorities from the Closing Date, including, without limitation: (i) filing, maintaining and updating any INDs and NDAs for Product; (ii) reporting all adverse events and serious adverse events to the FDA or other Regulatory Authority; (iii) submitting Regulatory Materials to the FDA or other Regulatory Authority for Marketing Approval; (iv) handling medical and technical complaints and disputes with the FDA or other Regulatory Authority, patients and physicians; and (v) dealing with product recalls. Ophthotech shall own all such Regulatory Materials in relation to the PDGF Program and all Marketing Approvals in the Field in the Territory.

3.3	DILIGENCE OBLIGATIONS.

(a) PLAN AND PROGRESS REPORTS. Within [**] days after the Closing Date, Ophthotech shall provide Eyetech with its initial written plan for the PDGF Program, which shall be attached hereto as Exhibit B (the “Plan”). During the Term, Ophthotech shall provide Eyetech on no less than [**] basis, a summary of the activities of Ophthotech and its Affiliates and Licensees relative to the PDGF Program with reasonable detail to enable Eyetech to fairly assess Ophthotech’s compliance with its obligations under Section 3.3(b) (a “Progress Report”), including but not limited to: such Research, Development and Commercialization activities; names, addresses and such actions of all Licensees and Affiliates; and the progress of obtaining Marketing Approvals of Product. Ophthotech shall deliver the first Progress Report to Eyetech on or before the date that is [**] months from the Closing Date. Further, Ophthotech shall notify Eyetech within [**] days after any achievements or other events at Ophthotech that are material to the PDGF Program taken as a whole.

(b) COMMERCIALLY REASONABLE EFFORTS. After the Closing Date, Ophthotech shall use Commercially Reasonable Efforts to conduct the PDGF Program and the

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Manufacture of Product, so as to obtain Marketing Approval of Product and to Commercialize Product in the U.S. and in the Major Market.

(c) FAILURE TO USE COMMERCIALLY REASONABLE EFFORTS. In the event Ophthotech fails to use Commercially Reasonable Efforts after the Closing Date to meet the objectives set forth under Section 3.3(b), Eyetech shall notify Ophthotech thereof in writing, and Ophthotech shall have [**] days following such notification to notify Eyetech that (i) it has met such objectives; or (ii) the failure to meet such objectives occurred despite Ophthotech’s use of Commercially Reasonable Efforts as required herein, which notification will include reasonable evidence of such efforts; or (iii) it has cured such failure to use Commercially Reasonable Efforts, and provide Eyetech with reasonable evidence of such cure. In the event Ophthotech fails to use Commercially Reasonable Efforts and does not cure such failure as per the foregoing, Eyetech shall have the right to terminate this Agreement with regard only to such countries with regard to which such failure has occurred, upon [**] days notice and the provisions of Section 11.4 shall apply.

3.4	NON-COMPETE.

During the Term, Ophthotech will not, alone or with any Third Party or Affiliate, research, develop or commercialize any compound other than Products which solely and specifically bind to PDGF for its mode of action.

ARTICLE 4

ROLE AND RESPONSIBILITIES OF EYETECH

4.1	TECHNICAL INFORMATION PROVISION.

Eyetech shall, for and within [**] days of the Closing Date, provide Ophthotech with access to, and copies of, all Eyetech Know-How (other than biological materials and/or chemical compounds) Controlled by Eyetech, its Affiliates or consultants at the Effective Date, and in its or their possession, that has not previously been provided to Ophthotech hereunder, including without limitation all materials filed with Regulatory Authorities and all materials related to Manufacturing, chemistry, stability and the like of the Compound, as well as copies of the Eyetech Patents and correspondence with patent offices in the Territory with respect to the Eyetech Patents and complete and correct copies of all collaborative and other agreements with Third Parties relating to Transferred Technology. During the Term, Eyetech shall promptly forward to Ophthotech any Information, including correspondence with Regulatory Authorities or patent offices, which comes into its possession relating to the Compound. Further, for up to [**] days after the Closing Date, Eyetech shall provide reasonable assistance to Ophthotech for the orderly transfer and transition of all research and Development activities relating to the Compound.

4.2	MATERIALS PROVISION.

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Eyetech shall, within [**] days of the Closing Date, transfer to Ophthotech certain biological materials and/or chemical compounds related to the Compound Controlled by Eyetech, its Affiliates or consultants at the Effective Date and in its or their possession, for use by Ophthotech solely in relation to its activities regarding the PDGF Program hereunder. Such materials are provided “as is” and without any warranty, express, implied or statutory, including without limitation warranties of merchantability, title, non-infringement, exclusivity, or fitness for a particular purpose.

4.3	ASSISTANCE WITH ARCHEMIX

After the Effective Date, upon Ophthotech’s request, Eyetech will use commercially reasonable efforts (which, for the avoidance of doubt, shall not require Eyetech to incur any out of-pocket cost or expense) to assist Ophthotech in obtaining confirmation from Archemix that Eyetech exercised its option in accordance with Section 3.3 of the Archemix Agreement with regard to clinical compound E10030 in all pegylated and non-pegylated variations; provided however, that Ophthotech’s ability to obtain such confirmation shall not be a condition to Ophthotech’s obligation to proceed with the Closing.

4.4	NO ONGOING RESPONSIBILITY BEYOND TRANSITIONAL PURPOSES.

For the avoidance of doubt, it is agreed between the Parties that Eyetech shall have no ongoing responsibility to Ophthotech hereunder to provide any technical assistance, advice or co-operation to Ophthotech other than as detailed in Sections 4.1, 4.2 and 4.3 in relation to transfer of activities from Eyetech to Ophthotech with regard to the Compound.

ARTICLE 5

INFORMATION REPORTING

5.1	INFORMATION REPORTING.

(a) PRIMARY CONTACTS. After the Closing Date, each Party will designate a senior member of management who will be the primary contact for that Party (the “Primary Contact”).

(b) RESPONSIBILITIES. After the Closing Date, the Primary Contacts shall:

(i) periodically discuss the overall goals and strategy of the PDGF Program; and

(ii) coordinate disclosure of Confidential Information and review and approval of publicity and publications as provided in Article VII.

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ARTICLE 6

PAYMENTS AND FINANCIAL REPORTING

6.1	UPFRONT PAYMENT; EQUITY CONSIDERATION.

In partial consideration of the Transferred Technology hereunder, Ophthotech will pay to Eyetech a non-refundable, non-creditable upfront payment of Four Million Dollars ($4,000,000) (the “Upfront Payment”) on the Closing Date. Such payment will be made in immediately available funds via a Federal Reserve electronic wire transfer to a bank account designated by Eyetech. In addition to the cash payment, Ophthotech shall also issue to Eyetech on the Closing Date 3,000,000 shares of Series A Junior Preferred Stock of Ophthotech, par value $0.001 per share (the “Ophthotech Shares”), pursuant to the terms and conditions of a Junior Series A Preferred Rights Agreement, Voting Agreement and Junior Series A Preferred Stock Purchase Agreement for the Ophthotech Shares, substantially in the form attached hereto as Exhibit C, with such additional changes as the Parties shall negotiate in good faith (collectively, the “Equity Agreements”), which each Party shall execute and deliver to the other Party on the Closing Date, together with any deliverables required under the Equity Agreements, and possessing such rights and preferences as are set forth in the Amended and Restated Certificate of Incorporation for Ophthotech, substantially in the form attached hereto as Exhibit D, with such additional changes as the Parties shall negotiate in good faith (the Equity Agreements (including the deliverables thereunder) and Amended and Restated Certificate of Incorporation are referred to collectively herein as the “Equity Documents”). The capitalization of Ophthotech as of the Closing Date, and the expected changes in capitalization contemplated by the Series A Preferred Stock Purchase Agreement identified in the Equity Agreements, is set forth on Schedule 6.1

6.2	MILESTONE PAYMENTS.

(a) Ophthotech shall make the following one-time development milestone payments to Eyetech based on the achievement of the following milestone events by Ophthotech, its Affiliates or Licensees for Product in the Field upon first occurrence of the applicable milestone event: (i) Ten Million Dollars ($10,000,000) upon Marketing Approval in the U.S. for the Product in the Field; and (ii) Two Million Dollars ($2,000,000) upon Marketing Approval in the EU for the Product in the Field.

(b) For clarity, each milestone payment set forth above shall be payable only once with respect to each Product that is comprised of or based on a different aptamer (which constitutes a different drug for regulatory purposes), regardless of the number of times achieved by such Product. With respect to each milestone set forth above, Ophthotech shall notify Eyetech of the achievement of such milestone by it or its Affiliates within [**] days of such achievement and shall at such time or shortly thereafter provide Eyetech with reasonable substantiation of the achievement of the applicable milestone. Ophthotech shall have [**] days following such notification of the achievement of a milestone listed above in which to pay the corresponding amount to Eyetech in immediately available funds via a Federal Reserve electronic wire transfer to

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an account designated by Eyetech. Notwithstanding any other provision in this Agreement, no milestone payments under this Section 6.2 shall be due or payable with respect to any diagnostic Product.

6.3	ROYALTIES.

(a) ROYALTY RATE. Ophthotech shall pay Eyetech a cash royalty equal to [**] percent ([**]%) on all Net Sales of Products by Ophthotech, its Affiliates and Licensees. Such royalty will be payable on a Product-by-Product and a country-by-country basis in the Territory.

(b) ROYALTY CONDITIONS. Royalties shall be subject to the following conditions:

(i) royalties shall be payable with respect to all Net Sales of Product;

(ii) only one royalty shall be due with respect to the same sales unit of Product;

(iii) no royalties shall be due upon the sale or other transfer of Product among Ophthotech, its Affiliates and/or Licensees, but in such cases the royalty shall be due and calculated upon Ophthotech’s, its Affiliates and/ or Licensees’ Net Sales to the first independent Third Party; and

(iv) no royalties shall accrue on the disposition of Product in reasonable quantities by Ophthotech, its Affiliates and/or its Licensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose) or for use in conducting clinical trials of Product, including Phase IIIB Trials and Post-Approval Trials.

(c) ROYALTY TERM. Ophthotech’s obligation to pay royalties on Net Sales of Product in any country in the Territory shall commence on Product Launch and will continue until the later of ten (10) years following Product Launch in such country and the expiration of the last to expire of any Valid Claim within the Transferred Patents covering the composition, manufacture or use of such Product in the Field in such country.

(d) ANTI-STACKING PROTECTIONS. If, at any time, Ophthotech reasonably determines that any Product or the use thereof in the Field may infringe an unexpired patent or patents other than the Transferred Patents, Ophthotech may negotiate with the owner of such patents for a license on such terms as Ophthotech deems appropriate. Should the license with the owner of such patents require the payment of royalties to such owner, then the royalties otherwise payable to Eyetech under this Agreement shall be reduced by an amount equal to [**] percent ([**]%) of the royalties paid to the owners of such patents on a country-by-country, Product-by-Product basis if, at the time any such additional royalties are due and payable, the total royalty obligations of Ophthotech relating to such Product equal or exceed the royalty obligations

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set forth in the Assumed Agreements at the Closing Date; provided that in no event shall the royalty payable to Eyetech under this Agreement with respect to any Product be reduced to less than [**] percent ([**]%) of the Net Sales of such Product.

(e) REPORTS; PAYMENT OF ROYALTY. Following Product Launch, Ophthotech shall furnish to Eyetech a written report for the Calendar Quarter accounting for the Net Sales of Product subject to royalty obligations sold by Ophthotech, its Affiliates and/or its Licensees in the Territory on a country-by-country basis during the reporting period, and detailing the royalties payable under this Agreement. Reports shall be due on the [**] day following the close of each Calendar Quarter and on the [**] day following the end of the duration of Ophthotech’s royalty obligations hereunder. Each such report shall be certified by an authorized officer of Ophthotech as being true, accurate and complete. Royalties shown to have accrued by each royalty report and all other payments due under this Agreement for that period or portion thereof shall be due and payable on the [**] day following the submission of the royalty report thereon. All payments due hereunder shall be deemed received when funds are credited to Eyetech’s account at a bank designated by Eyetech for the purpose and shall be paid by wire transfer in U.S. dollars. Along with the last report for a Calendar Year provided hereunder, Ophthotech shall provide a final report for the entire such Calendar Year. In addition, an unofficial monthly sales report of estimated royalties payable shall be delivered to Eyetech within [**] days following the close of each calendar month.

(f) MAINTENANCE OF RECORDS. Ophthotech shall keep and maintain (and cause to be kept and maintained) complete and accurate records of the Net Sales by Ophthotech, its Affiliates and/or Licensees, in sufficient details to enable the royalties payable hereunder to be determined, and in accordance with U.S. GAAP. Ophthotech shall retain such records for at least [**] years after the close of any Calendar Quarter.

(g) ROYALTY AUDITS. Upon the written request of Eyetech, for the duration of Ophthotech’s royalty obligations hereunder and [**], Ophthotech shall permit an independent certified public accounting firm of nationally recognized standing selected by Eyetech (and with Ophthotech’s approval which it may not withhold unreasonably), at Eyetech’s expense, to have access during normal business hours on reasonable notice to such of the records of Ophthotech, its Affiliates and Licensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder in relation to Net Sales and any royalties or other payments due thereon. Such inspections shall not be more frequent than [**] during each Calendar Year and may cover only the [**] Calendar Years immediately preceding the date of audit; provided, however, that such [**] Calendar Year limitation shall not apply if such accounting firm first determines that Ophthotech underpaid royalties by more than [**] percent ([**]%) of the amount that was due during such [**] Calendar Years. The accounting firm shall be under a duty to keep confidential any other information obtained from such reports. The fees charged by such accounting firm shall be paid by Eyetech; provided, however, that if such accounting firm determines that Ophthotech underpaid royalties by more than [**] percent ([**]%) of the amount that was due, then the fees charged by such accounting firm shall be paid by Ophthotech. If such accounting firm determines that Ophthotech paid more than the amount properly due in respect of

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any Calendar Quarter, then any excess payments made by Ophthotech shall be credited against future amounts due to Eyetech from Ophthotech, or if no such future amounts are reasonably expected to be due to Eyetech from Ophthotech, then Eyetech shall reimburse Ophthotech for any overpayment by Ophthotech. If such accounting firm concludes that additional royalties were owed during such period, Ophthotech shall pay the additional royalties within [**] days of the date Eyetech delivers to Ophthotech such accounting firm’s written report so correctly concluding.

(h) Ophthotech shall include in each license a provision requiring the Licensee to make reports to Ophthotech, to keep and maintain records of sales made pursuant to such License and to grant access and audit rights to such records by Eyetech’s independent accountant to the same extent required of Ophthotech under this Agreement.

(i) Eyetech shall treat all financial information subject to review under this Section 6.3 or under any license, in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Ophthotech obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

(j) INCOME TAX WITHHOLDING. Where any sum due to be paid to Eyetech hereunder shall be subject to any withholding tax, the Parties shall use all reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable taxation treaty or agreement. In the event there is no applicable taxation treaty or agreement, or if an applicable taxation treaty or agreement reduces but does not eliminate such withholding or similar tax, Ophthotech shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to Eyetech and secure and send to Eyetech the best available evidence of such payment sufficient to enable Eyetech to obtain a deduction for such withheld taxes or obtain a refund thereof including, without limitation, when received a copy of the official tax receipt evidencing payment of such tax to the appropriate taxing authority.

(k) CURRENCY EXCHANGE. In the case of sales outside the United States, royalty payments under this Agreement shall be converted to U.S. dollars at the rate of currency conversion calculated using a simple average of mid-month and month-end rates as published in The Wall Street Journal, New York City Edition for such accounting period, or such other method of conversion as, at such time, is consistent with Ophthotech’s then current methods. Ophthotech shall give Eyetech prompt written notice of any changes to Ophthotech’s customary and usual procedures for currency conversion, which shall only apply after such notice has been delivered and provided that such changes continue to maintain a set methodology for currency conversion in accordance with U.S. GAAP.

(l) BLOCKED PAYMENTS. In the event that, by reason of Applicable Laws in any country, it becomes impossible or illegal for Ophthotech or its Affiliate or Licensee to transfer, or have transferred on its behalf, royalties or other payments to Eyetech, Ophthotech shall promptly notify Eyetech of the conditions preventing such transfer and such royalties or other

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payments shall be deposited in local currency in the relevant country to the credit of Eyetech in a recognized banking institution designated by Eyetech or, if none is designated by Eyetech within a period of [**] days, in a recognized banking institution selected by Ophthotech or its Affiliate or Licensee, as the case may be, and identified in a notice given to Eyetech.

(m) RESOLUTION OF DISPUTES. In the event there is a dispute, claim or controversy relating to any financial obligation by one Party to the other Party pursuant to this Agreement, such Party shall provide such other Party with written notice setting forth in reasonable detail the nature and factual basis for such good-faith dispute and each Party agrees that it shall seek to resolve such dispute within [**] Business Days of the date such written notice is received. Notwithstanding any other provision of this Agreement to the contrary, the obligation to pay any reasonably disputed amount shall not be deemed to have been triggered until such dispute is resolved hereunder, provided that all amounts that are not in dispute shall be paid in accordance with the provisions of this Agreement.

ARTICLE 7

CONFIDENTIALITY AND PUBLICATION

7.1	OBLIGATIONS.

Except upon obtaining the other Party’s prior written consent to the contrary, each Party agrees that it will:

(a) maintain in confidence, and not disclose to any person or entity (except as provided in Section 7.2), the other Party’s Confidential Information for the Term of this Agreement and [**] years thereafter; and

(b) not use such Confidential Information for any purpose except as contemplated in this Agreement.

7.2	AUTHORIZED DISCLOSURES OF CONFIDENTIAL INFORMATION.

(a) PERMITTED PERSONS. Each Party may disclose Confidential Information of the other Party, without such other Party’s prior written consent, to its and its Affiliates’ (or the other Party’s and its Affiliates’) directors, employees, agents, consultants, permitted Licensees, suppliers, and other person or entities who:

(i) need to know such Confidential Information to assist the Party in fulfilling its obligations or exploiting its rights hereunder (or to determine their interest in providing such assistance); and

(ii) are bound by written confidentiality and non-use obligations no less stringent than those contained herein.

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7.3	DISCLOSURES LEGALLY REQUIRED OR NECESSARY.

(a) LEGALLY REQUIRED DISCLOSURES. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, to any person, entity, or government or regulatory authority to the extent that the law or governmental regulation requires such disclosure. In addition, each Party may disclose the other Party’s Confidential Information, without the other Party’s prior written consent, to any person, entity, or government or Regulatory Authority to the extent that such disclosure is necessary for obtaining, maintaining, or amending any Regulatory Materials regarding Product or satisfying any other regulatory obligation regarding such Product.

(b) NOTICE. Prior to disclosing the other Party’s Confidential Information under this Subsection, the disclosing Party, to the extent practicable, will give the other Party a copy of the Confidential Information to be disclosed and provide such Party a reasonable opportunity to comment on the necessity and the text of the proposed disclosure. The disclosing Party agrees to consider such comments in good faith and to reasonably avail itself of available means under the Applicable Law to minimize the disclosure of such Confidential Information.

(c) COURT ORDERS. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, pursuant to an order of a Regulatory Authority or court of competent jurisdiction, provided that it promptly notifies the other Party of the required disclosure in order to provide such Party an opportunity to take legal action to prevent or limit such disclosure and, if asked, reasonably assists the other Party in pursuing such action.

(d) LEGAL ACTIONS. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, as is necessary to pursue or defend against a legal or regulatory action by one Party against the other with respect to this Agreement. A Party disclosing the other Party’s Confidential Information, pursuant to this Subsection, will use reasonable efforts to minimize the disclosure of the other Party’s Confidential Information, including, without limitation, by seeking to file pleadings under seal.

7.4	DISCLOSURE OF THE TERMS OF THE AGREEMENT.

(a) REQUIRED DISCLOSURES. Each Party agrees that it will maintain in confidence, and not disclose, the terms of this Agreement without the prior written consent of the other Party, except as expressly authorized herein. If a Party receives a request from any Governmental Authority for a copy of the Agreement, that Party may provide a copy of the Agreement to such Governmental Authority without advance notice to, or the consent or cooperation of, the other Party, but the disclosing Party must notify the other Party of the disclosure as soon as practicable.

(b) DISCLOSURE TO AUTHORIZED PERSONS. Either Party may disclose information regarding the terms of this Agreement to: (i) its advisers, agents, consultants, permitted Licensees and suppliers who need to know such information to perform

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their contractual obligations to such Party; and (ii) to a Third Party in relation to a due diligence exercise being conducted by such Third Party, who needs to know such information to perform such due diligence, and in relation to (i) and (ii) who agree to be bound by terms of confidentiality and non-use for at least [**] years from the date of disclosure to such Third Party and on other terms at least as strict as those set forth in this Agreement.

(c) DISCLOSURE ON ADVICE OF COUNSEL. If any Party, based on the advice of counsel, determines that a release of information regarding the existence or terms of this Agreement is required by Applicable Law or requirement of an applicable stock exchange or NASDAQ, then prior to any release of such information, that Party will notify the other Party as soon as practicable and provide as much detail as possible in relation to the proposed disclosure and will endeavor in good faith to provide the other Party with a minimum of [**] business days to review and provide comments on the proposed release. The disclosing Party will use its best efforts to incorporate comments of the other Party to the extent consistent with fulfilling its legal obligations.

(d) PUBLICITY. Upon the execution of this Agreement, either Party or both Parties may issue a press release regarding the subject matter of this Agreement. Each Party has the right to review and approve such press release for accuracy and confidentiality prior to its release. After such initial press release, Ophthotech shall be entitled to issue press releases and public announcements relating to the PDGF Program, including Product, without the prior written approval of Eyetech, including without limitation releases and announcements regarding clinical enrollment and Development, regulatory matters, collaborations, partnering or similar transactions, so long as any such releases or announcements do not contain Eyetech’s name or Confidential Information. Following the initial press release, Eyetech may not issue any press releases or public announcements regarding Ophthotech, Products or this Agreement which contains information inconsistent with or in addition to the initial press release, unless Eyetech first receives Ophthotech’s written approval within [**] days of Eyetech submitting the release to Ophthotech. Neither Party shall include the financial or other terms of this Agreement in any such press release or public announcement unless the other Party has previously approved such disclosure in writing, provided that Eyetech may provide Ophthotech with language that reasonably describes Eyetech or the Agreement and may request that Ophthotech include such language in any press release or public announcement that mentions the Agreement, Eyetech or Eyetech’s interest in Products. Notwithstanding the above, either Party may issue any press release or public announcement if the contents of such press release or public announcement were included in the initial press release noted above in this Section 7.4 or have previously been made public other than through a breach of this Agreement by such Party. Once any public statement or disclosure has been approved in accordance with this Section, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

7.5	PUBLICATIONS.

Ophthotech shall inform Eyetech of any publications related to the PDGF Program and/or Products authored by employees or consultants of Ophthotech, its Affiliates or Licensees.

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Eyetech shall be entitled, after the Effective Date, to submit publications relating to its activities on the PDGF Program conducted prior to the Effective Date after obtaining Ophthotech’s approval, which may not be withheld unreasonably. Eyetech shall inform Ophthotech of any publications related to the PDGF Program and/or Products authored by employees or consultants of Eyetech, its Affiliates or Licensees, and, to the extent that such publications relate to Products in the Field, shall submit such publications only after obtaining Ophthotech’s approval, which may not be withheld unreasonably.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

8.1	CORPORATE EXISTENCE AND AUTHORITY.

Each Party hereby represents and warrants to the other Party that, as of the Effective Date, it:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated;

(b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement (without making any representation as to the intellectual property rights); and

(c) has the corporate power and full authority and the legal right to enter into this Agreement and perform the obligations and duties contemplated under this Agreement.

8.2	AUTHORIZED EXECUTION; BINDING OBLIGATION.

Each Party represents and warrants to the other Party that, as of the Effective Date: (i) the execution, delivery, and performance of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on its part; and (ii) this Agreement has been duly executed and delivered by it and constitutes a legal, valid, and binding obligation enforceable against it in accordance with this Agreement’s terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance.

8.3	NO CONFLICTS.

Each Party represents and warrants to the other Party that its execution, delivery, and performance of this Agreement:

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(a) does not contravene any Applicable Laws; and

(b) does not contravene the provisions of, nor constitute a default under, its articles of incorporation or bylaws or any indenture, mortgage, contract or other agreement or instrument to which it is a signatory (including without limitation the Assumed Agreements), or any permit, or governmental authorization or grant.

8.4	ALL CONSENTS AND APPROVALS OBTAINED.

Except as otherwise described in this Agreement, each Party represents and warrants to the other that: (i) all necessary consents, approvals and authorizations of; and (ii) all notices to, and filings by such Party with, all governmental authorities and other persons or entities (including without limitation Archemix and Nektar) required to be obtained or provided by such Party in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those government approvals, if any, not required at the time of execution of this Agreement.

8.5	TRANSFERRED TECHNOLOGY.

Eyetech represents and warrants that:

(a) Schedule 1.1.25 lists all Patents Controlled by Eyetech (and not Ophthotech) as of the Effective Date (but expressly excluding any Assumed Patents) relating to the Compound, including without limitation any such Patents (other than Assumed Patents) claiming the composition of matter or the use of Product;

(b) Eyetech has not granted any license or rights to any Third Party under any of the Transferred Technology. Eyetech is not aware of any claim made against it challenging Eyetech’s Control of the Transferred Technology or making any adverse claim of ownership or license of the Transferred Technology;

(c) neither Eyetech nor any of its Affiliates is or has been a party to any agreement with the U.S. federal government or any of its agencies pursuant to which the U.S. federal government or such agency provided funding for the Development of any Product;

(d) the Eyetech Patents are existing and, to the best of its knowledge, as of the Effective Date: (i) the Eyetech Patents are not invalid or unenforceable, in whole or in part; (ii) there is no claim, litigation or arbitration, either pending or threatened, alleging that any Eyetech Patent is invalid or unenforceable, or has been misused, anywhere in the Territory; and (ii) Eyetech is the sole owner of the Eyetech Patents. Eyetech’s rights under the Transferred Technology are free and clear of any liens, charges and encumbrances. To the best of its knowledge, neither Eyetech nor any of its Affiliates or their respective current or former employees has misappropriated any of the Eyetech Know-How from any Third Party, and Eyetech is not aware of any claim by a Third Party that such misappropriation has occurred;

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(e) No claim of infringement of the Patents, know-how or trademark rights of any Third Party has been made nor, to the best of Eyetech’s knowledge, threatened against Eyetech or any of its Affiliates with respect to the Development, Manufacture or Commercialization of any Product. There are no other claims, judgments or settlements against or owed by Eyetech or any of its Affiliates, or to which Eyetech or any of its Affiliates is a party, or, to the best of Eyetech’s knowledge, pending or threatened claims, litigation or arbitration, in either case relating to any Product;

(f) To the best of its knowledge, Eyetech has made available to Ophthotech all material information in its possession or control relating to the Compound and Product and/or the Development, Manufacture and Commercialization of the Compound and Product as conducted to date by Eyetech, its Affiliates and/or sublicensees, including without limitation copies of the following as received by Eyetech (to the extent there are any in Eyetech’s possession or control):

(i) investigational new drug application and any similar applications filed with an Regulatory Authority outside of the U.S. such as a clinical trial application or clinical trial exemption;

(ii) adverse event reports;

(iii) clinical study reports and material study data; and

(iv) inspection reports, notices of adverse findings, warning letters, other Regulatory Approval filings, minutes of meetings and teleconferences, and letters and other correspondence with the FDA and other Regulatory Authorities;

(g) All of the studies, tests and pre-clinical and clinical trials of Products conducted by Eyetech or its Affiliates or sublicensees prior to the Effective Date have been conducted in material compliance with Applicable Laws. Neither Eyetech nor any of its Affiliates or sublicensees is currently conducting any human clinical trials with respect to any Product;

(h) except for the Archemix Agreement and the Nektar Agreement, there are no agreements as of the Effective Date between Eyetech (or any of its Affiliates) and any Third Party that impose an obligation to pay royalties or other consideration to a Third Party based on sales of Product or that provide any license or other right relating to the Transferred Technology;

(i) Appendix 1 is a true, correct and complete copy of the Archemix Agreement, and Appendix 2 is a true, correct and complete copy of the Nektar Agreement, in each case including all amendments and waivers and consents granted or obtained pursuant to such of the Assumed Agreements, and, in the case of Appendix 2, including the Prior Agreement and the Quality Agreement (as such terms are defined in the Nektar Agreement);

(j) No event has occurred, nor to the best of Eyetech’s knowledge, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute

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a default or a basis for a claim of force majeure or other claim of excusable delay or non-performance under any Assumed Agreement, in each case by Eyetech, or that would give any other party the right to cancel, terminate or modify any of the Assumed Agreements. To the best of Eyetech’s knowledge, neither Archemix, with respect to the Archemix Agreement, nor Nektar, with respect to the Nektar Agreement, is in default in the performance of any covenant or condition thereunder or has failed in performance thereunder by reason of a claim of force majeure or other claim of excusable delay or non-performance thereunder. There are no obligations of Eyetech arising but unfulfilled on or prior to the Effective Date under or relating to the Assumed Agreements, and Eyetech has received no notice of any breach or other default pursuant to the Archemix Agreement or the Nektar Agreement. The Assumed Agreements remain in full force an effect, except that the Research Program (as defined in the Archemix Agreement) was terminated effective by mutual agreement of Eyetech and Archemix as of April 19, 2006. Prior to the termination of such Research Program, OSI exercised its option in accordance with Section 3.3 of the Archemix Agreement with regard to clinical compound E10030. The clinical compound E10030 and the compound ARC404 were the only Lead Compound and Back-Up (as such terms are defined in the Archemix Agreement) identified during such Research Program prior to its termination and, as of the Effective Date. Eyetech has not abandoned either E10030 or ARC404, and has fulfilled in all material respects all of its obligations under the Archemix Agreement with regard to E10030 and ARC404 including without limitation compliance with its diligence obligations under Section 4.8 of the Archemix Agreement, and has paid all of the milestone payments that are due Archemix. Eyetech has fulfilled in all material respects all of its obligations under the Nektar Agreement with regard to E10030 including without limitation compliance with its diligence obligations under Section 3.7 of the Nektar Agreement and has paid all milestone payments that are due Nektar as of the Effective Date. Eyetech has paid Archemix $250,000 upon E10030 becoming a Lead Compound and $500,000 upon E10030 becoming a Development Compound (as such terms are defined in the Archemix Agreement), and has paid Nektar $250,000 upon the first delivery of a shipment of Reagent (as such term is defined in the Nektar Agreement). All conditions under Section 3.3 of the Nektar Agreement relating to the availability of the Licenses (as such term is defined in the Nektar Agreement) to Eyetech under Sections 3.1.1 and 3.1.2 of the Nektar Agreement have been satisfied. Eyetech has not assigned to any other party any rights with respect to the Assumed Agreements; and

(k) Eyetech and its Affiliates and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, except for a fee payable to Lazard Freres & Co. LLC, which will be paid in full by Eyetech.

8.6	NO DEBARMENT.

Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Ophthotech nor any of its Affiliates will use in any capacity, in connection with the Development, Manufacture or Commercialization of any Product, any person or entity who has been debarred pursuant to Section 306 of the FD&C Act, or who is the subject of a conviction described in such section.

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8.7	DISCLAIMER OF IMPLIED WARRANTIES.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE AND OF NON-INFRINGEMENT. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO ANY PRODUCT WILL BE ACHIEVED; PROVIDED THAT NOTHING IN THIS SECTION 8.7 SHALL BE CONSTRUED AS LIMITING OPHTHOTECH’S OBLIGATIONS UNDER SECTION 3.3 HEREIN.

8.8	LIMITATION OF LIABILITY.

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 8 WITH RESPECT TO THIRD PARTY CLAIMS.

8.9	GUARANTEE OF PERFORMANCE OF AFFILIATES.

Each Party absolutely, unconditionally and irrevocably guarantees to the other Party, prompt performance when due and at all times thereafter of the liabilities (including, without limitation, indemnity obligations and liabilities), obligations, covenants, warranties, representations and undertakings (collectively, the “Liabilities”) of its Affiliates pursuant to this Agreement, and any and all modifications and amendments thereof.

ARTICLE 9

INDEMNIFICATION

9.1	INDEMNIFICATION OBLIGATIONS.

(a) OPHTHOTECH’S OBLIGATION. Ophthotech will defend, indemnify, and hold harmless Eyetech, Eyetech’s Affiliates, and the respective directors, officers, shareholders, employees, and agents of Eyetech and Eyetech’s Affiliates (“Eyetech Indemnitees”), from and against any and all liabilities, damages, losses, penalties, fines, costs, interest, and expenses, including, without limitation, reasonable attorneys’ fees, (“Damages”)

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arising from or occurring as a result of a Third Party’s claim, action, suit, judgment, or settlement against an Eyetech Indemnitee that is due to or based upon:

(i) any breach by Ophthotech of an obligation, agreement, condition, covenant, representation, or warranty of Ophthotech under this Agreement;

(ii) any negligent or more culpable act or omission of Ophthotech or an Ophthotech Affiliate, Licensee, or contractor or their respective directors, officers, shareholders, employees, and agents related to this Agreement ((i) and (ii) each, a “Eyetech Third Party Claim”);

(iii) any product liability or other Third Party claim in connection with any claims, suits, liabilities, etc. arising out of the Manufacture, promotion, import/export, sale or use of Product by Ophthotech or an Ophthotech Affiliate, Licensee, or contractor or their respective directors, officers, shareholders, employees and agents; or

(iv) upon a reversion of the Reversion Rights to Eyetech pursuant to Section 11.4(a), any failure of Ophthotech to Manufacture the Product in accordance with the specifications of the Product as in effect at the time of such reversion, subject to such modifications as the Parties may agree, acting in good faith;

provided, however, that Ophthotech will not be obligated to indemnify or hold harmless Eyetech Indemnitees from Damages from an Eyetech Third Party Claim to the extent that such Damages are finally determined to have resulted from the negligent (or more culpable) act or omission of an Eyetech Indemnitee or any breach by Eyetech of an obligation, agreement, condition, covenant, representation, or warranty of Eyetech under this Agreement.

(b) EYETECH’S OBLIGATION. Eyetech will defend, indemnify, and hold harmless Ophthotech, Ophthotech’s Affiliates and Licensees, and the respective directors, officers, shareholders, employees, and agents of Ophthotech and Ophthotech’s Affiliates (“Ophthotech Indemnitees”), from and against any and all Damages arising from or occurring as a result of a Third Party’s claim, action, suit, judgment, or settlement against an Ophthotech Indemnitee that is due to or based upon:

(i) any breach by Eyetech of an obligation, agreement, condition, covenant, representation, or warranty of Eyetech under this Agreement;

(ii) any negligent or more culpable act or omission of Eyetech or an Eyetech Affiliate or their respective directors, officers, shareholders, employees, and agents related to this Agreement prior to the Closing Date ((i) and (ii) each, a “Ophthotech Third Party Claim”); or

(iii) in the event that the Reversion Rights revert to Eyetech pursuant to Section 11.4(a) below, but subject to Ophthotech’s indemnification obligation under Section 9.1(a)(iv) above, any product liability or other Third Party claim in connection with any claims,

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suits, liabilities, etc. arising out of the Manufacture, promotion, import/export, sale or use of Product by Eyetech or an Eyetech Affiliate, licensee, sublicensee or contractor or their respective directors, officers, shareholders, employees and agents;

provided, however, that Eyetech will not be obligated to indemnify or hold harmless Ophthotech Indemnitees from Damages from an Ophthotech Third Party Claim to the extent that such Damages are finally determined to have resulted from the negligent (or more culpable) act or omission of an Ophthotech Indemnitee or any breach by Ophthotech of an obligation, agreement, condition, covenant, representation, or warranty of Ophthotech under this Agreement.

9.2	INDEMNIFICATION PROCEDURES.

(a) NOTICE. Promptly after an Eyetech Indemnitee or an Ophthotech Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Eyetech Third Party Claim or Ophthotech Third Party Claim, as the case may be (an “Action”), such Indemnitee shall give written notice of the Action to the Party to whom the Indemnitee is entitled to look for indemnification pursuant to this Article 9 (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

(b) DEFENSE. Upon receipt of notice under Section 9.2(a) from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Action. The Indemnifying Party will promptly (and in any event not more than [**] days after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Action pursuant to this Article 9 and of its intention to either compromise or defend such Action. Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable costs of investigation and cooperation. However, the Indemnitee will have the right to employ separate counsel and to control the defense of an Action (and the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such counsel) if:

(i) the use of the counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest;

(ii) the actual or potential defendants in, or targets of, such Action include both the Indemnifying Party and the Indemnitee, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to assume the defense of such Action on the Indemnitee’s behalf);

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(iii) the Indemnifying Party does not employ counsel satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after the Indemnitee’s notice of such Action;

(iv) the Indemnifying Party denies or fails to timely admit its obligation to defend and indemnify the Action; or

(v) in the reasonable opinion of counsel to the Indemnitee, the claim could result in the Indemnitee becoming subject to injunctive relief or relief other than the payment of Damages that could have a materially adverse effect on the ongoing business of the Indemnitee;

provided, however, that in no event shall the Indemnifying Party be obligated to bear the fees, costs and expenses of more than one (1) separate counsel for all of the other Party’s Indemnitees in such Action.

(c) COOPERATION. The Indemnitee will cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of an Action. The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnitee is not participating in the defense of such Action) and conduct the defense of such Action in a prudent manner. If the Indemnitee assumes the defense of an Action pursuant to this Section 9.2, the Indemnitee will keep the Indemnifying Party informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnifying Party is not participating in the defense of such Action) and conduct the defense of such Action in a prudent manner.

(d) SETTLEMENT. If an Indemnifying Party assumes the defense of an Action, no compromise or settlement of such Action may be effected by the Indemnifying Party without the Indemnitee’s written consent (which consent will not be unreasonably withheld or delayed), unless: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnitee’s rights under this Agreement are not adversely affected. If the Indemnifying Party fails to assume defense of an Action within a reasonable time, the Indemnitee may settle such Action on such terms as it deems appropriate with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld), and Indemnifying Party will be obligated to indemnify the Indemnitee for such settlement as provided in this Article 9.

9.3	INDEMNIFICATION PAYMENT ADJUSTMENTS.

(a) INSURANCE PROCEEDS OR OTHER RECOVERY. The amount of any Damages for which indemnification is provided under this Article 9 will be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnitee with respect to any Damages. However, an Indemnitee does not have an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder.

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(b) REFUND. If an Indemnitee receives a payment pursuant to this Article 9 and subsequently receives insurance proceeds or other amounts with respect to the same Damages, the Indemnitee will pay to the Indemnifying Party an amount equal to the difference (if any) between: (i) the sum of the insurance proceeds received, other amounts received, and the indemnification amount received from the Indemnifying Party pursuant to this Article 9; and (ii) the amount necessary to fully and completely indemnify and hold harmless the Indemnitee from and against such Damages. However, in no event will such refund ever exceed the Indemnifying Party’s payment to the Indemnitee under this Article 9.

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9.4	INDEMNIFICATION PAYMENT.

Any amount owed by an Indemnitee to a Third Party, for which the Indemnifying Party has an obligation under this Article 9 to indemnify, will be due from the Indemnifying Party when such amount is owed by the Indemnitee to the Third Party, whether upon entry of judgment, upon settlement, or otherwise.

9.5	INSURANCE.

Ophthotech shall maintain adequate and appropriate insurance or self-insurance (including commercial general liability insurance covering product liability claims) with respect to its activities and indemnity obligations under this Agreement during the Term and for a period of [**] years thereafter. Without limiting the generality of the preceding sentence, prior to the first enrollment in a clinical trial sponsored by Ophthotech of Product, Ophthotech shall initiate, and thereafter shall maintain during the Term and for a period of [**] years thereafter, a products liability insurance program with respect to the Product in amounts consistent with standard industry practice with respect to Product (but in no event having limits less than $[**] per claim and $[**] annual aggregate) and will name Eyetech as an additional insured with respect to such insurance. Ophthotech will provide certificates of insurance (or evidence of self-insurance) evidencing such coverage to Eyetech. In the events that the rights transferred hereunder revert to Eyetech pursuant to Section 11.4 hereof, the obligations set forth in this Section 9.5 shall be undertaken by Eyetech for the benefit of Ophthotech.

9.6	SURVIVAL.

The provisions of this Article 9 will survive any termination or expiration of this Agreement. Each Indemnitee’s rights under this Article 9 will not be deemed to have been waived or otherwise affected by such Indemnitee’s waiver of the breach of any obligation, agreement, condition, covenant, representation, or warranty contained in, or made pursuant to, this Agreement, unless such waiver expressly (and in writing) also waives any or all of the Indemnitee’s rights under this Article 9.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1	PATENT EXPENSES.

Ophthotech shall be responsible for all Patent Expenses relating to the PDGF Program from and after the Closing Date.

10.2	IMPROVEMENTS.

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The entire right, title, and interest in and to all Improvements developed by employees, consultants or agents of Ophthotech during the Term will be the sole and exclusive property of Ophthotech.

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10.3	OBLIGATIONS UNDER ASSUMED AGREEMENTS.

Ophthotech’s obligations under this Article 10 with respect to the Eyetech Patents shall be in addition to, and not in lieu of, any obligations that it may have under the Assumed Agreements with respect to Assumed Patents.

ARTICLE 11

TERM AND TERMINATION

11.1	TERM; TERMINATION PRIOR TO CLOSING.

(a) This Agreement will remain in effect until Ophthotech ceases to have any financial obligations to Eyetech under Article 6 hereof (the “Term”). Thereafter, the rights granted to Ophthotech under Article 2 hereof shall become perpetual and fully paid-up.

(b) This Agreement may, by notice given prior to or at the Closing, be terminated:

(i) by either Ophthotech or Eyetech if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived;

(ii) by Ophthotech if any of the conditions in Section 2.4 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Ophthotech to comply with its obligations under this Agreement) and Ophthotech has not waived such condition on or before the Closing Date; or (ii) by Eyetech, if any of the conditions in Section 2.5 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Eyetech to comply with its obligations under this Agreement) and Eyetech has not waived such condition on or before the Closing Date;

(iii) by mutual consent of the Parties; or

(iv) by either Ophthotech or Eyetech if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 2007, or such later date as the parties may agree upon.

(c) Each party’s right of termination under Section 11.1(b) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination under Section 11.1(b) will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1(b), all further obligations of the Parties under this Agreement will terminate, except that the obligations in Article 7 will survive; provided, however, that if this Agreement is terminated by a Party under Section 11.1(b) because of the breach of the Agreement

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by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

11.2	TERMINATION FOR INSOLVENCY OR BREACH.

Each Party shall have the right to terminate this Agreement upon ninety (90) days’ written notice to the other Party upon the occurrence of any of the following after the Closing Date:

(a) INSOLVENCY. In the event that the other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding or action remains undismissed or unstayed for a period of more than ninety (90) days; or

(b) BREACH. Upon or after the material breach of any provision of this Agreement by the other Party (other than in relation to a breach of Section 3.3 for which the provisions of Section 3.3(c) shall apply) and if the breaching Party has not cured such breach within the [**] day period following written notice of termination by the non-breaching Party. Notwithstanding the foregoing, in the event of a non-monetary default, if the default is not reasonably capable of being cured within the [**] day cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, the cure period shall be extended and the notifying Party may not terminate this Agreement; provided, however, that no such extension shall exceed [**] days without the consent of the notifying Party. Further, in the event of a good faith dispute as to whether performance has been made by either Party pursuant to this Agreement, the relevant cure period with respect thereto shall be tolled pending resolution of such dispute in accordance with the applicable provisions of this Agreement. The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

11.3	TERMINATION FOR OPHTHOTECH NON-COMPLIANCE WITH FINANCIAL OBLIGATIONS.

Notwithstanding the provisions of Section 11.2, in the event that Ophthotech fails to comply with any financial obligations arising under Article 6 after the Closing Date, Eyetech shall be entitled to terminate this Agreement on [**] days written notice to Ophthotech, unless Ophthotech cures such failure within such notice period. Further, in the event of a good faith dispute as to whether failure of such a financial obligation has occurred, the cure period with respect thereto shall be tolled pending resolution of such dispute in accordance with the applicable provisions of this Agreement.

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11.4	EFFECT OF TERMINATION; SURVIVING OBLIGATIONS.

(a) REVERSION OF RIGHTS TO EYETECH. Upon termination of this Agreement by Eyetech as a result of a breach under Section 3.3(c) hereof, Ophthotech shall automatically grant, assign and transfer the following rights to Eyetech (the “Reversion Rights”):

(i) all of Ophthotech’s right, title and interest in the Transferred Technology and Eyetech shall assume all obligations and liabilities thereunder; provided, however, that Eyetech shall not assume any obligations or liabilities arising but unfulfilled on or prior to the termination date of this Agreement under or relating to the Transferred Technology (including, without limitation, under any Assumed Agreements);

(ii) all of Ophthotech’s right, title and interest in any Licenses to Eyetech, and Eyetech shall assume all obligations thereunder; provided that Eyetech shall not assume any obligations arising but unfulfilled on or prior to the termination date of this Agreement under or relating to the Licenses; and

(iii) an exclusive (even as to Ophthotech), perpetual, royalty free, fully paid-up license under the Ophthotech Rights (including, without limitation, the Ophthotech Improvements) to research, develop, make, have made, use, sell, have sold, offer for sale and import/export Products in the Field in the Territory.

In addition, Ophthotech shall: (A) transfer to Eyetech as soon as reasonably practicable all Ophthotech Know-How as may be necessary to enable Eyetech to practice the Reversion Rights, as applicable; (B) transfer and assign to Eyetech all of its right, title and interest in and to all INDs and NDAs with respect to Product (including all foreign equivalents thereof), all Regulatory Approvals with respect to Product, the Regulatory Materials (to the extent Controlled by Ophthotech) and all drug dossiers and master files with respect to Product; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the assignment and transfer of the Reversion Rights to Eyetech, including, without limitation, execute and deliver one or more patent assignments with respect to the Eyetech Patents.

(b) MANUFACTURE AND SUPPLY OF PRODUCTS. To the extent Ophthotech or its Affiliates are engaged directly in the Manufacture of Product as of the date notice of termination is given, upon Eyetech’s request, Ophthotech shall Manufacture and supply Product to Eyetech from the effective date of such termination until such time as Eyetech is able to secure an equivalent alternative commercial manufacturing source and such site is qualified by the FDA, as requested by Eyetech or until [**] months from the effective date of termination, whatever is earlier, and upon such further customary terms and conditions as the Parties shall negotiate in good faith. To the extent that Ophthotech or its Affiliates are not engaged directly in the Manufacture of Product as of the date notice of termination is given, upon Eyetech’s request, as of the effective date of such termination, all Third Party Manufacturing contracts to which Ophthotech or any of its Affiliates are a party shall be assigned to Eyetech to the extent that they relate to the Manufacture of Product, and in the event that assignment is not or cannot be

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undertaken, Ophthotech shall use its commercially reasonable efforts to ensure that the rights and benefits under such Third Party Manufacturing contracts shall be transferred to Eyetech. Further, upon Eyetech’s request, Ophthotech shall provide such technical assistance as Eyetech may reasonably request to facilitate the transfer of Product Manufacturing responsibility to Eyetech or its designee. All Product supplied to Eyetech by Ophthotech pursuant to this Section 11.4(b) shall be supplied at the same price at which Ophthotech supplied Product to Third Parties, their Affiliates or Licensees for resale immediately prior to such termination, subject to annual adjustment in accordance with the annual percentage change in the Pharmaceutical Producer Price Index (U.S. Bureau of Labor Statistics) on each anniversary of the effective date of such termination. With regard to all Product supplied to Eyetech by Ophthotech pursuant to this Section 11.4(b), Section 9.1(a)(iii) (indemnification by Ophthotech for products liability claims) shall not apply.

(c) SURVIVING OLIGATIONS. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Articles 1 and 9 and Sections 3.4, 7.1, 7.2, 7.3, 7.4, 11.1, 11.4, 11.5, 11.6, 13.5, 13.6, 13.7 and 13.14.

(d) RETURN OF CONFIDENTIAL INFORMATION. Within [**] days following the expiration or termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of the other Party in its possession of which it is not entitled to retain hereunder.

11.5	NON-EXCLUSIVE RIGHTS.

The foregoing rights and remedies of the Parties set forth in Sections 11.2, 11.3, 11.4, 11.5 and 11.6 are non-exclusive and without prejudice to any rights that either Party may have arising under Applicable Law or equity.

11.6	RIGHTS IN BANKRUPTCY.

All rights and licenses granted under or pursuant to this Agreement by Eyetech and Ophthotech are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “Intellectual Property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it: (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written

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request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement; or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. Each Party acknowledges that (i) copies of research data, (ii) laboratory samples, (iii) product samples and inventory, (iv) formulas, (v) laboratory notes and notebooks, (vi) data and results related to clinical trials, (vii) regulatory filings and approvals, (viii) rights of reference in respect of regulatory filings and approvals, (ix) pre-clinical research data and results, and (x) marketing, advertising and promotional materials, constitute “embodiments” of Intellectual Property pursuant to Section 365(n) of the Bankruptcy Code.

ARTICLE 12

DISPUTE RESOLUTION

12.1	DISPUTES.

The Parties acknowledge that disputes as to certain matters may from time to time arise which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Section 12.2 if and when such a dispute arises between the Parties.

12.2	PROCEDURES.

(a) DISCUSSIONS BETWEEN THE PARTIES. If any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Claim”), arises between the Parties and the Parties cannot resolve the dispute within [**] days of a written request by either Party to the other Party, the Parties agree to refer the Claim to an executive officer of each of Ophthotech and Eyetech for resolution. If, after an additional [**] days, such officers have not succeeded in negotiating a resolution of the dispute, then, upon the written request of either Party, such dispute shall be submitted to non-binding arbitration to be facilitated by a mutually agreeable arbitrator with prior experience as an executive in the pharmaceutical industry.

(b) ARBITRATION. Subject to Section 12.2(c), the Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be resolved through binding arbitration. If the dispute arises between the Parties, and if such dispute cannot be resolved pursuant to Section 12.1 above, any unresolved controversy or claim between the Parties shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as presently in effect, except as modified herein. Each such arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with the Commercial Arbitration Rules as presently in effect; provided that at least one (1) such arbitrator shall have had, by the time of the

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actual arbitration, at least ten (10) years of experience as an attorney and experience in the pharmaceuticals industry so as to better understand the legal, business and scientific issues addressed in the arbitral proceeding. A reasoned arbitration decision shall be rendered in writing within [**] days of the conclusion of the arbitration hearing and shall be binding and not be appealable to any court in any jurisdiction. The prevailing Party may enter such decision in any court having competent jurisdiction. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted at the location of the Party not originally requesting the resolution of the dispute. Each Party must bear its own attorneys’ fees and associated costs and expenses. The arbitrators shall have the authority to grant specific performance and allocate costs between the Parties (excluding attorney’s fees).

(c) DETERMINATION OF PATENTS AND OTHER INTELLECTUAL PROPERTY. Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to a Party’s Patents shall be submitted exclusively to federal court.

(d) INJUNCTIVE RELIEF. Nothing in this Section 12.2 shall prohibit any Party from seeking immediate injunctive or other relief if such Party reasonably believes that it will suffer irreparable harm from the actions of the other.

ARTICLE 13

MISCELLANEOUS

13.1	FORCE MAJEURE.

Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, or acts of God. Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practicable and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

13.2	ASSIGNMENT.

This Agreement will inure to the benefit and be binding upon each Party, its successors and assigns. Ophthotech may not assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of Eyetech; provided, however, that Ophthotech may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate of Ophthotech and/or in connection with a merger or sale or transfer of all or substantially all of Ophthotech’s business or assets to which this Agreement relates. Eyetech may freely assign or

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transfer this Agreement, or any of its rights and obligations hereunder, to an Affiliate or any Third Party. A Party shall promptly provide written notice of any permitted assignment to the other Party. Any attempted assignment not in accordance with this Section 13.2 will be void. For clarity, this Section 13.2 does not in any way limit Ophthotech’s right to grant licenses as set forth in Section 2.2.

13.3	FURTHER ASSURANCES.

The Parties intend that this Agreement contain all consents, licenses and authorizations from one Party to the other necessary to enable each Party to perform its obligations hereunder. In the event any further such consents, licenses or authorizations are necessary, each Party agrees to take such further actions and execute such further agreements as may be reasonably necessary to carry out the intent and purposes of this Agreement.

13.4	SEVERABILITY.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect (a “Severed Clause”), the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The Parties will in such an instance use their reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practicable, provide a reasonable substitute for the Servered Clause in view of the intent of this Agreement.

13.5	NOTICES.

All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile to current a fax number for the recipient (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Eyetech, to:	(OSI) Eyetech, Inc.
c/o OSI Pharmaceuticals, Inc.
41 Pinelawn Road
Melville, New York 11747
Attention: General Counsel
Fax No.: (631) 752-3869

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if to Ophthotech, to:	Ophthotech Corporation
66 Witherspoon Street
Princeton, New Jersey 08542
Attention: Samir Patel
Fax No.: (773) 442-0404

with a copy to:	Faber Daeufer & Rosenberg PC
950 Winter Street, Suite 4500
Waltham, MA 02451
Attention: Joseph L. Faber
Fax No.: (781) 795-4747

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile or e-mail on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

13.6	APPLICABLE LAW.

The Agreement will be governed by and construed in accordance with the laws of the State of New York, excluding: (a) its conflict of laws principles; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

13.7	JURISDICTION.

The Parties hereby submit to the exclusive jurisdiction of the courts of the U.S. federal or New York state courts within the New York counties of New York or Nassau, and the Parties hereby submit to, and waive any objection to, personal jurisdiction and venue in such courts for such purpose.

13.8	ENTIRE AGREEMENT.

This Agreement contains the entire understanding of the Parties with respect to the PDGF Program and the Manufacture and Commercialization of Product. All express or implied agreements and understandings, either oral or written, heretofore made by the parties on the same subject matter are expressly superseded by this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

13.9	HEADINGS.

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The captions to the several Articles and Sections hereof are not a part of the Agreement nor affect the interpretation of any of its provisions, but are merely a convenience to assist in locating and reading the several Articles and Sections hereof.

13.10	INDEPENDENT CONTRACTORS.

It is expressly agreed that Eyetech and Ophthotech will be independent contractors and that the relationship between the two parties will not constitute a partnership, joint venture or agency. Neither Eyetech nor Ophthotech will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other Party.

13.11	WAIVER.

The waiver by either Party hereto of any right hereunder, or the failure to perform, or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

13.12	NO THIRD PARTY BENEFICIARIES.

This Agreement is neither expressly nor impliedly made for the benefit of any Person other than the Parties.

13.13	COUNTERPARTS; ELECTRONIC SIGNATURES.

The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument even if both parties have not executed the same counterpart. Signatures provided by facsimile transmission or email shall be deemed to be original signatures.

13.14	WAIVER OF RULE OF CONSTRUCTION.

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

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IN WITNESS WHEREOF, the parties have executed this Divestiture Agreement as of the Effective Date.

OPHTHOTECH CORPORATION		(OSI) EYETECH, INC.

By:	/s/ Samir Patel	By:	/s/ Michael G. Atieh

Name:	Samir Patel	Name:	Michael G. Atieh
Title:	President and Chief Executive Officer	Title:	Vice President

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EXHIBIT A

PATENT ASSIGNMENT

FORM OF PATENT ASSIGNMENT

WHEREAS, (OSI) EYETECH, INC., a corporation of the state of Delaware, having its principal place of business at 41 Pinelawn Road, Melville, New York 11747 U.S.A. (hereinafter designated as the Undersigned) have the entire right, title and interest in patent applications (“applications”) and inventions (“inventions”) disclosed therein, and in and to any patent(s), inventor’s certificates, and other forms of protection (“patents”) that may be granted therefore in all countries of the world, including the United States of America on the attached “SCHEDULE X” that have been filed; and

WHEREAS, XXX, a corporation of the state of XXX, having its principal place of business at XXX (hereinafter designated as the Assignee) wishes to acquire the entire right, title and interest in and to the applications, and in and to any patent(s) that may be granted from the applications thereof in all countries of the world, including the United States of America as listed on the attached “SCHEDULE X”;

NOW THEREFORE, for valuable consideration to the Undersigned, the receipt and adequacy of which from the Assignee is hereby acknowledged, the Undersigned hereby sell, assign, transfer and convey unto the Assignee, its lawful successors and assigns the entire and exclusive right, title and interest (a) in and to said applications and said inventions; (b) in and to all rights to apply for foreign patents on said inventions pursuant to the International Convention for the Protection of Industrial Property or otherwise; (c) in and to any and all applications filed and any and all patents granted on said inventions in the United States or any foreign country, including each and every application filed and each and every patent granted on any application which is a divisional, substitution, continuation, or continuation-in-part of any of said applications; and (d) in and to each and every reissue or extensions of any of said patents.

The Undersigned hereby covenant and agree to cooperate with said Assignee to enable said Assignee to enjoy to the fullest extent the right, title and interest herein conveyed in the United States and foreign countries. Such cooperation by said Undersigned shall include prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, specifications, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by said Assignee (a) for perfecting in said Assignee the right, title and interest herein conveyed; (b) for prosecuting any of said applications; (c) for filing and prosecuting substitute, divisional, continuing or additional applications covering said inventions; (d) for filing and prosecuting applications for reissuance of any said patents; (e) for interference or other priority proceedings involving said inventions; and (f) for legal proceedings involving said inventions and any applications therefor and any patents granted thereon, including without limitation reissues and reexaminations, opposition proceedings, cancellation proceedings, priority contests, public use proceedings, infringement actions and court actions.

The Undersigned agree to perform all affirmative acts, including testifying in any legal proceeding or executing any document with respect to the rights, title, and interest herein conveyed in U.S. and foreign countries, which may be necessary to obtain and maintain proper patent protection in any country for the Assignee and to vest all rights in such patent(s) to the Assignee as fully and entirely as would have been held by the Undersigned if this Assignment and sale had not been made; and to communicate to the Assignee, their successors and assigns, any facts known to us with respect to said applications, inventions, and patents.

The Undersigned hereby authorize and request the Patent and Trademark Office Officials in the United States of America and in any other countries to issue any and all Patents resulting from the applications, or any regular, continuing, continuation-in-part, divisional, conversion, re-examination or reissue applications thereof to the Assignee, as Assignee of the entire interest, listed on EXHIBIT A; (Undersigned hereby authorizes attorney to fill in regular, continuing, and divisional application number(s) when known) and hereby covenants that the Undersigned have the full right to convey the entire interest herein assigned, and that have not executed, and will not execute, any agreement in conflict therewith.

The terms and covenants of this assignment shall inure to the benefit of said Assignee, its successors, assigns and other legal representatives, and shall be binding upon said Undersigned, their respective heirs, legal representatives and assigns.

The Undersigned hereby covenant that no assignment, sale, agreement or encumbrance has been or will be made or entered into which would conflict with this agreement.

For (OSI) EYETECH: SIGNATURE:

Name
Position:

Place of Signing:	Melville, New York U.S. A.

On this date,                     , the above-named inventor(s) personally appeared before me and executed this document and acknowledged his/her free acts and deeds in and for the purpose set forth in this document.

Notary Public (or Witness outside the U.S.)

My Commission Expires:

For XXX: SIGNATURE:

Name:
Position:

Place of Signing:

On this date,                     , the above-named inventor(s) personally appeared before me and executed this document and acknowledged his/her free acts and deeds in and for the purpose set forth in this document.

Name of Witness

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EXHIBIT B

INITIAL PLAN

EXHIBIT C

EQUITY AGREEMENTS

OPTHOTECH CORPORATION

JUNIOR SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS JUNIOR SERIES A PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of                 , 2007, by and between Opththotech Corporation, a Delaware corporation (the “Company”), and (OSI) Eyetech, Inc. (the “Purchaser”).

The parties agree as follows:

3.1 Sale of Stock. The Company hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase an aggregate of 3,000,000 shares of the Company’s Junior Series A Preferred Stock, par value $0.001 per share (the “Shares”), at a purchase price of $1.00 per share, for an aggregate purchase price of $3,000,000.00 (the “Purchase Price”).

3.2 Payment of Purchase Price and Issuance of Stock Certificate. The payment of the Purchase Price shall be deemed paid by the execution and performance of Purchaser’s obligations pursuant to that certain [License Agreement] dated as of July     , 2007, by and between the Company and Purchaser. The Company shall issue to Purchaser a stock certificate representing the Shares being purchased under the terms of this Agreement.

3.3 Investment Representations. In connection with the purchase of the Shares, Purchaser represents to the Company the following:

3.4 Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is purchasing the Shares for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

3.5 Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

3.6 Purchaser further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Shares. Purchaser understands that the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel in a form satisfactory to the Company.

3.7 Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

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3.8 Stock Certificate Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legends:

3.9 THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

3.10 Any legend required by any applicable state securities laws.

3.11 General Provisions.

3.12 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to principles relating to conflicts of law.

3.13 Notice. Any notice, demand or request required or permitted to be given by either the Company or Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the United States mail, first class with postage prepaid, and addressed to the party at the address of the party set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

3.14 Assignability. The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company and any purported transfer otherwise shall be null and void.

3.15 Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

3.16 Counterparts. This Agreement may be executed in counterparts and signatures may be delivered via facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

3.17 Titles. The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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3.18 Severability. If one more provisions of this Agreement are held to be unenforceable, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision we so excluded and shall be enforceable in accordance with its terms.

3.19 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. Any and all other written or oral agreements existing between the parties hereto are expressly cancelled.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

OPHTHOTECH CORPORATION

By
Title:

Address:

(OSI) EYETECH, INC.

By: Paul G. Chaney
Title: President

Address:

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JUNIOR SERIES A PREFERRED RIGHTS AGREEMENT

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7.9	Dispute Resolution	9
7.10	Delays or Omissions	9

Schedule A - Investors

Schedule B - Junior Series A Preferred Holders

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JUNIOR SERIES A PREFERRED RIGHTS AGREEMENT

THIS JUNIOR SERIES A PREFERRED RIGHTS AGREEMENT (“Agreement”) is made as of the [    ] day of [                ], 2007, by and among Ophthotech Corporation, a Delaware corporation (the “Company”), each of the purchasers of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) listed on Schedule A hereto (the “Investors”) and each of the holders of the Company’s Junior Series A Preferred Stock (the “Junior Series A Preferred Stock”) listed on Schedule B hereto (the “Junior Series A Preferred Holders”).

RECITALS

WHEREAS, the Company and the Junior Series A Preferred Holders are party to that certain [license agreement] dated as of July     , 2007 (the “License Agreement”).

WHEREAS, in order to induce the Junior Series A Preferred Holders to enter into the License Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Junior Series A Preferred Holders to maintain their pro rata ownership interest in connection with future equity offerings by the Company and to participate along with the Investors under certain circumstances if the Investors propose to sell shares of the Series A Preferred Stock.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “Board” means the Company’s board of directors.

1.3 “Capital Stock” means (a) shares of Common Stock and Series A Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Junior Series A Preferred Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Junior Series A Preferred Investor (or any other calculation based thereon), all shares of Series A Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

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1.4 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.5 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.8 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities (but excluding Exempted Securities (as defined in the Company’s Certificate of Incorporation) and securities issued in connection with a joint venture, corporate partnering transaction or licensing arrangement approved by the Board of Directors of the Corporation, including a majority of the Series A Directors (including, but not limited to, licenses contemplated by Section 1.3 of the Purchase Agreement)).

1.9 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.10 “Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Investors (other than an exempt transfer pursuant to Section 4).

1.11 “Proposed Transfer Notice” means written notice from an Investor setting forth the terms and conditions of a Proposed Transfer.

1.12 “Prospective Transferee” means any person to whom an Investor proposes to make a Proposed Transfer.

1.13 “Purchase Agreement” means that certain Series A Preferred Stock Purchase Agreement among the Company and the Investors of even date herewith.

1.14 “Qualified Public Offering” means the closing of the sale of shares of the Company’s Common Stock to the public at a price of at least $[**] per share (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), in an underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $[**] of proceeds, net of the underwriting discount and commissions, to the Corporation.

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1.15 “Right of Co-Sale” means the right, but not an obligation, of a Junior Series A Preferred Holder to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.16 “SEC” means the Securities and Exchange Commission.

1.17 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.18 “Transfer Stock” means shares of Series A Preferred Stock owned by an Investor, or issued to an Investor after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock.

2. Rights to Future Stock Issuances.

2.1 Right of First Offer.

(a) Subject to the terms and conditions of this Section 2.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall give notice (the “Offer Notice”) to each Junior Series A Preferred Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Junior Series A Preferred Holder may elect to purchase or otherwise acquire, at the price per share specified in the Offer Notice, up to that number of shares of a new series of junior preferred stock (the “New Junior Preferred Stock”) which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Junior Series A Preferred Stock and any other Derivative Securities then held, by such Junior Series A Preferred Holder bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). Each such election shall be accompanied by a representation letter that such Junior Series A Preferred Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The New Junior Preferred Stock shall have the same rights, preferences and privileges as the Junior Series A Preferred Stock, except that the Original Issue Price of the New Junior Preferred Stock shall be equal to the price per share set forth in the Offer Notice. The closing of any sale pursuant to this Section 2.1(b) shall occur within the later of one hundred twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities.

(c) The Company shall use commercially reasonable efforts to amend its Certificate of Incorporation so that a sufficient number of shares of New Junior Preferred Stock are authorized for issuance to the Junior Series A Preferred Holders pursuant to Section 2.1(b).

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(d) The right of first offer in this Section 2.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; or (iii) the issuance of shares of Series A Preferred Stock to Additional Purchasers pursuant to Section 1.3 of the Purchase Agreement.

2.2 Termination. The covenants set forth in Section 2.1 shall terminate and be of no further force or effect upon the earlier of (i) immediately prior to the consummation of the Qualified Public Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation; (iv) as to any Junior Series A Preferred Holder, after such Junior Series A Preferred Holders fails to fully exercise its rights pursuant to Section 2.1 or (v) as to any Junior Series A Preferred Holder, if such Junior Series A Preferred Holder (or its successors or Affiliates) develops, manufactures, markets, licenses, sells or provides any product or service that is, or may reasonably be expected to be, generally used as a substitute for any product or service being developed, intended to be developed (as evidenced by the current business plan and operating budget approved by the Board), distributed, manufactured, licensed, sold or provided by the Company in the field of ophthalmology, including all disorders of the eye, adnexa, orbit or optic nerve.

3. Right of Co-Sale.

3.1 Notice. Each Investor proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to each Junior Series A Preferred Holder not less than fifteen (15) days prior to the consummation of such Proposed Transfer.

3.2 Exercise of Right. If any Investor proposes to sell shares of Series A Preferred Stock to a Prospective Transferee, each Junior Series A Preferred Holder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 3.3 below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (except that the shares to be sold by the Junior Series A Preferred Holder shall be shares of Junior Series A Preferred Stock). Each Junior Series A Preferred Holder who desires to exercise its Right of Co-Sale must give the selling Investor written notice to that effect within ten (10) days after receipt of the Proposed Transfer Notice, and upon giving such notice such Junior Series A Preferred Holder shall be deemed to have effectively exercised the Right of Co-Sale.

3.3 Shares Includable. Each Junior Series A Preferred Holder who timely exercises such Junior Series A Preferred Holder’s Right of Co-Sale by delivering the written notice provided for above in Section 3.2 may include in the Proposed Transfer all or any part of such Junior Series A Preferred Holder’s Junior Series A Preferred Stock equal to the product obtained by multiplying (i) the aggregate number of shares subject to the Proposed Transfer by (ii) a fraction, the numerator of which is the number of shares of Junior Series A Preferred Stock owned by such Junior Series A Preferred Holder immediately before consummation of the Proposed Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Investors immediately prior to the consummation of the Proposed Transfer.

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3.4 Delivery of Certificates. Each Junior Series A Preferred Holder shall effect its participation in the Proposed Transfer by delivering to the transferring Investor, no later than ten (10) days after such Junior Series A Preferred Holder’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing the number of shares of Junior Series A Preferred Stock that such Junior Series A Preferred Holder elects to include in the Proposed Transfer.

3.5 Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 3 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 3.

3.6 Deliveries. Each stock certificate which a Junior Series A Preferred Holder delivers to the selling Investor pursuant to Section 3.4 above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Investor shall concurrently therewith remit or direct payment to each Junior Series A Preferred Holder the portion of the sale proceeds to which such Junior Series A Preferred Holder is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Junior Series A Preferred Holder exercising its Right of Co-Sale hereunder, no Investor may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Investor purchases all securities subject to the Right of Co-Sale from such Junior Series A Preferred Holder on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

3.7 Additional Compliance. If any Proposed Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Junior Series A Preferred Holder, the Investors proposing the Proposed Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 3.

3.8 Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

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(b) Violation of Co-Sale Right. If any Investor purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Junior Series A Preferred Holder who desires to exercise its Right of Co-Sale may, in addition to such remedies as may be available by law, in equity or hereunder, require such Investor to purchase from such Junior Series A Preferred Holder the number of shares of Junior Series A Preferred Stock that such Junior Series A Preferred Holder would have been entitled to sell to the Prospective Transferee under Section 3.3 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 3. The sale will be made on the same terms and subject to the same conditions as would have applied had the Investor not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Junior Series A Preferred Holder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 3. Such Investor shall also reimburse each Junior Series A Preferred Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Junior Series A Preferred Holder’s rights under Section 3.

3.9 Termination of Right of Co-Sale. The covenants set forth in Section 3 shall terminate and be of no further force or effect upon the earlier of (i) immediately before the consummation of the Qualified Public Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first; or (iv) as to any Junior Series A Preferred Holder, if such Junior Series A Preferred Holders fails to fully exercise its rights pursuant to Section 3.

4. Exempt Transfers.

4.1 Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 3 shall not apply: (a) in the case of an Investor that is an entity, upon a transfer by such Investor to its stockholders, members, partners or other equity holders, (b) in the case of an Investor that is a natural person, upon a transfer of Transfer Stock by such Investor made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Investor (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Board of Directors of the Company (including a majority of the Series A Directors (as defined in the Company’s Certificate of Incorporation)), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Investor or any such family members, or (c) to the sale by any Investor of up to 15% of the Transfer Stock held by such Investor as of the date that such Investor first became party to this Agreement.

4.2 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 3 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”) or (b) pursuant to a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

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5. Legend. Each certificate representing shares of Transfer Stock held by the Investors or issued to any permitted transferee in connection with a transfer permitted by Section 4 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHTS AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Investor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

6. Lock-Up.

6.1 Agreement to Lock-Up. Each Junior Series A Preferred Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days) or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within 15 days prior to or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 6 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Junior Series A Preferred Holder if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Series A Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 6 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Junior Series A Preferred Holder

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further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 6 or that are necessary to give further effect thereto.

6.2 Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Junior Series A Preferred Holder (and transferees and assignees thereof) until the end of such restricted period.

7. Miscellaneous.

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

7.2 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.3 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.4 Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, it shall be sent to [Company Address, Attention:                    ]; and a copy (which shall not constitute notice) shall also be sent to Wilmer Cutler Pickering Hale and Dorr LLP, Attention: David E. Redlick, 60 State Street, Boston, MA 02109, and if notice is given to Investors, a copy shall also be given to Latham & Watkins LLP, Attention: Linda Lorenat, 140 Scott Drive, Menlo Park, CA 94025.

7.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the

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Company, the Investors holding a majority of the shares of Series A Preferred Stock then outstanding and the Junior Series A Preferred Holder(s) holding a majority of the shares of Junior Series A Preferred Stock then outstanding; provided however, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 7.5 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

7.6 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

7.7 Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.8 Entire Agreement. This Agreement (including any Schedules hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.9 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the Commonwealth of Massachusetts and to the jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the Commonwealth of Massachusetts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Massachusetts or any court of the Commonwealth of Massachusetts having subject matter jurisdiction.

7.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other

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party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Junior Series A Preferred Rights Agreement as of the date first written above.

OPHTHOTECH CORPORATION

By:
Name:
Title:
Address:

Signature Page to Ophthotech Corporation Junior Series A Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Junior Series A Preferred Rights Agreement as of the date first written above.

INVESTOR:

NOVO A/S

By: Thomas Dyrberg, Partner

Address:

41 Krogshoejvej
DK-2880 Bagsvaerd
Denmark

Signature Page to Ophthotech Corporation Junior Series A Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Junior Series A Preferred Rights Agreement as of the date first written above.

INVESTOR:

HBM BIOVENTURES (CAYMAN) LTD.

By:	John Arnold
Title:	Chairman and Managing Director

Address:

Signature Page to Ophthotech Corporation Junior Series A Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Junior Series A Preferred Rights Agreement as of the date first written above.

INVESTOR:

SV LIFE SCIENCES FUND IV, L.P.

By:	SV Life Sciences Fund IV (GP), L.P., its sole General Partner

By:	SVLSF IV, LLC, its sole General Partner

By:
Name:
Title:

Address:

SV LIFE SCIENCES FUND IV STRATEGIC PARTNERS, L.P.

By:	SV Life Sciences Fund IV (GP), L.P., its sole General Partner,

By:	SVLSF IV, LLC, its sole General Partner

By:
Name:
Title:

Address:

Signature Page to Ophthotech Corporation Junior Series A Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Junior Series A Preferred Rights Agreement as of the date first written above.

INVESTOR:

SAMIR PATEL

Signature Page to Ophthotech Corporation Junior Series A Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Junior Series A Preferred Rights Agreement as of the date first written above.

JUNIOR SERIES A PREFERRED HOLDER:

By:	Paul G. Chaney
Title:	President

Address:

Signature Page to Ophthotech Corporation Junior Series A Rights Agreement

SCHEDULE A

Investors

SERIES A PREFERRED STOCK:

Name	Number of Shares
SV Life Sciences Fund IV, L.P. [Address]	3,766,038
SV Life Sciences Fund IV Strategic Partners L.P. [Address]	106,921
Novo A/S 41 Krogshoejvej DK-2880 Bagsvaerd Denmark	2,558,639
HBM BioVentures (Cayman) Ltd. [Address]	2,558,639
Samir Patel [Address]	262,864

SCHEDULE B

Junior Series A Preferred Holders

JUNIOR SERIES A PREFERRED STOCK:

Name	Number of Shares
(OSI) Eyetech, Inc. [Address]	3,000,000

VOTING AGREEMENT

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7.13	Stock Splits, Stock Dividends, etc	11

7.14	Manner of Voting	11

7.15	Further Assurances	11

7.16	Dispute Resolution	11

7.17	Costs of Enforcement	12

7.18	Spousal Consent	12

Schedule A	-	Investors
Schedule B	-	Key Holders
Exhibit A	-	Adoption Agreement
Exhibit B	-	Consent of Spouse

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THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of this [    ] day of [    ], 2007, by and among Ophthotech Corporation, a Delaware corporation (the “Company”), each holder of the Company’s Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”) listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Sections 7.1(a) and 7.2 below, the “Investors”), those certain stockholders of the Company and holders of options to acquire shares of the capital stock of the Company listed on Schedule B (together with any subsequent stockholders or option holders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 7.1(b) and 7.2 below, the “Key Holders”) and each holder of the Company’s Junior Series A Preferred Stock, $0.001 par value per share (“Junior Series A Preferred Stock”) (the “Junior Stockholders” and together collectively with the Investors and the Key Holders, the “Stockholders”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company and certain of the Investors are entering into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series A Preferred Stock, and in connection with that agreement the parties desire to provide the Investors with the right, among other rights, to elect certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

B. The Company and (OSI) Eyetech, Inc. (“OSI”) have entered into that certain [License Agreement], dated as of [            ], 2007, which provides for the issuance of shares of the Company’s Junior Series A Preferred Stock to OSI, and in connection with that agreement the parties desire to provide that the holders of the Junior Series A Preferred Stock issued pursuant to such agreement shall vote their shares in accordance with the terms of this Agreement.

C. The Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) provides that (a) the holders of record of the shares of the Company’s Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Company (the “Series A Directors”); (b) the holders of record of the shares of common stock of the Company, $0.001 par value (“Common Stock”), exclusively and as a separate class, shall be entitled to elect one (1) director of the Company; and (c) the holders of record of the shares of Common Stock and of any other class or series of voting stock (including Series A Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company.

D. The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted on, or tendered in connection with, an acquisition of the Company.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1 Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) At each election of directors in which the holders of the Series A Preferred Stock, voting as a separate class, are entitled to elect four directors of the Company, (i) one individual designated by SV Life Sciences, so long as SV Life Sciences, together with its affiliates continues to hold shares of Series A Preferred Stock, which individual shall initially be Henry Simon, (ii) one individual designated by Novo A/S, so long as Novo A/S, together with its affiliates continues to hold shares of Series A Preferred Stock, which individual shall initially be Thomas Dyrberg, (iii) one individual designated by HBM BioVentures (Cayman) Ltd., so long as HBM BioVentures (Cayman) Ltd., together with its affiliates continues to hold shares of Series A Preferred Stock, which individual shall initially be Axel Bolte and (iv) one individual who is not otherwise an Affiliate (as defined below) of the Company, who is designated by a majority of the Series A Directors;

(b) The Company’s Chief Executive Officer, who shall initially be Samir Patel (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(c) One individual designated by the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class, who is not otherwise an Affiliate of the Company and who is acceptable to SV Life Sciences, which individual shall initially be David Guyer; and

(d) One individual designated by the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class, who is not otherwise an Affiliate of the Company or of any Investor and who is mutually acceptable to at least two of the Investors entitled to designate directors pursuant to Section 1.1(a).

For purposes of this Agreement, (1) the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote, including without limitation, if applicable, all shares of Common Stock, Series A Preferred Stock and Junior Series A Preferred Stock by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise; and (2) an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is

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controlled by one or more general partners of or shares the same management company with such Person.

1.2 Failure to Designate a Board Member. In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.3 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 1.1 or 1.2 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of a majority of the shares of stock, entitled under Section 1.1 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.1 is no longer so entitled to designate or approve such director or occupy such Board seat; and

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.1 or 1.2 shall be filled pursuant to the provisions of this Section 1.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.4 No Liability for Election of Recommended Directors. No party, nor any Affiliate of any such party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3. Junior Series A Preferred Stockholder Votes. If the Junior Series A Preferred Stock is entitled to vote pursuant to the Restated Certificate, as it may be amended from time to time, the Delaware General Corporation Law or other applicable law, each holder of Junior Series A Preferred Stock (including any Shares issued upon conversion thereof) agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to vote or act

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with respect to its Shares in accordance with the vote or action of the holders of a majority of the Series A Preferred Stock (including the Shares issuable upon conversion thereof), including, without limitation, with respect to any action taken by the holders of the Series A Preferred Stock pursuant to any of the Transaction Agreements (as defined in the Purchase Agreement).

4. Drag-Along Right.

4.1 Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

4.2 Actions to be Taken. In the event that (i) the holders of a majority of the outstanding shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock (the “Selling Investors”) approve a Sale of the Company in writing, specifying that this Section 4 shall apply to such transaction or (ii) the Company has not completed a Qualified Public Offering (as defined in the Restated Certificate) by [            ], 2012 and the holders of not less than a majority of the outstanding shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock (the “Selling Investors”) approve a Sale of the Company in writing, specifying that this Section 4 shall apply to such transaction, then each Stockholder hereby agrees:

(a) if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 4.3 below, on the same terms and conditions as the Selling Investors;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 4, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

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(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 4 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

4.3 Exceptions. Notwithstanding the forgoing, a Stockholder will not be required to comply with Section 4.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b) the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company;

(c) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other

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Person, and is pro rata in proportion to the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Restated Certificate);

(d) liability shall be limited to such Stockholder’s pro rata share (determined in proportion to proceeds received by such Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration actually paid to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e) upon the consummation of the Proposed Sale, (i) each holder of each series of the Company’s Preferred Stock and each holder of Common Stock will receive the same form of consideration for their shares of Common and Preferred Stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock, and (iv) unless the holders of at least a majority of the Series A Preferred Stock elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; and

(f) subject to clause (e) above, requiring the same form of consideration to be received by the holders of the Company’s Common and Preferred Stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option.

4.4 Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least a majority of the Series A Preferred Stock elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

5. Remedies.

5.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement

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are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

5.2 Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the President and Treasurer of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereof, votes to increase the number of authorized shares of Common Stock in accordance with Section 2 hereof, votes of the holders of Junior Series A Preferred Stock in accordance with Section 3 hereof and votes regarding any Sale of the Company pursuant to Section 4 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

5.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

5.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of a Qualified Public Offering; (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (c) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Restated Certificate, provided that the provisions of Section 4 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 4 with respect to such Sale of the Company and (d) termination of this Agreement in accordance with Section 7.8 below.

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7. Miscellaneous.

7.1 Additional Parties.

(a) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series A Preferred Stock or Junior Series A Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any acquirer of shares of Series A Preferred Stock or Junior Series A Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person shall thereafter shall be deemed an Investor and Stockholder for all purposes under this Agreement.

(b) In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to an acquirer of Series A Preferred Stock or Junior Series A Preferred Stock described in Section 7.1(a) above), following which such Person shall hold Shares constituting two percent (2%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

7.2 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 7.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 7.12.

7.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

7.5 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.7. If notice is given to the Company, it shall be sent to [Company Address, Attention:                     ]; and a copy (which shall not constitute notice) shall also be sent to Wilmer Cutler Pickering Hale and Dorr LLP, Attention: David E. Redlick, 60 State Street, Boston, MA 02109; and if notice is given to the holders of Series A Preferred Stock (or the Shares issuable upon conversion thereof), a copy shall also be given to Latham & Watkins LLP, Attention: Linda Lorenat, 140 Scott Drive, Menlo Park, CA 94025.

7.8 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the Shares then held by the Key Holders and (c) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Notwithstanding the foregoing:

(i) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(ii) the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver does not apply to the Key Holders;

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(iii) Schedules A and B hereto may be amended by the Company from time to time (A) in accordance with Section 1.3 of the Purchase Agreement to add information regarding Additional Investors (as defined in the Purchase Agreement) or (B) to add information regarding acquirers of shares of Junior Series A Preferred Stock issued pursuant to joint venture, technology licensing or development activities involving corporate partners that are primarily for purposes other than raising capital, as approved by the Board of Directors, including a majority of the Series A Directors, in either case without the consent of the other parties hereto;

(iv) Section 4 of this Agreement may not be amended in a manner that is inconsistent with the provisions of Section 5.11 of that certain Investor’ Rights Agreement of even date herewith without the consent of the Investors;

(v) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party;

(vi) Section 1.1(a) of this Agreement shall not be amended or waived without the written consent of SV Life Sciences, Novo A/S, HBM BioVentures (Cayman) Ltd. (and the Additional Investor, if any) and Section 1.1(c) of this Agreement shall not be amended or waived without the written consent of SV Life Sciences; and

(vii) Section 3 of this Agreement shall not be amended or waived without the written consent of the holders of a majority of the Series A Preferred Stock (including the Shares issuable upon conversion thereof).

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 7.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

7.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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7.11 Entire Agreement. This Agreement (including the Exhibits hereto), and the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.12 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 7.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 7.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

7.13 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 7.12.

7.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

7.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.16 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the Commonwealth of Massachusetts and to the jurisdiction of the United States District Court for the District of

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Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Massachusetts or any court of the Commonwealth of Massachusetts having subject matter jurisdiction.

7.17 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

7.18 Spousal Consent. If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

OPHTHOTECH CORPORATION

By:
Name:
Title:

Signature Page to Ophthotech Corporation Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

KEY HOLDERS:

DAVID GUYER

Signature Page to Ophthotech Corporation Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

KEY HOLDERS:

SAMIR PATEL

Signature Page to Ophthotech Corporation Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

INVESTORS:

NOVO A/S

By: Thomas Dyrberg, Partner

Address:

41 Krogshoejvej
DK-2880 Bagsvaerd
Denmark

Signature Page to Ophthotech Corporation Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

INVESTORS:

HBM BIOVENTURES (CAYMAN) LTD.

By:	John Arnold
Title:	Chairman and Managing Director

Address:

Signature Page to Ophthotech Corporation Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

INVESTORS:

SV LIFE SCIENCES FUND IV, L.P.

By:	SV Life Sciences Fund IV (GP), L.P.,
its sole General Partner
By:	SVLSF IV, LLC, its sole General Partner

By:
Name:
Title:

Address:

SV LIFE SCIENCES FUND IV STRATEGIC PARTNERS, L.P.

By:	SV Life Sciences Fund IV (GP), L.P.,
its sole General Partner
By:	SVLSF IV, LLC, its sole General Partner

By:
Name:
Title:

Address:

Signature Page to Ophthotech Corporation Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

INVESTORS:

SAMIR PATEL

Signature Page to Ophthotech Corporation Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

JUNIOR STOCKHOLDERS:

(OSI) EYETECH, INC.

By:	Paul G. Chaney
Title:	President

Signature Page to Ophthotech Corporation Voting Agreement

SCHEDULE A

INVESTORS

SERIES A PREFERRED STOCK:

Name	Number of Shares
SV Life Sciences Fund IV, L.P. [Address]	3,766,038
SV Life Sciences Fund IV Strategic Partners, L.P. [Address]	106,921
Novo A/S 41 Krogshoejvej DK-2880 Bagsvaerd Denmark	2,558,639
HBM BioVentures (Cayman) Ltd. [Address]	2,558,639
Samir Patel [Address]	262,864

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SCHEDULE B

KEY HOLDERS/JUNIOR STOCKHOLDERS

Name	Number of Shares
David Guyer	750,000 Common
Guyer Family Irrevocable Trust	750,000 Common
Samir Patel	2,500,000 Common 262,864 Series A

JUNIOR SERIES A PREFERRED STOCK:

Name	Number of Shares
(OSI) Eyetech, Inc. [Address]	3,000,000

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EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                     , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of [            ], 2007 (the “Agreement”), by and among Ophthotech Corporation, a Delaware corporation (the “Company”), and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Section 6.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	in accordance with Section 6.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	Ophthotech Corporation
Name and Title of Signatory

Address:	By:
Title:

Facsimile Number:

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EXHIBIT B

CONSENT OF SPOUSE

I, [                    ], spouse of [                    ], acknowledge that I have read that certain Voting Agreement dated as of [            ], 2007 (as the same may be amended or amended and restated hereafter, the “Agreement”), by and among Ophthotech Corporation, a Delaware corporation (the “Company”), and certain of its Stockholders, to which this Consent is attached as Exhibit B, and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
[Name of Key Holder’s Spouse, if any]

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EXHIBIT D

OPHTHOTECH

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

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AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPHTHOTECH CORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Ophthotech Corporation a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Ophthotech Corporation, and that this corporation was originally incorporated pursuant to the General Corporation Law on January 5, 2007 under the name Ophthotech Corporation.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Ophthotech Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 52,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 45,710,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

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A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

1. Issuance and Reissuance.

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.

C.	JUNIOR PREFERRED STOCK

3,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Junior Series A Preferred Stock.” The Junior Series A Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article Fourth refer to sections and subsections of Part C of this Article Fourth.

1. General. The voting, dividend and liquidation rights of the holders of the Junior Series A Preferred Stock are subject to and qualified by the rights, powers and preferences of the holders of the Series A Preferred Stock set forth herein.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after full payment of the amount due to the holders of shares of Series A Preferred Stock pursuant to Section D.2.1 below, the holders of shares of Junior Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Junior Series A Preferred Stock equal to the Junior Series A Original Issue Price (as defined below), plus any

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dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Junior Series A Preferred Stock the full amount to which they shall be entitled under this Section C.2, the holders of shares of Junior Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Junior Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Junior Series A Preferred Stock.

2.2 In the event of a Deemed Liquidation (as defined below), the holders of shares of Junior Series A Preferred Stock shall be treated as if such shares had been converted into Common Stock immediately prior to such Deemed Liquidation and the holders of shares of Junior Series A Preferred Stock shall not be entitled to receive any payment pursuant to Section 2.1.

3. Voting. Except as provided by this Certificate of Incorporation, by the General Corporation Law or other applicable law, the Junior Series A Preferred Stock shall be non-voting and shall not be entitled to receive notice of, or to vote at, any meetings of the stockholders of the Corporation.

4. Optional Conversion.

The holders of the Junior Series A Preferred Stock shall have conversion rights as follows (the “Junior Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Junior Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Junior Series A Original Issue Price by the Junior Series A Conversion Price (as defined below) in effect at the time of conversion. The “Junior Series A Conversion Price” shall initially be equal to $1.00. Such initial Junior Series A Conversion Price, and the rate at which shares of Junior Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Junior Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation, the Junior Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Junior Series A Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Junior Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon

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such conversion shall be determined on the basis of the total number of shares of Junior Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Junior Series A Preferred Stock to voluntarily convert shares of Junior Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Junior Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Junior Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Junior Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Junior Series A Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Junior Series A Conversion Time, issue and deliver to such holder of Junior Series A Preferred Stock or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Junior Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Junior Series A Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Junior Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Junior Series A Preferred Stock such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Junior Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Junior Series A Preferred Stock the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before

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taking any action which would cause an adjustment reducing the Junior Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Junior Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Junior Series A Conversion Price.

4.3.3 Effect of Conversion. All shares of Junior Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Junior Series A Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Junior Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Junior Series A Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Junior Series A Conversion Price shall be made for any declared but unpaid dividends on the Junior Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Junior Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Junior Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Junior Series A Original Issue Date (as defined below) effect a subdivision of the outstanding Common Stock, the Junior Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Junior Series A Original Issue Date combine the outstanding shares of Common Stock, the Junior Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective. For purposes of this Article FOURTH, the term “Junior Series A Original Issue Date” shall mean the date on which the first share of Junior Series A Preferred Stock was issued.

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4.5 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Junior Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Junior Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Junior Series A Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Junior Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Junior Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Junior Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Junior Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.6 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Junior Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Junior Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Junior Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Junior Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.5 or 4.6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Junior Series A Preferred

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Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Junior Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Junior Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Junior Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Junior Series A Preferred Stock.

4.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Junior Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Junior Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Junior Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Junior Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Junior Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Junior Series A Preferred Stock.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $3.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $35,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Junior Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Junior Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Junior Series A Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the

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Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Junior Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Junior Series A Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Junior Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Junior Series A Preferred Stock converted. Such converted Junior Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Junior Series A Preferred Stock accordingly.

6. Redemption. The Junior Series A Preferred Stock is not redeemable.

7. Waiver. Any of the rights, powers, preferences and other terms of the Junior Series A Preferred Stock set forth herein may be waived on behalf of all holders of Junior Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Junior Series A Preferred Stock then outstanding.

8. Notices. Any notice required or permitted by the provisions of this Article FOURTH to be given to a holder of shares of Junior Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

D.	SERIES A PREFERRED STOCK

42,710,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock.” The Series A Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part D of this Article Fourth refer to sections and subsections of Part D of this Article Fourth.

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1. Dividends.

From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of $0.08 per share shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this Section 1 or in Subsections 2.1 and 6, such Accruing Dividends shall be payable only when, as and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the Series A Original

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Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock pursuant to Section D.2.1 and the holders of shares of Junior Series A Preferred Stock pursuant to Section C.2, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock, and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation; provided, however, that if the aggregate amount which the holders of Series A Preferred Stock are entitled to receive under Subsections 2.1 and 2.2 shall exceed two times the Series A Original Issue Price per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series A Preferred Stock) (the “Series A Maximum Participation Amount”), each holder of Series A Preferred Stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Corporation the greater of (i) the Series A Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such dissolution, liquidation or winding up of the Corporation. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series A Liquidation Amount.”

2.3 Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock elect otherwise by written notice sent to the Corporation:

(a) a merger, acquisition or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

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except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 and Section C.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Preferred Stock and (ii) if the holders of at least a majority of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 160th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price

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per share equal to the Series A Liquidation Amount. Within 10 days of the Corporation’s receipt of such a written request for redemption from the holders of at least a majority of the then outstanding Series A Preferred Stock, the Corporation shall deliver written notice of its receipt of such request to all holders of Series A Preferred Stock who were not parties to such request. Notwithstanding the foregoing, in the event of a redemption pursuant to this Subsection 2.3.2(b), if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock as requested by the holders thereof pursuant to clause (ii) above, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 6.2 through 6.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, including a majority of the Series A Directors.

2.3.4 Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of

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the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation (the “Series A Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3 Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

(b) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(c) amend, waive, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

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(d) create, reclassify or authorize the creation or reclassification of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights;

(e) increase or decrease the authorized number of shares of Preferred Stock or Common Stock;

(f) in-license any material intellectual property (other than in connection with the Initial Closing or the First Milestone Closing, as defined in the Purchase Agreement);

(g) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (iv) as approved by the Board of Directors, including the approval of a majority of the Series A Directors; or

(h) increase or decrease the authorized number of directors constituting the Board of Directors.

4. Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Series A Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $1.00. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Series A Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Series A Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

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4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Series A Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Series A Conversion Time, issue and deliver to such holder of Series A Preferred Stock or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends (but not any undeclared Accruing Dividends) on the shares of Series A Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the

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conversion of all then outstanding shares of the Series A Preferred Stock the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

4.3.3 Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Series A Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series A Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

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(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

(i)	shares of Series A Preferred Stock issued pursuant to the Series A Preferred Stock Purchase Agreement dated on or about the date hereof between the Corporation and certain purchasers of the Series A Preferred Stock (the “Purchase Agreement”);

(ii)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;

(iii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iv)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, including a majority of the Series A Directors;

(v)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(vi)

shares of Common Stock, Options or Convertible Securities issued in connection with a joint venture, corporate partnering transaction or licensing arrangement (including, but not limited to, the licenses contemplated by Section 1.3 of the Purchase Agreement) approved by the Board of Directors of

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the Corporation, including a majority of the Series A Directors.

(vii)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including a majority of the Series A Directors.

4.4.2 No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of

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increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4, the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for

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purposes of calculating such adjustment to the Series A Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

P = P1*Q1+P2*Q2
Q1+Q2

For purposes of the foregoing formula, the following definitions shall apply:

(a) “P” shall mean the Series A Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b) “P1” shall mean the Series A Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “P2” shall mean the price per share of the Additional Shares of Common Stock;

(d) “Q1” shall mean the number of equivalent shares of Common Stock outstanding prior to such issue of Additional Shares of Common Stock; and

(e) “O2” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

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(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

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4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a

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dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock and Junior Series A Preferred Stock) for the purpose of entitling or

24

enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock, Junior Series A Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of a Qualified Public Offering or (b) the Mandatory Conversion Time, (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to

25

surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends (but not any undeclared Accruing Dividends) on the shares of Series A Preferred Stock converted. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

5A. Special Mandatory Conversion.

5A.1. Trigger Events.

(a) In the event that any holder of shares of Series A Preferred Stock does not participate in a Qualified Financing (as defined below) by purchasing in the aggregate, in such Qualified Financing and within the time period specified by the Corporation (provided that the Corporation has sent to each holder of Series A Preferred Stock at least 10 days written notice of, and the opportunity to purchase its Pro Rata Amount (as defined below) of, the Qualified Financing), such holder’s Pro Rata Amount, then each share of Series A Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into shares of Common Stock at the Series A Conversion Price in effect immediately prior to the consummation of such Qualified Financing, effective upon, subject to, and concurrently with, the consummation of the Qualified Financing. For purposes of determining the number of shares of Series A Preferred Stock owned by a holder, and for determining the number of Offered Securities (as defined below) a holder of Series A Preferred Stock has purchased in a Qualified Financing, all shares of Series A Preferred Stock held by Affiliates (as defined below) of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with the Offered Securities purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons).

(b) In the event that any holder of Series A Preferred Stock who is required to purchase shares of the Corporation’s Series A Preferred Stock in the Milestone Closings (as defined in the Purchase Agreement) fails to purchase the Milestone Shares (as defined in the Purchase Agreement), such holder of Series A Preferred Stock is required to purchase under the Purchase Agreement, then the outstanding shares of Series A Preferred Stock held by such holder shall, immediately upon the applicable Milestone Closing at which such holder does not purchase the required number of shares, be converted into that number of shares of Common Stock equal to the product of (a) the number of shares of Common Stock such shares of Series A Preferred Stock are convertible into immediately following such Milestone Closing, multiplied by (b) 0.10.

26

(c) The conversions referred to in Sections 5A.1(a) and 5A.1(b) are referred to herein as a “Special Mandatory Conversion.”

5A.2. Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series A Preferred Stock converted pursuant to Subsection 5A.1 shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5A. Upon receipt of such notice, each holder of such shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Subsection 5A.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Subsection 5A.2. As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2, in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends (but not any undeclared Accruing Dividends) on the shares of Series A Preferred Stock converted. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

5A.3. Definitions. For purposes of this Section 5A, the following definitions shall apply:

5A.3.1 “Affiliate” shall mean, with respect to any holder of shares of Series A Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.

5A.3.2 “Offered Securities” shall mean the equity securities of the Corporation set aside by the Board of Directors of the Corporation for purchase by holders of

27

outstanding shares of Series A Preferred Stock in connection with a Qualified Financing, and offered to such holders.

5A.3.3 “Pro Rata Amount” shall mean, with respect to any holder of Series A Preferred Stock, the lesser of (a) a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Series A Preferred Stock owned by such holder, and the denominator of which is equal to the aggregate number of outstanding shares of Series A Preferred Stock, or (b) the maximum number of Offered Securities that such holder is permitted by the Corporation to purchase in such Qualified Financing, after giving effect to any cutbacks or limitations established by the Board of Directors and applied on a pro rata basis to all holders of Series A Preferred Stock.

5A.3.4 “Qualified Financing” shall mean any transaction involving the issuance or sale of Additional Shares of Common Stock after the Series A Original Issue Date that would result in the reduction of the Series A Conversion Price pursuant to the terms of the Certificate of Incorporation (without giving effect to the operation of Subsection 4.4.2) or any bridge financing, unless the holders of at least a majority of the Series A Preferred Stock elect, by written notice sent to the Corporation at least ten (10) days prior to the consummation of the Qualified Financing, that such transaction not be treated as a Qualified Financing for purposes of this Section 5A.

6. Redemption. The Series A Preferred Stock is not redeemable except in accordance with the Deemed Liquidation provisions of Subsection 2.3.2(b).

7. Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

9. Notices. Any notice required or permitted by the provisions of this Article FOURTH to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

28

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

29

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, other provisions of this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

30

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [    ] day of [            ], 2007.

By:
President

31

SCHEDULE 1.1.16

COMPOUND

Chemical Name: [**]

1

SCHEDULE 1.1.25

EYETECH PATENTS

Eyetech Patents are the following Patents pending or issued as of the Effective Date:

Patents
IMATTERNO	COUNTRYID	SERIALNO	TITLE	FILE
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

2

Patents
IMATTERNO	COUNTRYID	SERIALNO	TITLE	FILE
DISORDERS
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

3

SCHEDULE 6.1

CAPITALIZATION OF OPHTHOTECH AS OF THE EFFECTIVE DATE

Ophthotech Cap table

Investors	Current	Convertible note			Series A (Tranche-1)			Post Tranche 1			Series A (Tranche-2)			Post Tranche 2			Series A (Tranche 3)			Series A total
	#	$	#	%	$	#	%	$	#	%	$	#	%	$	#	%	$	#	%	$	#	%

[**]		[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]		[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]		[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]					[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Common
[**]	[**]								[**]	[**]					[**]	[**]					[**]	[**]

[**]	[**]								[**]	[**]					[**]	[**]					[**]	[**]

[**]	[**]								[**]	[**]					[**]	[**]					[**]	[**]

[**]
[**]						[**]	[**]		[**]	[**]					[**]	[**]					[**]	[**]

[**]												[**]	[**]		[**]	[**]					[**]	[**]

																					[**]	[**]

Option Pool									[**]	[**]					[**]	[**]

		[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Series A												[**]	[**]				[**]	[**]
	Pre				[**]			[**]
	Raise				[**]
	Post				[**]
	Share Price					Post after					Options available in each tranche
	Series A				$1.00	[**]Tranche 1		[**]		[**]	1st	[**]
						[**]Tranche 2		[**]		[**]	2nd	[**]
						[**]Tranche 3		[**]		[**]	3rd	[**]
								[**]		[**]		[**]
	Option pool				[**]
							[**]		[**]
[**]

Series A
Prefd ownership
[**]	[	**]%

[**]	[	**]
[**]	[	**]
[**]	[	**]

TOTAL	100%

1

APPENDIX 1

ARCHEMIX AGREEMENT

RESEARCH AND LICENSE AGREEMENT

BETWEEN

EYETECH PHARMACEUTICALS, INC.

AND

ARCHEMIX CORP.

Dated April 8, 2004

ii

i

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement (the “Agreement”) is made and entered into as of this 8th day of April 2004 (the “Effective Date”) between Archemix Corp., a Delaware corporation with offices at One Hampshire Street, Cambridge, MA 02139 (“ARCHEMIX”), and Eyetech Pharmaceuticals, Inc., a Delaware corporation with offices at 500 Seventh Avenue, 18th Floor, New York, New York 10018 (“EYETECH”).

WITNESSETH:

WHEREAS, ARCHEMIX has developed expertise to undertake the identification and optimization of Aptamers using the SELEX Process and owns or holds licenses covering the use of Aptamers other than the Aptamer known as NX1838 for treating, preventing or delaying human diseases or conditions;

WHEREAS, EYETECH is engaged in the research and development of pharmaceutical compounds that are safe and effective in treating, preventing or delaying the progress of ophthalmologic diseases and conditions;

WHEREAS, both Parties desire to enter into a research program the objective of which will be for ARCHEMIX to identify and optimize Aptamers against Targets that fulfil certain criteria in order to be developed and marketed by EYETECH for the prevention and treatment of ophthalmologic diseases or conditions;

WHEREAS, ARCHEMIX would like to license to EYETECH Aptamers so identified by ARCHEMIX, and to provide EYETECH with samples of such Aptamers, and EYETECH would like to accept and receive such licenses and samples for purposes of pre-clinical and clinical testing and (if appropriate) commercial use, all under the terms and conditions of this Agreement.

WHEREAS, EYETECH desires the right to obtain licenses to Aptamers so identified by ARCHEMIX.

WHEREAS, the Parties each are parties to agreements with Gilead under which they have certain rights or are subject to certain restrictions concerning Aptamers against VEGF and wish to individually negotiate, or jointly if mutually agreed upon, certain changes in such agreements with Gilead with respect to VEGF and to grant each other certain licenses with respect to Aptamers against VEGF, all under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

For the purpose of this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:

1.1 “Affiliate”. Affiliate shall mean, with respect to any Person, any other Person, which directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such Person. As used in this Section 1.1 only, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed if one Person owns, either of record or beneficially, more than 50% of the voting stock or other equity interest of any other Person.

1.2 “Annual Research Plan”. Annual Research Plan shall mean the research and development plan for the Research Program to be developed and approved by the JRC for each Contract Year.

1.3 “Aptamer”. Aptamer shall mean an oligonucleotide identified through the SELEX Process.

1.4 “Aptamer Equivalent”. Aptamer Equivalent shall mean any structural variations, modifications, derivatives, homologs, analogs, or mimetics of an Aptamer having a different chemical composition than the original Aptamer, including without limitation changes in the base sequence composition of backbone and conjugations that affect pharmacokinetics. The Parties acknowledge that the required difference in chemical composition for an Aptamer to become an Aptamer Equivalent is intended to avoid a finding by the FDA or other Regulatory Authority that an Aptamer and its Aptamer Equivalent constitute the same drug for regulatory purposes. Each Party shall consider such intention at the time it commences activities to develop or commercialize an Aptamer Equivalent to an Aptamer being developed or commercialized by the other Party. If a Party in good faith determines that an Aptamer is an Aptamer Equivalent with respect to the original Aptamer, then such Aptamer shall constitute an Aptamer Equivalent with respect to the original Aptamer even if the FDA or other Regulatory Authority subsequently finds that such Aptamer Equivalent and the original Aptamer constitute the same drug for regulatory purposes; provided that the Aptamer Equivalent meets the criteria set forth in the first sentence of this Section with respect to the original Aptamer.

1.5 “ARCHEMIX Additional Compound”. ARCHEMIX Additional Compound shall have the meaning set forth in Section 3.2.

1.6 “ARCHEMIX Early Decision Initial Compound”. ARCHEMIX Early Decision Initial Compound shall have the meaning set forth in Section 3.2.

1.7 “ARCHEMIX Initial Compound”. ARCHEMIX Initial Compound shall have the meaning set forth in Section 3.2.

1.8 “ARCHEMIX Know-How”. ARCHEMIX Know-How shall mean all Know-How Controlled by ARCHEMIX, whether disclosed in a pending patent application or not, as of the Effective Date or during the Research Term relating to a Compound or the use thereof, ARCHEMIX Proprietary Targets or the use thereof or the SELEX Process, excluding ARCHEMIX Program Technology and ARCHEMIX’s interest in Joint Program Technology.

1.9 “ARCHEMIX Patents”. ARCHEMIX Patents shall mean any Patents Controlled by ARCHEMIX as of the Effective Date or during the Collaboration Term, claiming a Compound or the use thereof, ARCHEMIX Proprietary Targets, or the SELEX Process, excluding ARCHEMIX Program Patents and ARCHEMIX’s interest in Joint Program Patents. Provided, however, that ARCHEMIX Patents shall not include Patents claiming ARCHEMIX Proprietary Targets discovered, reduced to practise or obtained after the Research Term.

1.10 “ARCHEMIX Program Patents”. ARCHEMIX Program Patents shall mean Patents claiming ARCHEMIX Program Technology.

1.11 “ARCHEMIX Program Technology”. ARCHEMIX Program Technology shall mean all Program Technology other than formulations and methods of use relating (A) solely to ARCHEMIX Technology or ARCHEMIX Proprietary Targets; or (B) solely to Aptamers, Aptamer Equivalents, or the SELEX Process.

1.12 “ARCHEMIX Proprietary Target”. ARCHEMIX Proprietary Target shall mean a Target the use of which to select an Aptamer, or the use of which as a target for therapeutic and preventive intervention, is covered by an ARCHEMIX Valid Claim or pending patent application.

1.13 “ARCHEMIX Technology”. ARCHEMIX Technology shall mean all ARCHEMIX Patents and ARCHEMIX Know-How.

1.14 “ARCHEMIX Valid Claim”. ARCHEMIX Valid Claim shall mean a claim of an issued and unexpired ARCHEMIX Patent, ARCHEMIX Program Patent or Joint Program Patent, which has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise.

1.15 “Back-Up”. Back-Up shall have the meaning set forth in Section 3.5.1 hereof.

1.16 “Bankruptcy Code”. Bankruptcy Code shall have the meaning set forth in Section 4.9.1.

1.17 “Collaboration Term”. Collaboration Term shall mean the Term of this Agreement that commences on the Effective Date and continues until the end of the Royalty Term as defined in Section 9.2.

1.18 “Collaborator”. Collaborator shall mean any third party who has been granted a sublicense by ARCHEMIX under Section 4.3.2 of this Agreement for the development and/or commercialization of Refused Candidates and Aptamer Equivalents of Compounds outside the Field and Aptamers against VEGF outside the Field and the Local Delivery Field.

1.19 “Commercialization” or “Commercialize”. Commercialization or Commercialize shall mean any and all activities directed to commercial scale manufacturing (including assays and validation, testing development and manufacturing scale-up), marketing, promoting, distributing, importing and selling a product.

1.20 “Compound”. Compound shall mean any ARCHEMIX Initial Compound, Program Compound, ARCHEMIX Additional Compound or Back-Up, it being understood that all the aforementioned categories of Compounds can include compounds against VEGF, so long as the

Parties obtain any necessary rights covering VEGF from Gilead, unless and until it becomes a Refused Candidate pursuant to Section 3.7, 4.5, or 4.8.1 hereof.

1.21 “Compound Candidate”. Compound Candidate shall mean a Program Compound that (A) fulfils the Early Selection Criteria for such Program Compound with respect to a Target or (B) which is selected by EYETECH, through written notice to ARCHEMIX, to be a Compound Candidate pursuant to Section 3.4.

1.22 “Compound Product”. Compound Product shall mean a finished form of product that comprises, contains or is a Compound and which (i) the manufacture, use or sale of which would infringe any ARCHEMIX Valid Claim; and/or (ii) embodies ARCHEMIX Know How or ARCHEMIX Program Technology.

1.23 “Confidential Information”. Confidential Information shall mean all Know-How or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party’s technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing Party to the other Party. Notwithstanding anything in the foregoing to the contrary, materials, know-how or other information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party if the disclosing Party, within [**] business days after such disclosure, delivers to the other Party a written document or documents describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made. Notwithstanding the foregoing, EYETECH Know-How or ARCHEMIX

Know-How, as the case may be, that is disclosed to the other Party in the course of the Research Program shall constitute Confidential Information of a Party whether or not designated as confidential in writing.

1.24 “Contract Year”. Contract Year shall mean the period beginning on the Effective Date and ending on December 31, 2004 (the “First Contract Year”), and each succeeding twelve (12) month period thereafter during the Research Term (referred to as the “Second Contract Year,” “Third Contract Year,” etc.).

1.25 “Controlled”. Controlled shall mean the legal authority or right of a Party hereto or an Affiliate of a Party to grant a license or sublicense of intellectual property rights to the other Party hereto which is consistent with the terms of this Agreement, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party.

1.26 “Damages”. Damages shall mean any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Gilead Indemnitee (as defined in Section 7.2(b)) (including any interest payments which may be imposed in connection therewith).

1.27 “Development” or “Develop”. Development or Develop shall mean any activity with respect to a Lead Compound, including without limitation, preclinical and clinical drug development activities, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies and regulatory affairs, product approval and registration.

1.28 “Development Compound”. Development Compound shall mean a Lead Compound for which EYETECH has completed all the activities described in Appendix 3 hereof,

as such appendix may be amended or updated by JRC or by the provisions of the Annual Research Plan.

1.29 “Development Information”. Development Information shall have the meaning set forth in Section 3.2(d).

1.30 “Diligent Efforts”. Diligent Efforts shall mean efforts at least equal to those normally used by a Party for a compound or product owned by it or to which it has rights, which is of similar market potential, at a similar stage in its product life, taking into account the competitiveness of the marketplace, the regulatory structure involved, the profitability of the applicable products and other relative factors.

1.31 “Early Selection Criteria” or “ESC”. Early Selection Criteria or ESC shall mean guideline selection criteria for identifying Compounds which are sufficiently promising to warrant_Development set forth in Appendix 1 hereof, as such Appendix shall be adjusted by mutual agreement of the Parties with respect to each individual Target to be included in the Research Program before any activities with respect to such Target are initiated. The specific ESC for each Target must be consistent with the guidelines in Appendix 1 and be adopted by the formal written resolution of the JRC duly signed by the Program Director of each Party.

1.32 “Excluded Aptamers”. Excluded Aptamers shall mean (a) [**], (b) [**], and (c) any Aptamer or Aptamer Equivalent directed to any of the following targets:

i.	[**];

ii.	[**];

iii.	[**];

iv.	[**];

v.	[**];

vi.	[**];

vii.	[**];

viii.	[**];

ix.	[**];

x.	[**];

xi.	[**]; or

xii.	[**].

1.33 “Executive Officers”. Executive Officers shall mean the Chief Executive Officer of EYETECH (or an executive officer of EYETECH designated by such Chief Executive Officer and the Chief Executive Officer of ARCHEMIX (or an executive officer of ARCHEMIX designated by such Chief Executive Officer).

1.34 “Exercise Notice”. Exercise Notice shall have the meaning set forth in Section 3.4.

1.35 “EYETECH Development Program”. EYETECH Development Program shall mean the product development program to be undertaken by EYETECH during or after the Research Term to develop Lead Compounds into Compound Products.

1.36 “EYETECH Development Program Technology”. EYETECH Development Program Technology shall mean all Know-How conceived, reduced to practice or developed by EYETECH during and in the conduct of the EYETECH Development Program specifically relating to any Compound, ARCHEMIX Proprietary Target or EYETECH Proprietary Target or methods of use of any Compound, ARCHEMIX Proprietary Target or EYETECH Proprietary Target.

1.37 “EYETECH Development Program Patents”. EYETECH Development Program Patents shall mean Patents claiming EYETECH Development Program Technology.

1.38 “EYETECH Diligence Goal”. EYETECH Diligence Goal shall have the meaning set forth in Section 2.4(b)(iii).

1.39 “EYETECH Know-How”. EYETECH Know-How shall mean all Know-How Controlled by EYETECH, whether disclosed in a pending patent application or not, as of the Effective Date or during the Research Term relating to a Compound or the use thereof or an EYETECH Proprietary Target or the use thereof, excluding EYETECH Program Technology and EYETECH’s interest in Joint Program Technology.

1.40 “EYETECH Patents”. EYETECH Patents shall mean any Patents Controlled by EYETECH as of the Effective Date or during the Research Term, claiming a Compound or the use thereof or a Target or the use thereof, excluding EYETECH Program Patents and EYETECH’s interest in Joint Program Patents.

1.41 “EYETECH Program Patents”. EYETECH Program Patents shall mean Patents claiming EYETECH Program Technology.

1.42 “EYETECH Program Technology”. EYETECH Program Technology shall mean all Program Technology relating (A) solely to EYETECH Proprietary Targets or EYETECH Technology, and/or (B) solely to formulations or methods of use of any Compound. Notwithstanding anything to the contrary herein, any methods of use of any Compound discovered or reduced to practise during the course of the Research Term shall be deemed to be EYETECH Program Technology.

1.43 “EYETECH Proprietary Target”. EYETECH Proprietary Target shall mean a Target the use of which to select an Aptamer, or the use of which as a target for therapeutic intervention, is covered by an EYETECH Valid Claim or pending patent application.

1.44 “EYETECH Technology”. EYETECH Technology shall mean all EYETECH Patents and EYETECH Know-How.

1.45 “EYETECH Valid Claim”. EYETECH Valid Claim shall mean a claim of an issued and unexpired EYETECH Patent, EYETECH Program Patent or Joint Program Patent which has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise.

1.46 “FDA”. FDA shall mean the United States Food and Drug Administration.

1.47 “Field”. Field shall mean the treatment, prevention and/or delay of any and all opthamological diseases and conditions in humans, including, without limitation, diseases and conditions of the eye and/or the ocular adnexa (orbit and its contents, eyelids and lacrimal system).

1.48 “First Commercial Sale”. First Commercial Sale shall mean, for each Compound Product or VEGF Product, the first commercial sale in a country as part of a nationwide introduction by EYETECH or its Affiliates, or for a VEGF Product by ARCHEMIX or its Affiliates. Sales for test marketing, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.49 “Force Majeure”. Force Majeure shall have the meaning set forth in Section 11.9 hereof.

1.50 “FTE”. FTE shall mean a full time (meaning a total of at least [**] hours per year) equivalent employee (which may consist of hours spent by more than one person) dedicated to scientific, technical or managerial work on or directly related to the Research Program with a Bachelor of Science or greater qualifications, as contemplated in Section 2.4(a)(i) hereof; provided that, in no event shall such FTEs be responsible for any overhead, laboratory operational or other non-scientific functions unrelated to the Research Program.

1.51 “FTE Rate”. FTE Rate shall mean an annual rate of $[**] during the first Contract Year, and thereafter will mean such rate increased at the beginning of each subsequent Contract Year to reflect any increase in the Consumer Price Index for Boston, Massachusetts during the prior Contract Year.

1.52 “Gilead”. Gilead shall mean Gilead Sciences, Inc.

1.53 “Gilead-Archemix License”. Gilead-Archemix License shall mean that certain license agreement dated October 23, 2001, as amended, between ARCHEMIX and Gilead.

1.54 “Gilead-Eyetech License”. Gilead-Eyetech License shall mean that certain license agreement dated March 30, 2000, as amended, between EYETECH and Gilead.

1.55 “Gilead-Eyetech Patent Portfolio”. Gilead-Eyetech Patent Portfolio shall mean those patent applications and patents licensed to EYETECH under the Gilead-Eyetech License, including without limitation those listed on Appendix 5 attached hereto.

1.56 “IND”. IND shall mean an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA of the United States, (b) except where otherwise specifically provided in this Agreement, any foreign equivalent of a U.S. Investigational New Drug application, and (c) all supplements and amendments that may be filed with respect to the foregoing.

1.57 “Indication”. Indication shall mean any human indication, disease or condition (i) in the Field with respect to Compound Products, (ii) in the Field and/or the Local Delivery Field for Aptamers against VEGF developed or commercialized for or by EYETECH, and (iii) outside the Field and the Local Delivery Field for Aptamers against VEGF developed or commercialized for or by ARCHEMIX which can be treated, prevented, cured or the progression of which can be delayed.

1.58 “Invalidity Claim”. Invalidity Claim shall have the meaning set forth in Section 8.5 hereof.

1.59 “In Vitro Diagnostics”. In Vitro Diagnostics shall mean the use of Aptamers or Aptamer Equivalents in the assay, testing or determination outside of a living organism, of a substance in a test material.

1.60 “In Vivo Diagnostic Agent”. In Vivo Diagnostic Agent shall mean any product containing one or more Aptamers or Aptamer Equivalents that is used for any human in vivo diagnostic purpose related to, inter alia, the identification, quantification or monitoring of the propensity toward, or actual existence of, any disease state.

1.61 “Joint Program Patents”. Joint Program Patents shall mean Patents claiming Joint Program Technology.

1.62 “Joint Program Technology”. Joint Program Technology shall mean all Program Technology conceived, reduced to practice or developed jointly by employees, agents, consultants or subcontractors of both Parties during, and in the conduct of, the Research Program that is neither ARCHEMIX Program Technology nor EYETECH Program Technology.

1.63 “JRC”. JRC shall have the meaning set forth in Section 2.1 hereof.

1.64 “Know-How”. Know-How shall mean all proprietary material and information, including data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods, whether existing at the Effective Date or developed or obtained during the Research Term and whether or not patentable or confidential, that are

Controlled by a Party to this Agreement and that relate to the discovery, development, utilization, manufacture or use of any Compound, Compound Product, SELEX Process or Target, including but not limited to processes, techniques, methods, products, materials and compositions.

1.65 “Lead Compound”. Lead Compound shall mean a Compound for which EYETECH has exercised the License Option as set forth in Section 3.4 hereof.

1.66 “Lead Compound Equivalent”. Lead Compound Equivalent shall mean any Aptamer directed to the same Target or Target Binding Partner as a Lead Compound.

1.67 “License Option”. License Option shall have the meaning set forth in Section 3.1 hereof.

1.68 “Local Delivery Field”. Local Delivery Field shall mean any delivery of an Aptamer whose intended mode of action is solely to treat tissue in the proximity of the delivery site of such Aptamer, for example by topical application to treat the skin at the point of application, or injection into or in proximity of a joint or tumor to treat only that joint or tumor.

1.69 “Loss”. Loss shall have the meaning set forth in Section 7.1 hereof.

1.70 “NDA”. NDA shall mean an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application, Product License Application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) or Biologics License Application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA or any successor applications or procedures, (b) except where otherwise specifically provided in this Agreement, any foreign equivalent of a U.S. New Drug Application, Product License Application or Biologics License Application, and (c) all supplements and amendments that may be filed with respect to the foregoing.

1.71 “Net Sales”. Net Sales shall mean the gross amount received by a Party, its Affiliates and/or its Sublicensees on Sales of Compound Products or VEGF Products in the case of EYETECH or VEGF Products only in the case of ARCHEMIX less the following deductions:

(a) Trade, cash and/or quantity discounts actually allowed and taken with respect to such sales to wholesalers, hospitals or other buying institutions, as reflected in the amount invoiced;

(b) Excises, sales taxes, value-added taxes or other taxes imposed upon and paid directly with respect to the production, sale, delivery or use of the Compound Product or VEGF Product (excluding national, state or local taxes based on such Party’s or its Affiliates’ income), as reflected in the amount invoiced;

(c) Import and export duties paid by a Party or its Affiliates or Sublicensees;

(d) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of governmental charges, chargebacks, refunds, rebates or retroactive price reductions; and

(e) Freight, insurance and other transportation charges incurred in shipping Compound Product or VEGF Product to Third Parties, as reflected in the amount invoiced.

Such amounts shall be determined from the books and records of the relevant Party, its Affiliates, and/or its Sublicensees maintained in accordance with U.S. generally accepted accounting principles, consistently applied. In the case of any sale of Compound Products or VEGF Products for consideration other than cash, such as barter or counter-trade, Net Sales shall be calculated on the fair market value of the consideration received.

In the event the Compound Product or VEGF Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product or VEGF Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product, during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Compound Product or VEGF Product when sold separately in finished form and B is the average sale price of the other product(s) having independent and/or synergistic efficacy in the Indication for which the product is sold included in the Combination Product when sold separately in finished form, in each case in the same country as the Combination Product during the applicable royalty reporting period or, if sales of both the Compound Product or VEGF Product and such other product(s) did not occur in the same country as the Combination Product in such period, then in the most recent royalty reporting period in which sales of both occurred in the same country as the Combination Product. In the event that such average sale price cannot be determined for both the Compound Product or VEGF Product and all such other products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction, C/C+D, where C is the fair market value of the Compound Product or VEGF Product and D is the fair market value of all other pharmaceutical product(s) having independent and/or synergistic efficacy in the Indication for which the product is sold included in the Combination Product. In such event, the Party not selling the product shall in good faith make a determination of the respective fair market values of the Compound Product or VEGF Product and all other such pharmaceutical products included in the Combination Product, and shall notify the other Party of such determination and provide the other Party with data to support such determination. The other Party shall have the right to review such determination and supporting data, and to notify the Party not selling the product if it disagrees with such determination. If the other Party does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be referred to the Executive Officers for determination.

As used above, the term “Combination Product” means any pharmaceutical product, which consists of a Compound Product or VEGF Product and other active compounds and/or active ingredients having independent efficacy and/or synergistic benefit in the Indication for which the product is sold together in one package. For avoidance of doubt, if a Combination Product is comprised of a Compound Product and a VEGF Product the royalties shall be calculated separately for the Compound Product and the VEGF Product each pursuant to the formula set forth above and the royalty rates set forth in Sections 5.2.1 and 5.2.2.

1.72 “Option Period”. Option Period shall have meaning set forth in Section 3.3.1.

1.73 “NX1838”. NX1838 shall mean the anti-VEGF aptamer known as NX1838, together with all anti-VEGF Aptamers comprising a sequence identity greater than [**]% over the entire length of NX1838, whether or not such Aptamers incorporate [**], or have [**], including without limitation [**] to alter the pharmacokinetic properties of the molecule.

1.74 “Party”. Party shall mean either ARCHEMIX or EYETECH, as applicable, and “Parties” shall mean both ARCHEMIX and EYETECH.

1.75 “Patent Prosecution”. Patent Prosecution shall mean the filing, prosecution, maintenance or extension of a Patent, including without limitation, interferences, nullity suits and re-examinations.

1.76 “Patents”. Patents shall mean all patents and patent applications existing at the Effective Date and all patent applications hereafter filed during the Term, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, re-examination, black box application, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.77 “Person”. Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, other business entity or government or political subdivision thereof.

1.78 “Phase 1 Clinical Study”. Phase 1 Clinical Study shall mean a study of a Compound in human volunteers or patients with the endpoint of determining initial tolerance, safety and/or pharmacokinetic information in a single dose, single ascending dose, multiple dose and/or multiple ascending dose regimen.

1.79 “Phase 2 Clinical Study”. Phase 2 Clinical Study shall mean a study of a Compound in patients to determine additional safety information and initial efficacy and dose range finding.

1.80 “Phase 3 Clinical Study”. Phase 3 Clinical Study shall mean a clinical study in patients, conducted in accordance with a protocol designed to ascertain efficacy and safety of a Compound for the purpose of preparing and submitting an NDA to the competent Regulatory Authorities in the Territory.

1.81 “Program Compound”. Program Compound shall mean any Aptamer (other than Excluded Aptamers), including, without limitation, an Aptamer which has not yet met the Early Selection Criteria, that has been demonstrated to have an affinity for, to bind to, inhibit or otherwise modulate the activity of any Target that is being investigated in the Research Program.

1.82 “Program Director”. Program Director shall mean a research executive appointed by each Party to serve as such Party’s principal coordinator and liaison for the Research Program. The Program Director appointed by EYETECH is referred to as the EYETECH Program Director, and the Program Director appointed by ARCHEMIX is referred to as the ARCHEMIX Program Director.

1.83 “Program Patent Rights”. Program Patent Rights shall mean ARCHEMIX Program Patents, EYETECH Program Patents or Joint Program Patents.

1.84 “Program Technology”. Program Technology shall mean all Know-How (whether or not patentable and whether or not copyrightable) conceived, reduced to practice or developed by a Party or jointly by the Parties during, and in the conduct of, the Research Program.

1.85 “Radio Therapeutic”. Radio Therapeutic shall mean any product for human therapeutic use that contains one or more Aptamers or Aptamer Equivalents that target specifically any diseased tissue, cells or disease-specific molecules or any tissue or cells which are affected by a disease or located in the close neighborhood of a disease process and is linked to or incorporates (a) radio nucleotides or (b) any structure or elements which develop therapeutic effects similar, to the effect of linking or incorporating radio nucleotides after submission of any kind of radiation.

1.86 “Refused Candidate”. Refused Candidate shall have the meaning set forth in Sections , 3.7, 4.5, and 4.8.1 hereof.; provided that notwithstanding anything to the contrary in the aforesaid Sections, Compounds that ARCHEMIX has not disclosed to EYETECH pursuant to Section 3.2 and compounds which ARCHEMIX discovers following termination or expiration of this Agreement shall not constitute, or be deemed to be Refused Candidates for any purposes under this Agreement, including without limitation for purposes of Section 8.7.6.

1.87 “Refused Target”. Refused Target shall mean any Target or proposed Target that becomes a Refused Target as set forth in Section 2.5, 3.7, 4.2.5.3, 4.5, or 4.8.1 other than VEGF and its two (2) Target Binding Partners (FLT1 and KDR).

1.88 “Regulatory Approval”. Regulatory Approval shall mean, with respect to any country, all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Compound Product or VEGF Product in that country (or in the case of the European Union, group of countries) including, without limitation and where applicable, approval of labelling, and manufacturing. “Regulatory Approval” in the United States shall mean final approval of an NDA pursuant to United States Code as published at 21 USC 355 and corresponding regulations at 21 CFR Part 314, permitting marketing of the applicable Compound Product or VEGF Product in interstate commerce in the United States. “Regulatory Approval” in the European Union shall mean marketing authorization for the applicable Compound Product or VEGF Product pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended.

1.89 “Regulatory Authority”. Regulatory Authority shall mean any federal, national, supranational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing and sale of a therapeutic product in a country or countries, including, but not limited to, the FDA.

1.90 “Regulatory Filings”. Regulatory Filings shall have the meaning set forth in Section 9.7 hereof.

1.91 “Research Program”. Research Program shall mean all research and discovery activities undertaken by the Parties under this Agreement according to an Annual Research Plan, associated with the identification and design of Compounds, Compound Candidates for Indications as provided herein, including Compounds directed against VEGF in the Field and/or the Local Delivery Field; including but not limited to identification and initial testing of Program

Compounds; selection of Compound Candidates from Compounds and preparation for preclinical assessment of such Compounds. For purposes of clarity, the Research Program does not include any Development activities performed in the course of the EYETECH Development Program.

1.92 “Research Program Data”. Research Program Data shall mean all data and information pertaining to Compounds, Compound Candidates, Back-Ups, Lead Compounds, Development Compounds, including Compounds directed against VEGF in the Field or the Local Delivery Field obtained by the Parties in the course of the Research Program.

1.93 “Research Term”. Research Term shall have the meaning set forth in Section 9.1 hereof.

1.94 “Royalty Term”. Royalty Term shall have the meaning set forth in Section 9.2 hereof.

1.95 “Sales”. Sales shall mean with respect to a Compound Product or a VEGF Product, the gross amounts invoiced by either Party or its Affiliates or sublicensees (including, but not limited to, transfers to wholesale distributors but excluding subsequent sales by such distributors) on account of sales or use of such Compound Product or a VEGF Product.

1.96 “Sales Report”. Sales Report shall mean a written report or written reports showing each of (i) the Net Sales of each Compound Product or VEGF Product in each country in the Territory during the reporting period by EYETECH or ARCHEMIX and each of their respective Affiliates and Sublicensees; (ii) the royalties, payable in US Dollars, which shall have accrued under Section 5.2 hereof in respect of such sales and the basis of calculating_those royalties; (iii) withholding taxes, if any, required by law to be deducted in respect of any such sales; (iv) the exchange rates used in converting into US Dollars, from the currencies in which sales were made, any payments due which are based on Net Sales; and (v) dispositions of Compound Products or VEGF Products other than pursuant to sale to a Third Party exclusively for cash.

1.97 “SELEX Portfolio”. SELEX Portfolio shall mean those patent applications and patents licensed by Gilead to ARCHEMIX pursuant to the Gilead-Archemix License, including without limitation those set forth in Appendix _5_ attached hereto.

1.98 “SELEX Process”. SELEX Process shall mean any process for identification or use of a nucleic acid, which process is disclosed in or falls within the claimed scope of U.S. Patent Nos. [**] or [**], including any continuations, divisionals continuations-in-part, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, re-examination, black box application, renewal or extension (including any supplementary protection certificate) or foreign equivalents.

1.99 “Service Providers”. Service Provider shall mean Third Parties who execute a confidentiality agreement with a Party that is at least as restrictive as the provisions hereof and who provide assistance, consultation, advice, guidance, recommendation, and training to a Party for the purpose of improving or enhancing the Party’s ability to meet the objectives of this Agreement.

1.100 “Sublicensee”. Sublicensee shall mean a Third Party to whom EYETECH or ARCHEMIX grants a sublicense of any or all of the rights granted hereunder to it by the other Party or from Gilead in respect of VEGF.

1.101 “Target”. Target shall mean any non-intracellular enzyme, receptor, transducer, transcription factor or other molecule approved by the JRC or proposed by EYETECH unless the JRC determines that there is a compelling scientific reason for refusing the Target proposed by EYETECH, for use in identifying Compounds meeting the ESC for use in the Field under the

Research Program. For avoidance of doubt, Target shall not include any intracellular target, but shall include extra-cellular and membrane-bound targets.

1.102 “Target Binding Partner”. Target Binding Partner shall mean the primary natural ligand that binds to a Target, as designated pursuant to Section 2.5. However, the Parties acknowledge that in some cases the Target Binding Partner will be comprised of two primary ligands (for example with respect to VEGF the primary natural ligands are FLT1 and KDR).

1.103 “Target Criteria”. Target Criteria shall mean the criteria set forth on Appendix 4 hereto.

1.104 “Term”. Term shall have the meaning set forth in Section 9.3 hereof.

1.105 “Territory”. Territory shall mean worldwide.

1.106 “Third Party’’. Third Party shall mean any person or entity, which is not a Party or an Affiliate of any Party.

1.107 “USD” or “US Dollars”. USD or US Dollars shall mean the legal tender in the United States of America.

1.108 “URC License Agreement”. URC License Agreement shall mean the Restated Assignment and License Agreement, dated July 17, 1991, by and between University Research Corporation and Gilead, as successor in interest to NeXstar (as defined therein).

1.109 “UTC”. UTC shall mean the University Technology Corporation, the successor to the University Research Corporation (as defined there).

1.110 “VEGF”. VEGF shall mean vascular endothelial growth factor.

1.111 “VEGF Product”. VEGF Product shall mean a finished dosage form usable for administration to a patient as a pharmaceutical containing, as an active ingredient, an Aptamer against VEGF that is not NX 1838.

ARTICLE 2 RESEARCH PROGRAM

2.1 Joint Research Committee (JRC).

(a) Composition; Responsibilities. The Parties shall establish a joint research committee (the “JRC”), comprised of [**] representatives of ARCHEMIX (including the ARCHEMIX Program Director) and [**] representatives of EYETECH (including the EYETECH Program Director). Each Party shall make its designation of its representatives prior to the Effective Date. The JRC shall meet within [**] days after the Effective Date and, thereafter, at least [**] during the Research Term to (i) subject to Section 2.5, select Targets and develop the ESC for each such Target and the activities to be set forth in Appendix 3 which will establish that an Aptamer against such Target is a Development Compound, (ii) review the efforts of the Parties in the conduct of the Research Program, (iii) review and approve amendments to the Annual Research Plan, (iv) address such other matters as either Party may bring before the JRC, (v) perform such other tasks and undertake such other responsibilities as may be set forth in this Agreement, and (vi) attempt to resolve any disputes relating to this Agreement that may arise between the Parties. For purposes of clarity, (i) the JRC shall not review, oversee or have any jurisdiction with respect to Development of Lead Compounds and the EYETECH Development Program and (ii) the JRC may request but shall not have the right to require ARCHEMIX to perform any work on an Aptamer after it becomes a Lead Compound.

(b) Administrative Matters. The JRC shall appoint [**] co-chairpersons, [**]from among the representatives of EYETECH and [**] from among the representatives of ARCHEMIX (the “Chairpersons”). The Chairpersons shall be responsible for calling meetings of the JRC and for leading the meetings at their respective facilities. A JRC member of the Party hosting a meeting of the JRC shall serve as secretary of that meeting. The secretary of the meeting shall prepare and distribute to all members of the JRC minutes of the meeting within [**] days following the meeting to allow adequate review and comment. Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JRC. Minutes of each JRC meeting shall be approved or disapproved, and revised as necessary, at the next meeting.

(c) The location of meetings of the JRC shall alternate between ARCHEMIX’s principal place of business and EYETECH’s principal place of business, or as otherwise agreed by the Parties. The JRC may also meet by means of a telephone conference call or videoconference. Each Party may change any one or more of its representatives to the JRC at any time upon notice to the other Party. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JRC. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative. In addition, each Party may, at its discretion, invite non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the JRC to, among other things, review and discuss the Research Program and its results. Either Party may convene a special meeting of the JRC for the purpose of resolving disputes.

(d) Decision Making. Until the time a Compound becomes a Lead Compound, the goal of all decision making as to such Compound shall be to achieve consensus, recognizing ARCHEMIX’s expertise in the identification and optimization of Aptamers and EYETECH’s right to select Targets for consideration by the JRC. Prior to the Lead Compound designation each Party (acting through its designated members) shall have one vote on the JRC to be cast by its Co-Chairperson and unanimous agreement shall be required for any action, except as set forth in Section 2.5.

(e) Term. The JRC shall function during the Research Term.

2.2 Management of Research Program.

(a) Program Directors. ARCHEMIX and EYETECH shall each appoint a Program Director prior to the Effective Date. Each Party shall have the right, after consultation with the other Party, to designate a different Program Director. The Program Directors shall jointly oversee the conduct of the Research Program, shall report to the JRC and shall be responsible for recommending to the JRC any changes to the Annual Research Plan.

(b) Project Teams. The Program Directors shall appoint one or more appropriate Project Teams, in each case consisting of representatives from ARCHEMIX and EYETECH, to facilitate the conduct of elements of the Research Program in (i) the areas set forth in the Annual Research Plan and (ii) such other areas as may be agreed upon by the Program Directors.

(c) Dispute Resolution. The Program Directors shall decide matters appropriate to the scope of their responsibilities on a consensus basis. In the event that the Program Directors are unable to reach agreement on any matter within [**] business days after the matter is first considered by them, the issue may be referred to the JRC by either Program Director for resolution thereby.

2.3 Annual Research Plan.

(a) Annual Research Plan. The JRC shall prepare and approve the Annual Research Plan for first Contract Year within [**] days of the Effective Date. Thereafter the JRC shall prepare and approve the Annual Research Plan for each Contract Year during the Research Term (other than the First Contract Year) at least [**] days prior to the commencement of such Contract Year. At EYETECH’s request, the JRC shall include in the Annual Research Plan a plan to discover and develop Compounds against the Targets PDGF and VEGF, so long as the Parties obtain any necessary rights covering VEGF from Gilead. In the event the JRC fails to approve an Annual Research Plan due to a dispute over the contents of such Annual Research Plan, each Party shall have the right to refer such dispute to resolution pursuant to Section 11.2.

(b) Updates and Amendments. The JRC shall review and approve updates and amendments, as appropriate, to the current Annual Research Plan during the course of the applicable Contract Year.

(c) Content. Each Annual Research Plan shall be consistent with the other terms and conditions of this Agreement. Each Annual Research Plan shall specify, among other things, (i) specific research objectives and priorities, (ii) specific activities to be performed, (iii) the Party responsible for performance of an activity, (iv) the number and types of FTEs expected to be assigned to specific activities by each Party, (v) timelines for performance and (vi) specific deliverables. The Annual Research Plan shall not require ARCHEMIX to perform any research other than the identification and optimization of Aptamers using the SELEX Process but ARCHEMIX agrees to reasonably consider requests to perform such other work related to the identification of Lead Compounds as may be requested by EYETECH. The number of FTEs to be provided by ARCHEMIX may not be increased without at least [**] months prior notice to ARCHEMIX and may never be reduced below [**] and for any reduction ARCHEMIX must be given at least [**] months prior written notice.

(d) Implementation. The Parties shall undertake the Research Program in accordance with the Annual Research Plan.

2.4 Obligations under the Research Program

(a) ARCHEMIX Obligations and Restrictions. Subject to the oversight of the JRC, during the Research Term, ARCHEMIX agrees that:

(i) with respect to the Annual Research Plan, (A) ARCHEMIX shall undertake the responsibilities assigned to it, as set forth in the Annual Research Plan, and (B) ARCHEMIX shall make available for the conduct of the Research Program, as needed, those resources to be provided by ARCHEMIX as set forth in the Annual Research Plan;

(ii) as of the Effective Date, ARCHEMIX shall have disclosed to EYETECH all ARCHEMIX Initial Compounds; and

(iii) during the Research Term ARCHEMIX shall use Diligent Efforts to perform the activities assigned to ARCHEMIX in the Annual Research Plan in a professional and timely manner(the “ARCHEMIX Diligence Goal”). In the event ARCHEMIX fails to meet the ARCHEMIX Diligence Goal within a [**] month period, EYETECH shall have no obligation to meet its Diligence Goal pursuant to Section 2.4 (b) (iii) within such period.

(b) EYETECH Obligations. Subject to the oversight of the JRC, EYETECH agrees that:

(i) during the Research Term, to pay the FTE Rate per FTE per annum, quarterly in advance based on the number of FTEs set forth in the Annual Research Plan for the quarter;

(ii) with respect to the Annual Research Plan, EYETECH shall undertake the responsibilities assigned to it in the Annual Research Plan, including, but not limited to, the dedication of resources to such efforts as set forth in the Annual Research Plan; and

(iii) during the Research Term, EYETECH shall use Diligent Efforts to meet the EYETECH Diligence Goal. The “EYETECH Diligence Goal” shall be to (A) approve at least [**] Lead Compound (in accordance with Section 3.4) which is ARC127 in its pegylated or non-pegylated form, a Compound against VEGF, a Program Compound that was not originally an ARCHEMIX Initial Compound or an ARCHEMIX Additional Compound or a Program Compound that was originally an ARCHEMIX Initial Compound or an ARCHEMIX Additional Compound but which was designated as a Program Compound prior to achieving the ESC in each [**] month period, (B) move at least one such Lead Compound to Development Compound status in each [**] month period and (C) commence at least [**] IND for a Development Compound which is ARC127, a Compound against VEGF, a Program Compound that was not originally an ARCHEMIX Initial Compound or an ARCHEMIX Additional Compound or a Program Compound that was originally an ARCHEMIX Initial Compound or an ARCHEMIX Additional Compound but which was designated as a Program Compound Prior to achieving the ESC in each [**] year period, except, without limitation in each of (A), (B) and (C), for any delays caused by ARCHEMIX’s failure to meet the ARCHEMIX Diligence Goal, an inconsequential delay by EYETECH or Force Majeure. In addition, in the event of a deadlock of the JRC continuing for more than [**] months with respect to inclusion of a target in the Research Program, and the dispute is resolved in EYETECH’s favour, then EYETECH’s diligence requirement in (A) shall be extended by the duration of the deadlock and dispute resolution.

(c) Failure to meet Diligence Goals. ARCHEMIX may terminate the Research Program, but not this Agreement and the licenses granted hereunder, if EYETECH fails to achieve any aspect of the EYETECH Diligence Goal, provided, that such failure is not caused by ARCHEMIX’ failure to meet the ARCHEMIX Diligence Goal; provided, however, that (i) EYETECH Diligence Goal “A” shall be waived for any [**]-month period in which EYETECH has paid for [**] FTEs per year at ARCHEMIX; (ii) EYETECH Diligence Goal “B” shall be waived for any [**]-month period in which EYETECH has paid for [**] FTEs per year at ARCHEMIX during the entire period; and (iii) EYETECH Diligence Goal “C” shall be waived for any [**] year period for which EYETECH has paid for [**] FTEs per year at ARCHEMIX during the entire period.

2.5 Target Selection. The JRC shall determine which Targets shall be utilized for identification of Compounds under the Research Program; provided that in no event will any of the targets listed in Section 1.32 be utilized as a Target under this Agreement except as set forth in Section 8.7.2. ARCHEMIX and EYETECH each may propose Targets to be used for identification of Compounds under the Research Program. If any Target is presented by either Party, the JRC will consider such Target and such Target may be included in the Research Program, or deferred for later consideration until the Parties agree in writing that such Target shall become a Refused Target; provided, however that Targets proposed by EYETECH shall be included in the Research Program unless there is a compelling scientific reason to exclude such Target. In the event the JRC refuses to accept, or can not reach consensus on the acceptance of a proposed Target for inclusion into the Research Program and EYETECH believes there exists no compelling scientific reason for excluding such Target from inclusion into the Research Program, then EYETECH shall have the right to refer such matter to dispute resolution pursuant to Section 11.2. If the JRC determines that such Target does not have potential utility in the Field, such Target shall be a Refused Target. Once a Target is selected, (i) the JRC will promptly develop the ESC for such Target and the activities which will establish that an Aptamer against such Target is a Development Compound to be set forth in Appendix 3, and (ii) EYETECH will propose a molecule to be designated as the Target Binding Partner for such Target and will present to the JRC the data supporting such designation and the JRC will determine the Target Binding Partner for such Target. For the avoidance of doubt, nothing in this Agreement shall give ARCHEMIX any right to utilize any EYETECH Proprietary Target, (excluding any Target that is within the definition of EYETECH Proprietary Target solely because it is covered by claims in a Joint Program Patent), for any purpose other than in the performance of its obligations or the exercise of its rights under this Agreement and nothing in this Agreement shall give EYETECH any right to utilize any ARCHEMIX Proprietary Target, (excluding any Target that is within the definition of ARCHEMIX Proprietary Target solely because it is covered by claims in a Joint Program Patent), for any purpose other than in the performance of its obligations or the exercise of its rights under this Agreement.

2.6 Compliance with Laws. Each Party agrees to use commercially reasonable efforts to carry out all work assigned to such Party in the Annual Research Plan in material compliance with all applicable federal, supranational, state or local laws, regulations and guidelines governing the conduct of such work, including, without limitation, all applicable export and import control laws.

2.7 Product Labelling. All Compound Products and all VEGF Products sold by a Party shall carry that Party’s name and logo. A Party shall have no rights to have its name and logo incorporated on the label or otherwise associated with the other Party’s Compound Products or VEGF Products (as applicable).

2.8 Progress Reports. Within [**] business days after the end of each calendar quarter, each Party shall provide to the other Party a written report summarizing the activities undertaken by the reporting Party during the preceding calendar quarter in connection with the Research Program. ARCHEMIX’s report shall include details on the number of FTEs dedicated to and actually working on the Research Program, and ARCHEMIX shall maintain adequate records to verify such work.

2.9 Research Records. ARCHEMIX shall maintain complete and accurate records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, that fully and properly reflect in all material respects all work done and results achieved in the performance of the Research Program. Such records shall include, but not be limited to, as appropriate in the particular circumstances, all books, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs, databases, and documentation thereof, samples of materials and other graphic, written or tangible data or material generated in connection with the Research Program, including any data required to be maintained pursuant to all requirements of applicable laws and regulations, and records of the number, qualifications and job responsibilities of FTEs working on the Research Program. All of such books and records related to the Research Program shall be subject to audit by EYETECH. EYETECH shall have the right, during normal business hours and with reasonable notice, to inspect and copy all such records of ARCHEMIX. Notwithstanding the foregoing, EYETECH shall not have the right to audit or copy any materials that relate to Aptamers that do not, or have been determined not to, have utility in the Field or that become Refused Candidates or are ARCHEMIX Initial Compounds or ARCHEMIX Additional Compounds that have not been designated as Program Compounds.

ARTICLE 3 LICENSE OPTION

3.1 Exclusive Option. During the Option Period, EYETECH shall have the exclusive right and option to select for further Development and Commercialization hereunder (the “License

Option”) (i) Program Compounds based on its own analysis of information provided by ARCHEMIX hereunder, and/or (ii) Compound Candidates.

3.2 Process for Determining Compound Candidate.

(a) ARCHEMIX Initial Compounds. As of the Effective Date, ARCHEMIX shall have disclosed in writing to EYETECH and the JRC all Aptamers (other than Excluded Aptamers) Controlled by ARCHEMIX including without limitation, ARC 127 in its pegylated and non-pegylated variations (“ARCHEMIX Initial Compounds”). Of the ARCHEMIX Initial Compounds, ARCHEMIX will identify up to [**] ARCHEMIX Initial Compounds against up to [**] targets for immediate consideration by the JRC (“ARCHEMIX Early Decision Initial Compounds”). If the JRC elects to have any such Aptamer included in the Research Program, which the JRC cannot refuse to do for ARCHEMIX Initial Compounds selected by EYETECH for up to [**] Initial Compounds per target, unless there exists a compelling scientific basis for such refusal, the JRC will modify the Annual Research Plan accordingly and will establish the ESC and activities to be set forth in Appendix 3 for such Aptamer, and such Aptamer shall thereafter be a Program Compound hereunder. If the JRC does not select an ARCHEMIX Initial Compound for inclusion in the Research Program within [**] days, or an ARCHEMIX Early Decision Initial Compound on or before April 26, 2004, such Aptamer will not be a Program Compound, but ARCHEMIX may request the JRC to establish ESC for no more than [**] ARCHEMIX Initial Compounds per [**] and the JRC will do so within [**] days. At any time during the Research Term upon EYETECH’S request, ARCHEMIX shall provide updates to EYETECH with respect to the development status of the ARCHEMIX Initial Compounds which have not become Program Compounds, and EYETECH and ARCHEMIX may, at ARCHEMIX’s sole option, agree through the JRC to include into the Program such ARCHEMIX Initial Compounds. In addition at any time during the Research Term, EYETECH shall have the right to request the JRC to include into the Research Program an effort to discover Aptamer Equivalents of ARCHEMIX Initial Compounds that have not become Program Compounds, and the JRC shall approve the inclusion of such Aptamer Equivalents which then becomes a Program Compound unless there exists a compelling scientific reason to refuse such approval.

(b) Program Compounds. Within [**] business days of the end of each calendar quarter (ending each March 31, June 30, September 30 and December 31) during the Research Term ARCHEMIX will notify EYETECH and the JRC of each Program Compound identified in such calendar quarter.

(c) Archemix Additional Compounds. In addition, ARCHEMIX may, in its sole discretion, notify EYETECH of any Aptamer identified by ARCHEMIX outside the Research Program believed by ARCHEMIX to have potential application in the Field and for Aptamers against VEGF in the Field (“ARCHEMIX Additional Compounds”). If the JRC elects to have any ARCHEMIX Additional Compound included in the Research Program, the JRC will modify the Annual Research Plan accordingly and will establish the ESC and activities to be set forth in Appendix 3 for such Aptamer and such Aptamer shall thereafter be a Program Compound hereunder. If the JRC does not elect to have an ARCHEMIX Additional Compound included in the Research Program within [**] days after disclosure thereof, such Aptamer will not be a Program Compound, but ARCHEMIX may then request the JRC to establish ESC for such Aptamer and the JRC will do so within [**] days. The JRC shall not be obligated to consider more than [**] ARCHEMIX Additional Compounds for inclusion in the Research Program per calendar quarter.

(d) Development Information. ARCHEMIX will provide EYETECH and the JRC on a quarterly basis during the Research Term, with notice of all material information applicable to the Field known to ARCHEMIX about any Program Compound (the “Development Information”), including analysis results and raw data which the JRC should reasonably require to assess whether a given Program Compound meets the Early Selection Criteria or which EYETECH should reasonably require in order for EYETECH (i) to exercise its rights under this Agreement, and (ii) to decide, in EYETECH’s sole discretion, whether to exercise the License Option with respect to such Program Compound or Compound Candidate, as applicable. The Development Information shall also include any previously undisclosed information with respect to ARCHEMIX Technology, which is important for a scientific and commercial evaluation of the Program Compound. EYETECH expects to utilize evaluation criteria such as those set forth on Appendix 1, without limitation, in its assessment of whether to license Program Compounds or Compound Candidates.

(e) In addition to the Development Information, at the request of EYETECH given within [**] days of the notice under Section 3.2(b) hereof, ARCHEMIX shall supply EYETECH with up to [**] of the Program Compound or Compound Candidate (the “Material”) at ARCHEMIX’s direct manufacturing cost of production (which includes (i) direct and indirect labor (salaries, wages and employee benefits) and (ii) direct and indirect materials) thereof for EYETECH’s use in connection with determining whether to exercise the License Option with respect to such Program Compound or Compound Candidate (the “Evaluation”). ARCHEMIX will use commercially reasonable efforts to deliver the Material to EYETECH no later than [**] days following EYETECH’s request and shall be accompanied by a document setting forth the sequence of the Program Compound or Compound Candidate and any analytic information with respect thereto which ARCHEMIX has available. ARCHEMIX shall make no warranty. At the request of EYETECH, ARCHEMIX will provide additional quantities of the Material at

ARCHEMIX’s fully loaded cost of production thereof. EYETECH’s use of the Material shall be subject to the following provisions:

(i) EYETECH agrees to use the Material only for noncommercial internal research in the conduct of the Evaluation. EYETECH shall not (i) provide access to or distribute the Material to any third party other than employees of EYETECH who are working on the Evaluation and who are bound by the requirements of this Agreement, (ii) otherwise use such Material in research outside of the Evaluation, nor (iii) modify or change in any way the Material, in any case without the express prior written consent of ARCHEMIX. Any Material delivered pursuant to this Agreement (x) is understood to be experimental in nature and may have hazardous properties (and EYETECH agrees to handle the Material accordingly), (y) is supplied solely for use in animals used exclusively for testing and/or in vitro testing, and (z) is not to be used for in vivo testing in humans. If the relevant License Option is not exercised in accordance with its terms, then upon expiration thereof, EYETECH shall at the instruction of ARCHEMIX either destroy or return any unused Material;

(ii) EYETECH shall use the Material only in compliance with all applicable Federal, state, and local laws, regulations and guidelines; and

(iii) EYETECH acknowledges and agrees that, subject to EYETECH’s rights following exercise of the relevant License Option, all Material is and shall be owned by ARCHEMIX and EYETECH has no right to ownership of the Material and ARCHEMIX reserves all intellectual property rights therein and thereto.

(f) If ARCHEMIX reasonably believes any Program Compound, or any ARCHEMIX Additional Compound or ARCHEMIX Initial Compound that has been presented by ARCHEMIX but has not become a Program Compound has met the ESC and thus should be designated as a Compound Candidate, ARCHEMIX shall notify the JRC and EYETECH in writing (the “Compound Candidate Notice”), and shall provide to the JRC the data and information demonstrating that the Program Compound, ARCHEMIX Initial Compound or ARCHEMIX Additional Compound satisfies the relevant ESC. At the request of the JRC, ARCHEMIX shall provide the JRC with such additional data as the JRC shall reasonably request. Within [**] days after its receipt of the Compound Candidate Notice, or (as applicable) its receipt of the requested additional data, the JRC shall (i) review the data and information using the relevant ESC, (ii) determine whether such Program Compound, ARCHEMIX Initial Compound or ARCHEMIX Additional Compound satisfies such ESC and (iii) notify the Parties in writing of such determination. If the determination is positive, such Program Compound, ARCHEMIX Initial Compound or ARCHEMIX Additional Compound shall be deemed to have been so designated as a Compound Candidate as of the date of the Compound Candidate determination. Any negative determination shall be accompanied by a detailed explanation of the reasons therefor.

In the Event that the JRC fails to determine if the Program Compound, ARCHEMIX Initial Compound or ARCHEMIX Additional Compound is a Compound Candidate within such [**] day period, the matter will be resolved in accordance with Section 11.2.1 hereof.

If it is determined by the JRC or under Section 11.2.1 hereof that the Program Compound, ARCHEMIX Initial Compound or ARCHEMIX Additional Compound does not meet the ESC, the JRC may amend the Annual Research Plan to add performance by ARCHEMIX, as a part of the Research Program and using the resources set forth in the Annual Research Plan, any activities, identified by the JRC as necessary and reasonable to determine if the Program Compound, ARCHEMIX Initial Compound or ARCHEMIX Additional Compound fulfils the ESC, that are susceptible of being performed and resubmit the resulting information to the JRC, whereupon the procedure set forth above shall again apply.

3.3 Option and Review Periods.

3.3.1 Option Period. The option period (the “Option Period”) for each Compound Candidate and its Back-Up, as applicable, commences when it is determined that the Compound is a Compound Candidate and ends, on a Compound Candidate -by-Compound Candidate basis, upon the later of (i) [**] days in the case of a Program Compound identified in the Research Program, and [**] days in the case of a Program Compound that was initially an ARCHEMIX Initial Compound or an ARCHEMIX Additional Compound, after the date of the relevant Compound Candidate determination or the determination pursuant to Section 11.2.1 hereof that a Program Compound meets the ESC and (ii) [**] days after the date of receipt by EYETECH of the initial quantity of Material and all of the Development Information that has been developed as of the date of delivery of the initial quantity of Material for that Compound Candidate or Back-Up, as applicable, contemplated in Section 3.2 above.

3.4 Exercise of Option. EYETECH may exercise a License Option and accept a Program Compound for further Development and Commercialization, either for itself or on behalf of any of its Affiliates, by delivery to ARCHEMIX, within the relevant Option Period for such License Option, of a written notice of exercise (an “Exercise Notice”), specifying the Program Compound as to which such License Option is being exercised and by paying (i) the entire payment for Milestone (A) set forth in Section 5.3.1 for each Exercise Notice; it being understood that for VEGF Products the Milestones and Payments set forth in Section 5.4.1 shall apply. In addition, EYETECH may designate a Program Compound as a Compound Candidate at any time and may exercise its License Option with respect to an ARCHEMIX Initial Compound that has become a Program Compound, Program Compound, or ARCHEMIX Additional Compound that has become a Program Compound at any time before the Option Period begins, regardless of whether the Compound meets the ESC, unless it has become a Refused Candidate or is directed to a Refused Target.

3.5 Back-Ups.

3.5.1 Delivery of a Back-Up for each Compound Candidate. As directed by the JRC, for each Compound Candidate provided to EYETECH by ARCHEMIX, ARCHEMIX will use diligent and commercially reasonable efforts, consistent with those customary in the industry, to deliver to EYETECH an Aptamer in addition to the Compound Candidate as a follow-up Aptamer against the Target, which is distinct in chemical structure from the Compound Candidate (“Back-Up”). ARCHEMIX’s activities to identify a Back-Up shall be performed as a part of the Research Program using the resources set forth therein and the Annual Research Plan shall be amended accordingly. The rights and obligations of the Parties relating to a Back-Up shall be identical to those applicable to the accompanying Compound Candidate, except as otherwise expressly provided herein.

3.6 Back-Up Notices. EYETECH shall notify ARCHEMIX in writing in the event EYETECH chooses to replace a Compound Candidate, Lead Compound or Development Compound with the applicable Back-Up or to develop the Back-Up in addition to the Compound Candidate, Lead Compound or Development Compound. Subsequent to such notice, as applicable, any reference to the Compound Candidate, Lead Compound or Development Compound shall be deemed to include or to be made to the Back-Up for the purposes of this Agreement.

3.7 Refused Candidate. If EYETECH does not exercise its License Option with respect to a particular Compound Candidate or its Back-Up within the Option Period for such Compound

Candidate, then the applicable License Option shall expire and such Compound Candidate and its Back-Up shall be a Refused Candidate, and ARCHEMIX will thereafter, subject to its obligations under Sections 4.2.3 and 4.2.5.1, be free to exercise all of its rights with respect to the Refused Candidate at is own costs and expense; provided, however, that nothing contained in this Section 3.7 shall be deemed to constitute a license under any EYETECH Technology or EYETECH Program Technology. In addition, if there are no other Program Compounds directed to the Target against which the Refused Candidate is directed and Aptamers against such Target are not the subject of activities in the Research Program or the EYETECH Development Program, then the Target against which the Refused Candidate is directed shall be a Refused Target without further action by the Parties. However, Refused Candidates directed against VEGF can only be used by Archemix outside of the Field and the Local Delivery Field. Nothing in this Agreement shall provide Archemix with the right, and ARCHEMIX hereby covenants not to use Aptamers directed against VEGF in the Field or in the Local Delivery Field.

ARTICLE 4 LICENSES; DEVELOPMENT AND COMMERCIALIZATION

4.1 Evaluation License to EYETECH. Solely for the purpose of evaluating the efficacy of Compounds for Indications, during the Research Term, ARCHEMIX hereby grants to EYETECH a non-exclusive, royalty-free license, sublicensable only to its Affiliates and Service Providers, in the Territory under the ARCHEMIX Technology, ARCHEMIX Program Technology, ARCHEMIX Program Patents, ARCHEMIX’s interest in the Joint Program Technology and Joint Program Patents, and any ARCHEMIX Valid Claim covering an ARCHEMIX Proprietary Target to which such Compounds are directed, to use and practice the ARCHEMIX Technology, ARCHEMIX Program Technology, Joint Program Technology, ARCHEMIX Proprietary Target and manufacture or have manufactured such Compounds,;

provided, however, that no license is granted to EYETECH (i) under any ARCHEMIX Valid Claim relating to any ARCHEMIX Proprietary Target, except as expressly provided in this Section 4.1 or (ii) to use or practice the SELEX Process.

4.2 Development and Commercialization License Grants to EYETECH; Exclusivity.

4.2.1 License. Effective upon each exercise of a License Option by EYETECH for a Program Compound or Compound Candidate hereunder, ARCHEMIX hereby grants to EYETECH an exclusive, royalty-bearing (during the applicable Royalty Term only) license in the Territory, with the right to grant sublicenses as set forth in Section 4.2.2 below, under the ARCHEMIX Technology, ARCHEMIX Program Technology, ARCHEMIX Program Patents and ARCHEMIX’s interest in the Joint Program Technology and Joint Program Patents, and under any ARCHEMIX Valid Claim covering an ARCHEMIX Proprietary Target to which such Lead Compound is directed, to Develop, modify, manufacture, have manufactured, export, import, use, sell and offer to sell, Compound Products in the Field incorporating such Lead Compound and all Back Ups relating to such Lead Compound; provided, however, that no license is granted to EYETECH under any claim of any ARCHEMIX Patent or ARCHEMIX Program Patent (i) under any ARCHEMIX Valid Claim relating to any ARCHEMIX Proprietary Target, except as expressly provided in this Section 4.2.1 or (ii) to use or practice the SELEX Process. The foregoing license is granted for an unlimited number of Lead Compounds for which the License Option is duly exercised and an unlimited number of instances during the Term. Upon each exercise of a License Option by EYETECH, ARCHEMIX will provide a complete list of all patents it controls that, but for the grant of the license, would be infringed by the manufacture, use, sale, offer for sale or import of the anticipated Compound Products in the Field to which such Lead Compound is directed. ARCHEMIX shall provide updates to such list as requested by EYETECH.

4.2.2 Sublicense Rights. Subject to the terms of this Agreement, EYETECH shall have the right to grant sublicenses solely under the license granted pursuant to Section 4.2.1 above and Section 4.13.1 below. EYETECH shall give ARCHEMIX prompt written notice of each sublicense under this Agreement along with a true, correct and complete copy of such sublicense promptly following execution thereof by the parties thereto with financial and other information redacted that is not required to enable ARCHEMIX to fulfill its reporting obligations to Gilead under the Gilead-Archemix License. Any such sublicense shall contain provisions for the assignment to ARCHEMIX of EYETECH’s interest therein upon termination of this Agreement, subject to the last sentence of this Section 4.2.2, unless the termination of this Agreement arises out of the action or inaction of such Sublicensee or the Sublicensee is then in breach of its obligations under such sublicense, in which case ARCHEMIX, at its option, may terminate such sublicense. Each sublicense shall also contain provisions which obligate such Sublicensee to comply with terms, conditions, agreements and obligations that are consistent with the terms, conditions, agreements and obligations to which EYETECH is subject under this Agreement. ARCHEMIX hereby agrees to accept such assignment and that such sublicense, as assigned, will remain in full force and effect, provided that ARCHEMIX shall have no obligation thereunder except to maintain the continued effectiveness of the sublicense.

4.2.3 Exclusivity for Compounds. ARCHEMIX hereby agrees that (A) neither ARCHEMIX nor its Affiliates will use, make, have made, offer to sell, sell, import, license or otherwise distribute any Compound Candidate, Lead Compound or Back-Ups anywhere in the Territory, regardless of whether inside or outside the Field unless the same shall have become a Refused Candidate, (B) so long as EYETECH meets or is excused from making Diligent Efforts to Develop and Commercialize a Development Compound or Compound Product under Section

4.8.1, neither ARCHEMIX nor its Affiliates will at any time during the Collaboration Term, even if this Agreement has been terminated, use, license, import, manufacture, have manufactured, offer to sell or sell any Lead Compound Equivalent to such Development Compound or Compound Product, which was in its Control on the Effective Date or over which it later obtains Control, in the Field, unless such Development Compound or Compound Product has become a Refused Candidate and (C) neither ARCHEMIX nor its Affiliates will at any time use, make, have made, offer to sell, sell, import, license or otherwise distribute NX1838. Nothing contained in this Agreement shall restrict ARCHEMIX from using, licensing, importing, making, selling or otherwise dealing with (i) any Aptamer Equivalent of any Compound or Back-Up outside the Field, (ii) any Aptamer or Aptamer Equivalent in the Field directed to a Refused Target or its ligands, subject to EYETECH’s enforcement rights set forth in Section 8.3.1 or (iii) Aptamers against a target that has been deferred by EYETECH for inclusion in the Research Program and its ligands for any indication in the Field if EYETECH confirms in writing that it is contractually restricted from researching, Developing or Commercializing Aptamers directed to such target, which written confirmation shall be provided by EYETECH upon ARCHEMIX’s request without undue delay, subject to EYETECH’s enforcement rights set forth in Section 8.3.1.

4.2.4 Negative Covenant. Without limiting any of the other terms, conditions or limitations contained herein, EYETECH shall not (a) develop, modify, manufacture, have manufactured, export, import, use, sell or offer to sell any products containing any Excluded Aptamer (other than NX1838), (b) develop, modify, manufacture, have manufactured, export, import, use, sell or offer to sell any Excluded Aptamer (other than NX1838), or (c) develop, modify, manufacture, have manufactured, export, import, use, sell or offer any Aptamer for In Vitro Diagnostics, as In Vivo Diagnostic Agents or as Radio Therapeutics or (d) develop, modify, manufacture, have manufactured, export, import, use, sell or offer to sell any Aptamer outside the Field, except for a VEGF Product in the Local Delivery Field. For the avoidance of any doubt, nothing in this Section 4.2.4 shall limit EYETECH’s ability to develop, modify, manufacture, have manufactured, import, use, sell or offer to sell any products (other than VEGF Products outside the Field and the Local Delivery Field) for which EYETECH has obtained rights from a third party under the SELEX Portfolio.

4.2.5 Exclusivity between the Parties in the Field. In addition to the restrictions set forth in Sections 2.5, 3.2(a), 4.2.3 and 4.2.4:

4.2.5.1 ARCHEMIX Obligation. During the Research Term and so long as EYETECH meets or is excused from meeting the EYETECH Diligence Goal and is fulfilling its obligations under Section 4.8.1, (A) ARCHEMIX shall not commence a research program (other than as contemplated by the Research Program) in collaboration with any Third Party involving the identification, optimization, research, development, licensing or sale of Aptamers in the Field, and (B) ARCHEMIX shall not grant rights in the Field to any Third Party with respect to Aptamers directed to a target that is not a Refused Target and (C) ARCHEMIX shall not grant rights in the Field to any Third Party with respect to Aptamers directed to a Target that is selected for work in the Research Program or its Target Binding Partner as long as any Aptamer against such Target, or efforts to identify such Aptamer, is included in the Research Program. During the Collaboration Term and thereafter for as long as EYETECH is under a current obligation to pay royalties to ARCHEMIX, or is making Diligent Efforts to Develop a Lead Compound, Development Compound or Compound Product which if Commercialized would result in a future obligation to pay royalties to ARCHEMIX, if EYETECH meets or is excused from making Diligent Efforts to Develop and Commercialize a Lead Compound, Development Compound or Compound Product

under Section 4.8.1, ARCHEMIX shall not, alone or in collaboration with Third Parties, Develop or Commercialize or grant rights to Third Parties to Develop or Commercialize any Aptamers in the Field directed against the same Target or Target Binding Partner against which such Lead Compound, Development Compound or Compound Product is directed. The preceding sentence of this Section 4.2.5.1 shall survive the termination or expiration of this Agreement.

4.2.5.2 EYETECH Obligation. Except as set forth in Section 4.2.5.3, during the Research Term EYETECH will not conduct any research in the Field or enter into any agreement in the Field with a Third Party with respect to research, development or commercialization of any Alternate Therapy (defined below) directed to a prospective Target unless EYETECH has first presented such Target to the JRC pursuant to Section 2.5 and ARCHEMIX’s representatives to the JRC have elected not to include such Target in the Research Program. For purposes of this Section 4.2.5.2, an Alternate Therapy is any molecule or combination of molecules directed to a Target other than VEGF, including, without limitation, any antibody and antibody fragment.

4.2.5.3 Exceptions to EYETECH Obligations. Notwithstanding the foregoing, EYETECH may conduct research or enter into an agreement in the Field with a Third Party (i) to develop any molecule against any potential target that JRC determines is a target not amenable to intervention using an Aptamer, or (ii) to develop any molecule against any potential Target proposed by EYETECH and refused by ARCHEMIX for inclusion in the Research Program pursuant to Section 2.5 or (iii) to develop a small molecule compound against any potential Target, or (iv) to license any molecule against any potential Target if EYETECH reasonably believes that such molecule is at least a year closer to the filing of an NDA than any Aptamer against such potential Target being researched or Developed in the Research Program or the EYETECH Development Program (it being understood that a lead compound candidate against a target available for licensing shall be deemed a year closer to NDA filing if no Lead Compound against the same target has been entered into the Research Program), or (v) if EYETECH has established an internal research program against a target as of the Effective Date provided however, that if EYETECH takes any action described in the preceding clauses (i), (iii), (iv) and (v), EYETECH will notify ARCHEMIX of the potential Target involved and the indication for which EYETECH is developing or licensing such molecule and (a) the potential Target involved and the ligands that bind to it will become a Refused Target, and (b) ARCHEMIX will be free to discover, develop and commercialize any Aptamer for such indication against such potential Target and its Target Binding Partner, notwithstanding any other provision of this Agreement, all without any further action of the Parties. In addition, if EYETECH confirms in writing that it is contractually restricted from researching, Developing or Commercializing Aptamers directed to such target which written confirmation shall be provided upon ARCHEMIX’s request without undue delay, then the target of such Aptamer and ligands that bind to it shall become a Refused Target.

4.2.6 Technology Transfer. During the Term, promptly after the effectiveness of the applicable licenses under Section 4.2.1, ARCHEMIX shall disclose to EYETECH all ARCHEMIX Technology which is necessary or useful for EYETECH and licensed to EYETECH under Section 4.2.1 relating to the Compound Candidate, as applicable, whether in human or machine readable form, all such information to be included in the ARCHEMIX Technology; provided that the information to be disclosed shall not include the SELEX Process or any ARCHEMIX Patents, ARCHEMIX Know-How or ARCHEMIX Program Patents covering or embodied in the SELEX Process. ARCHEMIX acknowledges that the information that

EYETECH desires to receive pursuant to this Section 4.2.6 is information that would be necessary or useful to EYETECH in maximizing the value of the Compound Candidate, Lead Compound and the resulting Compound Products.

4.3 Grant to ARCHEMIX.

4.3.1 Research License. EYETECH hereby grants to ARCHEMIX a nonexclusive, royalty-free, license, sublicensable solely to its Affiliates and Service Providers, in the Territory under the ARCHEMIX Technology that is exclusively licensed to EYETECH hereunder and a royalty-free, non-exclusive license in the Territory under the EYETECH Technology, EYETECH Program Technology, EYETECH Program Patents and any EYETECH interest in the Joint Program Technology and Joint Program Patents to use and practice the EYETECH Technology, EYETECH Program Technology and Joint Program Technology, in each case only in the Field and solely to perform ARCHEMIX’S obligations and responsibilities under this Agreement during the Research Term.

4.3.2 ARCHEMIX Option. Subject to the restrictions of Section 4.2.3 hereof, EYETECH hereby grants to ARCHEMIX: (1) an option for a royalty-free, non-exclusive license (the “ARCHEMIX License Option”) in the Territory, with the right to grant sublicenses to Collaborators, under the EYETECH Program Technology, EYETECH Program Patents, any EYETECH interest in the Joint Program Technology and Joint Program Patents, the EYETECH Development Program Technology and the EYETECH Development Program Patents to make, use, sell, offer to sell and import Refused Candidates and Aptamer Equivalents of Compounds outside the Field and Aptamer Equivalents of Compounds against VEGF outside the Field and the Local Delivery Field. Notwithstanding the foregoing, EYETECH shall have no obligation to disclose EYETECH Development Program Technology that is not covered by EYETECH Development Program Patents to ARCHEMIX.

4.3.3 Exercise of Option. ARCHEMIX may exercise an ARCHEMIX License Option by delivery to EYETECH of a written notice of exercise (an “Exercise Notice”), specifying the Refused Candidate or Aptamer Equivalent of a Compound or Aptamer Equivalents of Compounds against VEGF outside the Field and Local Delivery Field as to which such License Option is being exercised. In the event ARCHEMIX will be responsible for any payment to EYETECH pursuant to the last two sentences of Section 4.3.4 or under the last sentence of Section 4.13.2, Eyetech will so notify ARCHEMIX in writing within ten (10) days of receipt of the Exercise Notice, including the details of all said payments and the technology to which it pertains, and ARCHEMIX will have the option to exclude any technology subject to such payment from the license grant by written notice to EYETECH given within thirty (30) days of EYETECH’s notice to ARCHEMIX. Eyetech shall only grant a sublicense to ARCHEMIX under any Third Party license to the extent the grant of such sublicense is permitted under EYETECH’s license.

4.3.4 Payment. ARCHEMIX shall make the following payments to EYETECH in consideration of the licenses obtained through exercise of options under Section 4.3.3: (1) a one-time payment of U.S. $[**] upon the first exercise of such option; (2) U.S. $[**] annual maintenance fee upon each anniversary of the first license grant until the first commercial sale of the first product covered by any such license; and (3) U.S. $[**] upon the first commercial sale of the first product covered by any such license. ARCHEMIX hereby agrees to pay to EYETECH in full any and all Third Party royalties and all other payments which EYETECH owes to its licensors with respect to any license or sublicense granted by EYETECH to ARCHEMIX under this

Agreement. Such payments shall be due and payable by ARCHEMIX on or before the date they are payable by EYETECH.

4.4 Commencement of the Development Program. As soon as practicable after the effectiveness of a license under Section 4.2 hereof relating to a Lead Compound, but in no event later than [**] days thereafter, EYETECH shall commence an EYETECH Development Program with respect to such Lead Compound. EYETECH will have sole authority and responsibility for, and bear the cost of, conducting the EYETECH Development Program with respect to the Lead Compound. The Parties will agree on reasonable and appropriate measures by which manufacturing or synthesis, if any, of the Lead Compound previously being undertaken by ARCHEMIX shall be transitioned to EYETECH following the effective date of such license. The objective of both Parties will be to accomplish a smooth and timely transition. At ARCHEMIX’s fully loaded cost determined in accordance with ARCHEMIX’s normal accounting practices and United States generally accepted accounting principles (“GAAP”), and upon EYETECH’s request ARCHEMIX shall provide all or part of the amounts of such Lead Compound substance then in its possession accompanied by a document setting forth the sequence of the Lead Compound and any analytic information with respect thereto which ARCHEMIX has available. ARCHEMIX shall make no warranty other than as expressly set forth in such document.

4.5 Abandonment of a Lead Compound. EYETECH shall have the right to abandon a Lead Compound and/or all of its Back-up Compounds, in which event its licenses thereto shall automatically terminate. In such case, no further milestone or other payments shall be due and payable with respect to that Lead Compound and/or its Back-ups, as applicable, hereunder and such Lead Compound and/or its Back-ups shall collectively become a Refused Candidate. For clarity, unless EYETECH abandons the Lead Compound as well as all of its Back-ups none of the aforesaid Compounds shall become a Refused Candidate. The provisions of Section 9.7 shall apply to any Lead Compound and its Back-ups for which EYETECH’s license is terminated, except that the license grant for EYETECH Technology shall not be free of charge, and instead shall be on commercially reasonable terms to be agreed upon. In addition, if there are no other Program Compounds directed to the Target of the Refused Candidate and Aptamers against such Target are not the subject of activities in the Research Program or the EYETECH Development Program, then the Target of the Refused Candidate shall be a Refused Target without further action by the Parties.

4.6 Registration Dossiers for Regulatory Approvals; ARCHEMIX Data. EYETECH shall be solely responsible for and authorized to prepare and submit registration dossiers for Regulatory Approval of the Lead Compound (and any resulting Development Compound and/or Compound Product). ARCHEMIX shall provide EYETECH with all information in its Control relating to such Lead Compound and EYETECH shall have the right to use and reference that information in connection with preparation and submission of regulatory dossiers. All Regulatory Approvals shall be held by and in the name of EYETECH, and EYETECH shall own all submissions in connection with them and such submissions shall constitute the Confidential Information of EYETECH regardless of the absence of any markings thereon.

4.6.1 Principal Interface. All formulary or marketing approvals shall be obtained by and in the name of EYETECH, and EYETECH will be the principal interface with and will otherwise handle all interactions with Regulatory Authorities concerning any Development Compound and/or Compound Product including, to the extent legally possible, being the sole contact with such agencies.

4.6.2 Regulatory Meetings. EYETECH will have sole control as to the regulatory strategy and regulatory decision-making for any Development Compound and/or Compound Product.

4.7 Manufacturing and Supply. EYETECH is exclusively authorized and responsible for the manufacture and supply of all Development Compound and/or Compound Product as necessary for the conduct of the EYETECH Development Program and for all commercial purposes in the Territory. Further, EYETECH is exclusively authorized and responsible for formulation, packaging and labeling including but not limited to package inserts and leaflets for Compound Products.

4.8 Diligence in Development and Commercialization.

4.8.1 Diligence. EYETECH shall use Diligent Efforts to Develop, obtain Regulatory Approval, and Commercialize each Lead Compound in all commercially significant parts of the Territory, including, without limitation maintaining sufficient facilities, resources and personnel to fulfil its obligations under this Agreement. Without limiting the generality of the foregoing, EYETECH will diligently conduct the activities set forth in Appendix 3, as amended from time-to-time, and will notify ARCHEMIX when such activities are completed. If EYETECH abandons the Development or Commercialization of a Lead Compound, it will so notify ARCHEMIX, whereupon the license for such Lead Compound will terminate and, unless EYETECH is pursuing a Back-up, such Lead Compound will become a Refused Candidate for all purposes of this Agreement and the provisions of Section 9.7 shall apply to any Lead Compound and its Back-ups for which a license is terminated; except that the license grant for EYETECH Technology shall not be free of charge, and instead shall be on commercially reasonable terms to be agreed upon . In addition, if there are no other Program Compounds directed to the Target of the

Refused Candidate and Aptamers against such Target are not the subject of activities in the Research Program or the EYETECH Development Program, then the Target of the Refused Candidate shall be a Refused Target without further action by the Parties, unless the Target is VEGF, in which event VEGF will not become a Refused Target. Nothing in this Section 4.8.1 shall be deemed to give ARCHEMIX any rights in the Field or the Local Delivery Field to Refused Candidates directed against VEGF.

4.8.2 Gilead Reversion of Rights. EYETECH acknowledges and agrees that under the URC License Agreement and the Gilead-Archemix License, ARCHEMIX’s rights in the ARCHEMIX Technology may revert to Gilead or the UTC if ARCHEMIX, its Affiliates and all assignees and sublicensees cease reasonable efforts to develop the commercial applications of products and services utilizing the technology licensed to ARCHEMIX under the Gilead-Archemix License, including, the ARCHEMIX Technology.

4.8.3 Reporting. EYETECH shall keep ARCHEMIX fully informed with respect to its diligence obligations, including without limitation, thorough reports to ARCHEMIX as described below, providing ARCHEMIX with copies of all Regulatory Filings and by meeting with ARCHEMIX at ARCHEMIX’s request, but no more than once semi-annually. On or before February 15 and August 15, commencing August 15, 2004, EYETECH shall provide a semi-annual progress report to ARCHEMIX, each report covering the six (6) month period preceding the due date of the report. Each report shall describe the progress made by EYETECH, its Affiliates or Sublicensees toward the commercial development of any Compound Products. Such report shall include at a minimum, information reasonably sufficient to enable ARCHEMIX to satisfy its reporting obligations to Gilead under the Gilead-Archemix License with respect to this Agreement, including any reporting obligations of the U.S. Government, and to assess the progress made by EYETECH toward meeting the diligence requirements of this Section 4.8

4.9 Section 365(n) of the Bankruptcy Code.

4.9.1 Intellectual Property; Embodiments. All rights and licenses granted under or pursuant to any Section of this Agreement, including this Article 4, are rights to “intellectual property” as defined in Section101 (35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”). Each Party hereby acknowledges that (i) copies of research data, (ii) laboratory samples, (iii) product samples, (iv) formulas, (v) laboratory notes and notebooks, (vi) data and results related to clinical trials, (vii) regulatory filings and approvals, (viii) rights of reference in respect of regulatory filings and approvals, (ix) preclinical research data and results, and (x) marketing, advertising and promotional materials, in each case, that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and each Party hereby grants to the other a right of access and right to obtain possession of and to benefit from such embodiments in the event of any rejection of this Agreement in any proceeding by or against such Party under the Bankruptcy Code. Each such Party agrees not to interfere with the other’s exercise, pursuant to Section 365(n) of the Bankruptcy Code, of rights and licenses to intellectual property licensed hereunder and embodiments thereof and agrees to use reasonable efforts, at the other’s expense, to assist the other to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for the other to exercise, pursuant to Section 365(n) of the Bankruptcy Code, such rights and licenses.

4.9.2 Royalty Payments. The Parties acknowledge and agree that the royalty payments payable by EYETECH and ARCHEMIX under Sections 5.2.1 and 5.2.2 and the milestone payments payable under Sections 5.3 and 5.4 constitute “royalty payments” under Section 365(n) of Title 11 of the United States Code with respect to the licenses granted by ARCHEMIX to EYETECH under Sections 4.1, 4.2 and 4.13 and by EYETECH to ARCHEMIX pursuant to Section 4.13 and that such licenses are otherwise royalty-free. All other payments due from EYETECH to ARCHEMIX hereunder, for purposes of Section 365(n) of the Bankruptcy Code, constitute payments in consideration of ARCHEMIX’s performance of its obligations hereunder.

4.10 Use of Compound Supplied by ARCHEMIX. Notwithstanding any other provision of this Agreement, EYETECH acknowledges that any Compound supplied by ARCHEMIX, including without limitation the Materials, hereunder will not have been manufactured under cGMP or cGLP. The restrictions under of Section 3.2(e) hereof pertaining to Materials, will also govern EYETECH’s use of any Compound provided by ARCHEMIX.

4.11 URC License. The Parties acknowledge and agree that, in the event of any termination of the URC License Agreement, the licenses granted to EYETECH hereunder shall remain in full force and effect in accordance with Section 3.4 of the URC License Agreement, provided that EYETECH is not then in breach of this Agreement and EYETECH agrees to be bound to UTC as the licensor under the terms and conditions of this Agreement.

4.12 Gilead-Archemix License. The Parties further acknowledge and agree that, in the event of any termination of the Gilead-Archemix License, the licenses granted to EYETECH hereunder shall remain in full force and effect in accordance with Section 2.3 of the Gilead-Archemix License provided that EYETECH agrees to be bound to Gilead as the licensor under the terms and conditions of this Agreement and provided that if the termination of the

Gilead-Archemix License arises out of the action or inaction of EYETECH, Gilead, at its option, may terminate such license.

4.13 Cross Licenses for VEGF. The Parties agree that, as between them, EYETECH shall have the exclusive right to Develop and Commercialize Aptamers against VEGF in the Field and in the Local Delivery Field, and that ARCHEMIX shall have the exclusive right to Develop and Commercialize Aptamers (other than NX1838) against VEGF in all other fields. To achieve this agreement: Furthermore, the Parties agree that the licenses granted under this Section 4.13 shall not be subject to any diligence requirement (including without limitation any obligation to use Diligent Efforts to develop or commercialize any Product) otherwise set forth in this Agreement.

4.13.1 To the extent that ARCHEMIX has, as of the Effective Date, or acquires during the Term of this Agreement the right to do so, ARCHEMIX shall and hereby does grant to EYETECH an exclusive, royalty-bearing (during the applicable Royalty Term only) license in the Territory, with the right to grant sublicenses, under the ARCHEMIX Patents, ARCHEMIX Program Patents and ARCHEMIX’s interest in Joint Program Patents to discover, Develop, modify, manufacture, have manufactured, export, import, use, sell and offer to sell, VEGF Products in the Field and the Local Delivery Field. For the avoidance of doubt, 1) the royalty due to ARCHEMIX on any EYETECH VEGF Product will be independent of the extent of ARCHEMIX’s specific contribution to such VEGF Product and 2) the prohibition on the use of the SELEX Process set forth in Section 4.1 and 4.2.1 do not apply to this Section 4.13.1. EYETECH hereby agrees to pay to ARCHEMIX in full any and all Third Party royalties and all other payments which ARCHEMIX owes to its licensors with respect to any license or sublicense granted by ARCHEMIX to EYETECH under this Agreement. Such payments shall be due and payable by EYETECH on or before the date they are payable by ARCHEMIX.

4.13.2 To the extent that EYETECH has, as of the Effective Date, or acquires during the Term of this Agreement the right to do so, EYETECH shall and hereby does grant to ARCHEMIX an exclusive, royalty-bearing (during the applicable Royalty Term only) license in the Territory, with the right to grant sublicenses, under the EYETECH Patents, EYETECH Program Patents and EYETECH’s interest in Joint Program Patents to discover, Develop, modify, manufacture, have manufactured, export, import, use, sell and offer to sell, VEGF Products outside the Field and the Local Delivery Field, excluding NX1838. For the avoidance of doubt, the royalty due to EYETECH on any ARCHEMIX VEGF Product will be independent of the extent of EYETECH’s specific contribution to such VEGF Product. ARCHEMIX hereby agrees to pay to EYETECH in full any and all Third Party royalties and all other payments which EYETECH owes to its licensors with respect to any license or sublicense granted by EYETECH to ARCHEMIX under this Agreement. Such payments shall be due and payable by ARCHEMIX on or before the date they are payable by EYETECH.

4.13.3 To the extent that it has or acquires the right to do so, EYETECH hereby grants to ARCHEMIX a non-exclusive, non-royalty bearing, research license, sublicensable only to its Affiliates and Service Providers, solely to discover and optimize VEGF Aptamers, excluding NX1838, for use in the Field and the Local Delivery Field as directed by the JRC.

4.13.4 In order to assure the exclusivity of the rights granted in Sections 4.13.1 and 4.13.2, ARCHEMIX agrees it will not develop or sell any VEGF Product for use in the Field or the Local Delivery Field and EYETECH agrees it will not develop or sell any VEGF Product, excluding NX1838, unless such VEGF Product is for use in the Field or in the Local Delivery Field.

ARTICLE 5 PAYMENTS

5.1 Up-front Fees. Within ten (10) business days of the Effective Date, EYETECH shall deliver to ARCHEMIX One Million and five hundred thousand U.S. Dollars ($1,500,000).

5.2 Royalties.

5.2.1 Royalty Rates for Compound Products. During the Royalty Term applicable to a Compound Product that is not a VEGF Product, EYETECH shall pay to ARCHEMIX the following royalties on Net Sales of such Compound Product, other than VEGF Products, during each Contract Year:

Range of Net Sales applicable to such Compound Product in such Contract Year	Royalty Percentage applicable to such Range
Less than or equal to $[**]	[**] percent ([**]%)
Greater than $[**] and less than or equal to $[**]	[**] percent ([**]%)
Greater than $[**]	[**] percent ([**]%)

For example, if worldwide Net Sales in a Contract Year totaled $[**] for Compound Product A and $[**] for Compound Product B, EYETECH would pay ARCHEMIX (A) $[**] in royalties for Compound Product A arising in that Contract Year (calculated as $[**] multiplied by [**], plus $[**] multiplied by [**], plus $[**] multiplied by [**]) and (B) $[**] in royalties for Compound Product B arising in that Contract Year (calculated as $[**] multiplied by [**]). The same calculation would be performed again for the subsequent Contract Years.

Royalty payments under this Section 5.2.1 shall continue on a country-by-country basis for the applicable Royalty Term; provided, however, that the royalty payments otherwise payable under this Section 5.2.1 as to such country shall be reduced by [**] percent ([**]%) during portions of any Royalty Term in which (1) no ARCHEMIX Valid Claim exists with respect to (i) the use of the SELEX Process necessary to identify such Compound Product in the country in which such Compound Product is manufactured or sold; or (ii) the use, manufacture, sale or import of a Compound Product in the country in which such Compound Product is manufactured or sold and (2) there exists no pending claim of an ARCHEMIX Patent, ARCHEMIX Program Patent or Joint Program Patent, with respect to (i) the use of the SELEX Process necessary to identify such Compound Product in the country in which such Compound Product is manufactured or sold; or (ii) the use, manufacture, sale or import of such Compound Product in the country in which such Compound Product is manufactured or sold that has been pending for less than [**] years since the earliest priority date of the patent application containing such claim. In no event shall such a pending claim extend the Royalty Term beyond [**] years from the earliest priority date of the application in which such claim is pending.

5.2.2 Royalty Rates for VEGF Products. During the Royalty Term applicable to a VEGF Product,

(a) EYETECH shall pay to ARCHEMIX the following royalties on Net Sales of such VEGF Product during each Contract Year:

[**]	[**] percent ([**]%)
[**]	[**] percent ([**]%)

(b) ARCHEMIX shall pay to EYETECH the following royalties on Net Sales of such VEGF Product during each Contract Year:

[**]	[**] percent ([**]%)

[**]

Royalty payments under this Section 5.2.2 shall continue on a country-by-country basis for the applicable Royalty Term; provided, however, that the royalty payments otherwise payable under this Section 5.2.2 as to such country shall be reduced by [**] percent ([**]%) during portions of any Royalty Term in which no ARCHEMIX Valid Claim exists with respect to the use, manufacture, sale or import of a VEGF Product in the country in which such VEGF Product is manufactured or sold and there exists no pending claim of an ARCHEMIX Patent, ARCHEMIX Program Patent or Joint Program Patent, with respect to the use, manufacture, sale or import of such VEGF Product in the country in which such VEGF Product is manufactured or sold that has been pending for less than [**] years since the earliest priority date of the patent application containing such claim.

5.2.3 Third Party Royalties. Each of EYETECH and ARCHEMIX, at is respective sole expense, shall pay all royalties or fees owing to any Third Party that such Party determines, in its reasonable business judgment, are necessary in order to exercise its rights hereunder to develop, modify, manufacture, have manufactured, export, import, use, sell and offer to sell, Compound Products or VEGF Products as set forth herein. Each Party shall obtain and pay for any Third Party licenses necessary to practice the rights granted to it herein [**] milestone payments or royalties payable hereunder. Notwithstanding the above, (A) ARCHEMIX shall obtain or pay for any Third Party licenses which, in its sole discretion, it believes are specifically necessary to perform the

SELEX Process as required to carry out its obligations under the Research Program, including paying any royalty payments due to the University of Colorado resulting from payments made by EYETECH to ARCHEMIX, (B) subject to EYETECH’s notice obligation under Section 4.3.3, ARCHEMIX hereby agrees to pay to EYETECH in full any and all Third Party royalties which EYETECH owes to its licensors with respect to any sublicense granted by EYETECH to ARCHEMIX pursuant to Section 4.3 above and (C) EYETECH hereby agrees to pay to ARCHEMIX in full any and all Third Party royalties which ARCHEMIX owes to its licensors with respect to any sublicense granted by ARCHEMIX to EYETECH for ARCHEMIX Proprietary Targets under licenses granted to ARCHEMIX after the Effective Date. Archemix shall only grant a sublicense to EYETECH under any Third Party license to the extent the grant of such sublicense is permitted under ARCHEMIX’s license.

In the event EYETECH will be responsible for any payment to ARCHEMIX pursuant to the preceding sentence or the last sentence of Section 4.13.1, ARCHEMIX will so notify EYETECH in writing within [**] days of the proposal of the relevant ARCHEMIX Proprietary Target pursuant to Section 2.5, including the details of all said payments and the technology to which it pertains, and EYETECH will have the option to exclude any technology subject to such payment from the license granted under Sections 4.1 and 4.2 by written notice to ARCHEMIX given within thirty (30) days of ARCHEMIX’s notice to EYETECH.

5.2.4 Sales Reports. During the Royalty Term for a Compound Product or VEGF Product, the licensed Party shall furnish or cause to be furnished to the licensing Party on a quarterly basis a sales report covering sales by the licensed Party, its Affiliates and its Sublicensees during each calendar quarter (each such calendar quarter being sometimes referred to herein as a “reporting period”) and including the gross amount received and an itemization of deductions permitted by Section 1.71 on a country-by-country basis. With respect to Sales of the Compound Products or VEGF Products invoiced in US Dollars, the Net Sales amounts and the amounts due to the licensing Party hereunder shall be expressed in US Dollars. With respect to sales of the Compound Products or VEGF Products invoiced in a currency other than US Dollars, the Net Sales and amounts due to the licensing Party hereunder shall be expressed in the currency in which they are invoiced, together with the US Dollar equivalent of the amount payable to the licensing Party, calculated using the licensed Party’s then-current standard exchange rate methodology for the translation of foreign currency sales into US Dollars. In each Sales Report, the methodology will be disclosed and will be identical to that employed by the licensed Party, generally, in its external financial reporting, as reviewed and approved by its independent auditors and will be in accordance with U.S. generally accepted accounting standards (GAAP) as consistently applied at the licensed Party. The licensed Party shall furnish to the licensing Party appropriate evidence of payment of any tax or other amount required by applicable laws or regulations to be deducted from any royalty payment, including any tax or withholding levied by a foreign taxing authority in respect of the payment or accrual of any royalty. The licensed Party shall not make any other deduction from such payment. Sales Reports shall be due on the [**] day following the close of each reporting period. Each Sales Report will be accompanied by payment of all royalties due.

5.2.5 Recordkeeping. Each Party, as licensed Party, shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records of Net Sales and other data relating to Sales Reports and payments required under this Article 5. The licensing Party may, at its own expense, except as specified below, have an independent, certified public accountant, selected by it and reasonably acceptable to the licensed party, review any such records of the licensed Party and its Affiliates and Sublicensees, in the location(s) where such records are maintained by the licensed party or its Affiliates or Sublicensees, upon reasonable notice and during regular business hours and under obligations of confidence, [**] per entity per [**] month period, for the sole purpose of verifying the basis and accuracy of payments made under this Article 5 within the prior [**] month period. If the review of such records reveals that any of the licensed Party, its Affiliates or its Sublicensees has failed to accurately report information pursuant to this Section 5.2, then the licensed Party shall promptly pay to the licensing Party any corresponding unpaid amounts due under this Article 5, together with interest calculated in the manner provided in Section 5.6 below and if the error exceeds the lesser of $[**] or [**]% of the amount reported by the licensed Party, then the licensed Party shall reimburse the licensing Party for the cost of the audit. Nothing contained herein is intended to waive or limit the licensed Party’s right to contest the accuracy of any review undertaken by the licensing Party.

5.3 Development Milestone Payments by EYETECH for Compounds.

5.3.1 Milestones and Payments. EYETECH will make the following payments to ARCHEMIX upon the first achievement of the following milestone events with respect to each Compound or Back-Up, other than Compounds or Back-ups against VEGF:

Milestone	Payment
(in U.S. Dollars)
(A) [**] .	$	[	**]
(B) [**]	$	[	**]
(C) [**]	$	[	**]
(D) [**]	$	[	**]
(E) [**]	$	[	**]

(F) [**]	$	[	**]
(G) [**]	$	[	**]
(H) [**]	$	[	**]

EYETECH shall immediately notify ARCHEMIX of the achievement of the above milestone events with respect to each Compound; provided that if a payment is made for Milestone (B), (C), (D), (E) or (F) with respect to a Compound and any of the preceding Milestone payments were not made with respect to such Compound, such earlier Milestone payments shall be made concurrently therewith (e.g. if Milestone (F) is achieved, but Milestone (E) was never achieved or paid, the payments for Milestone (E) and (F) shall be made concurrently). For the avoidance of doubt, in no event shall any of the foregoing milestones be paid more than once for any Compound, even if such Compound is approved or utilized for different Indications than first approved or utilized.

5.3.2 Attainment of Milestones for Development Compounds. The milestone payments specified above shall be payable at the first achievement of a milestone by each Compound. Except as provided in Section 5.3.3 below, multiple payments for achieving the milestone events specified above shall be payable if EYETECH develops both the Lead Compound and a Back-Up; provided, however, that (i) EYETECH shall pay [**] milestone payment upon the occurrence of the milestone event specified in [**] of Section 5.3.1 above with respect to any Lead Compound and all of the Back-Ups related thereto; and (ii) if EYETECH develops both the Lead Compound and a Back-Up, EYETECH shall pay [**] of each of the milestone payments specified above until such time as the second of the Lead Compound or the Back-Up achieves the milestone event specified in [**] of Section 5.3.1 above, at which time EYETECH shall pay [**] for such second Compound to the extent those payments were not previously made or applicable and subsequently pay the [**] for such second Compound, as those milestones are satisfied with respect to such second Compound.

5.3.3 Abandonment of a Compound; Effect on Back-Up Milestone Payments. If the Development or Commercialization of a Compound is abandoned during the Term for any reason (in which event, the provisions of Section 4.5 hereof would apply) after any one or more of the foregoing milestone payments are made, and a Back-Up is developed to replace the abandoned Compound, then no milestone payment shall be required with respect to the Back-Up to the extent that that milestone payment has already been made with respect to the abandoned Compound.

5.4 Development Milestone Payments for VEGF Products.

5.4.1 Milestones and Payments. EYETECH and ARCHEMIX will each make the following payments to the other upon the first achievement by it of the following milestone events with respect to each VEGF Product:

Milestone	Payment
(in US Dollars)
(a) [**]	$	[	**]
(b) [**]	$	[	**]
(c) [**]	$	[	**]
(d) [**]	$	[	**]
(e) [**]	$	[	**]
(f) [**]	$	[	**]

The Party developing the VEGF Product shall immediately notify the other Party of the achievement of the above milestone events with respect to each VEGF Product; provided that if a payment is made for Milestone (b), (c), (d), (e) or (f) with respect to a VEGF Product and any of the preceding Milestone payments were not made with respect to such VEGF Product, such earlier Milestone payments shall be made concurrently therewith (e.g., if Milestone (d) is achieved, but Milestone (c) was never achieved or paid, the payments for Milestone (c) and (d) shall be made concurrently). For the avoidance of doubt, in no event shall any of the foregoing milestones be paid [**] by either Party for any VEGF Product, even if such VEGF Product is approved or utilized for different Indications than first approved or utilized.

5.4.2 Attainment of Milestones for VEGF Products. The milestone payments specified above shall be payable by a Party at the first achievement of a milestone by each VEGF Product. Except as provided in Section 5.4.3 below, multiple payments for achieving the milestone events specified above shall be payable if a Party develops both the Lead Compound and a Back-Up; provided, however, that if the Party develops both the Lead Compound and a Back-Up, the Party shall pay to the other Party [**] of the milestone payments specified above until such time as the second of the Lead Compound or the Back-Up achieves the milestone event specified in [**] of Section 5.4.1 above, at which time the Party shall pay to the other Party [**] of milestones (a), (b) and (c) for [**] Compound to the extent those payments were not previously made or applicable and subsequently pay the [**] for such second Compound, as those milestones are satisfied with respect to such second Compound.

5.4.3 Abandonment of a VEGF Product. If the Development or Commercialization of a VEGF Product is abandoned by a Party during the Term for any scientific, medical or commercial reason after any one or more of the foregoing milestone payments are made, and another Aptamer against VEGF for use in the same indication is developed to replace the abandoned VEGF Product, then no milestone payment shall be required with respect to the replacement Aptamer to the extent that that, milestone payment has already been made with respect to the abandoned VEGF Product.

5.4.4 Equity Investment Option. On or after the Effective Date, ARCHEMIX and EYETECH agree that it is their mutual intent that EYETECH will purchase [**] dollars ($ [**]) of Stock of ARCHEMIX on terms that are pari passu with terms granted to other investors in the first round of financing to occur following September 1, 2004; provided, however, that neither Party shall have any obligation with respect to such obligation unless it is mutually agreed at the time.

5.5 Currency. All payments shall be made in the United States in US Dollars, regardless of the country in which products are sold.

5.6 Invoices; Late Payments. Payments of milestones shall be due within [**]business days of the achievement of the milestone. In case of any delay in payment by either Party to the other Party not occasioned by Force Majeure or a good faith dispute regarding the amount due, interest on the unpaid amount at the lesser of (i) the Prime Rate in effect at the close of business on the date the applicable payment was due, as reported in The Wall Street Journal, plus [**] percent ([**]%), compounded annually, or (ii) the highest rate permitted by applicable law shall be payable by the paying Party from the due date through the date of payment in full.

ARTICLE 6 CONFIDENTIALITY

6.1 Confidential Information. All Confidential Information disclosed by a Party to the other Party during the Term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for Regulatory Approval of products developed by EYETECH or ARCHEMIX or any of their respective Affiliates or for Patent Prosecution), and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party without such source violating its confidentiality obligations, if any, to the disclosing Party; or

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving Party; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information.

6.2 Permitted Disclosures

(a) The provisions of Section 6.1 shall not preclude a Party or its Affiliates from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by such Party or its Affiliates to comply with applicable law or legal process, including without limitation the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange, including without limitation Nasdaq, or to defend or prosecute litigation, provided that such Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

(b) Subject to Sections 6.2(c) and 11.10, the Parties agree that the material financial terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, (a) either Party may disclose such terms to bona fide potential or actual sublicensees, as reasonably necessary in connection with a permitted sublicense under the licenses granted in this Agreement, and (b) either Party may disclose the material financial terms of this Agreement to bona fide potential or actual investors, lenders, investment bankers, acquirors, acquirees, merger partners or other potential financial partners, and to such Party’s consultants and advisors, as reasonably necessary in connection with a proposed equity or debt financing of such Party or as reasonably necessary in connection with a proposed acquisition or business combination. In connection with any permitted disclosure of Confidential Information pursuant to this Section 6.2(b), each Party agrees to use all reasonable efforts to inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential.

(c) Notwithstanding any provision to the contrary in this Agreement, either Party may disclose to any and all Persons, without limitation of any kind, the United States federal tax treatment and tax structure of the transactions set forth in this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure.

6.3 Employee and Advisor Obligations. EYETECH and ARCHEMIX each agree that they shall provide Confidential Information received from the other Party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know and have an obligation to treat such information and materials as confidential.

6.4 Term. All obligations of confidentiality imposed under this Article 6 shall expire [**] years following termination or expiration of this Agreement.

6.5 Publications. Neither ARCHEMIX nor EYETECH shall publish any Research Program Data or any other information regarding the Research Program without the other’s prior written consent, provided, however, that nothing in this Agreement shall restrict EYETECH’s right to publish information and data regarding Lead Compounds. ARCHEMIX shall not publish information regarding Compound Candidates, Back-Ups, Lead Compounds or Development Compounds without EYETECH’s prior written consent. The foregoing restriction on ARCHEMIX shall not apply to Refused Candidates.

ARTICLE 7 INDEMNIFICATION

7.1 Indemnification by ARCHEMIX. ARCHEMIX will indemnify and hold EYETECH and its Affiliates, and their employees, officers and directors (each, an “EYETECH Indemnitee”) harmless against any loss, damages, action, suit, claim, demand, liability, cost or expense (including reasonable fees and expenses of legal counsel) (a “Loss”), including, without limitation, product liability claims, that results from a Third Party claim, other than any claim of patent infringement, that is based on or arises out of the Development, testing, production, manufacture, use, Commercialization, import or sale of any Aptamer Equivalent to a Compound Product, Refused Candidate or VEGF Product which is used, manufactured or sold by ARCHEMIX or any of its Affiliates or sublicensees; provided, however, that the foregoing indemnification of EYETECH and the EYETECH Indemnitees shall not apply to any Loss to the extent such Loss is caused by the negligent or wilful misconduct of EYETECH and its Affiliates, and their employees, officers and directors or as to which EYETECH is obligated to indemnify ARCHEMIX pursuant to Section 7.2.

7.2 Indemnification by EYETECH.

(a) ARCHEMIX Indemnitees. EYETECH will indemnify and hold ARCHEMIX, and its Affiliates, and their employees, officers and directors (each, an “ARCHEMIX Indemnitee”) harmless against any loss, damages, action, suit, claim, demand, liability, cost or expense (including reasonable fees and expenses of legal counsel) (a “Loss”), including, without limitation, product liability claims, that results from a Third Party claim, other than any claim of patent infringement, that is based on or arises out of the Development, testing, production, manufacture, Commercialization, use, import or sale of any Compound, Compound Product or VEGF Product which is used, manufactured or sold by EYETECH or any of its Affiliates or sublicensees; provided, however, that the foregoing indemnification of ARCHEMIX and the ARCHEMIX Indemnitees shall not apply to any Loss to the extent such Loss is caused by the negligent or wilful misconduct of ARCHEMIX and its Affiliates, and their employees, officers and directors or as to which ARCHEMIX is obligated to indemnify EYETECH pursuant to Section 7.1.

(b) Gilead Indemnitees. EYETECH will indemnify and hold Gilead Sciences, Inc., its Affiliates and UTC and any of their respective directors, officers, employees and agents (each, a “Gilead Indemnitee”) from and against any Damages that are incurred by a Gilead Indemnitee as a result of Third Party claims, demands, actions or proceedings (collectively, the “Claims”) to the extent such Claims arise out of:

(i) the breach or alleged breach of any representation or warranty by EYETECH hereunder;

(ii) failure to perform any of EYETECH’s covenants or undertakings under this Agreement, including, without limitation EYETECH’s covenants in Sections 4.2.4 and 4.12 hereof; and

(iii) the possession, research, Development, manufacture, use, offer for sale, sale or other Commercialization, distribution, administration, storage or transport, by EYETECH or its Affiliates or Sublicensees of any Aptamer sublicensed from ARCHEMIX, or product developed by EYETECH relating to the ARCHEMIX Technology, including any Compound Product or VEGF Product, sublicensed from ARCHEMIX.

7.3 Claims Procedures as to Third Party Claims. Each EYETECH Indemnitee or ARCHEMIX Indemnitee entitled to be indemnified by EYETECH or ARCHEMIX (an “Indemnified Party”) pursuant to Section 7.1 or 7.2 hereof shall give written notice to EYETECH or ARCHEMIX, as the case may be (an “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted Third Party claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that:

(a) The Indemnifying Party may so assume the defense of any such claim or any litigation resulting therefrom only if it shall give written notice to the Indemnified Party of the Indemnifying Party’s decision to so assume such defense within thirty (30) days after the date of the written notice from the Indemnified Party of the Third Party claim as to which indemnity is sought;

(b) Counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom (if such defense is assumed by the Indemnifying Party), shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld)

and the Indemnified Party may participate in such defense with the Indemnified Party’s own counsel at the Indemnified Party’s own expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action; or (iii) the Indemnifying Party shall have failed to assume the defense as provided herein, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

(c) The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in prejudice to the Indemnifying Party;

(d) No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the express written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation; provided that the Indemnifying Party is otherwise free to enter into any settlement in its sole discretion so long as such settlement does not affect the Indemnified Party;

(e) If the Indemnifying Party assumes the defense of the Third Party claim or litigation, each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing in connection with the defense of such claim and litigation resulting therefrom;

(f) If the Indemnifying Party assumes the defense of the Third Party claim or litigation, the Indemnified Party shall not settle or agree to a judgment with respect to such claim or litigation without the consent of the Indemnifying Party; and

(g) If the Indemnifying Party does not assume the defense of the Third Party claim or litigation, the Indemnified Party shall apprise the Indemnifying Party on at least an annual basis of major developments relating to such claim or litigation; provided, however, that the Indemnified Party shall not be required to disclose any information to the Indemnifying Party that would entail a waiver of, or otherwise jeopardize, the attorney-client privilege.

7.4 Compliance. The Parties shall comply with all applicable laws and regulations in connection with their respective activities under this Agreement.

ARTICLE 8 INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

8.1 Ownership of Program Technology and Data Retention.

8.1.1 Ownership of Program Technology. Except as otherwise set forth herein, all inventions and discoveries acquired or developed solely by agents, employees, consultants or subcontractors of a Party during the Research Term (“Sole Inventions”) shall be the property of such Party. Regardless of inventorship, EYETECH shall own all EYETECH Program Technology and EYETECH Development Program Technology and ARCHEMIX shall own all ARCHEMIX Program Technology. Joint Program Technology shall be jointly owned by the Parties, with no duty to account or pay royalties relating thereto, except as specifically set forth herein. Each Party’s right to practice and license Joint Program Technology and Joint Program Patents is set

forth in Section 4 hereof. Each Party agrees to negotiate in good faith with the other Party upon request for a non-exclusive license (in the Field for licenses requested by EYETECH and outside the Field for licenses requested by ARCHEMIX) to such Party’s Sole Inventions. Each Party shall execute such assignments and other instruments reasonably requested by the other Party in order to effectuate all filings of patent applications pursuant to this Section 8.1.1.

8.1.2 Determination of Program Technology Ownership. Either Party (the “Notifying Party”) may give notice (the “Prosecution Notice”) to the other Party that it believes Patent Prosecution should be sought for any Program Technology at any time during the Term, which in any event will be prior to either Party filing a patent application claiming such Program Technology. The Prosecution Notice will state the opinion of the Notifying Party as to whether the Program Technology belongs in the ARCHEMIX Program Technology, EYETECH Program Technology or Joint Program Technology category of ownership and will provide all relevant information reasonably available to the Notifying Party with regard to such opinion. The Notifying Party will also provide all additional information, available to such Notifying Party, with respect thereto that is reasonably requested by the other Party. Within [**] days of receipt of the Prosecution Notice, the other Party shall provide a written response (the “Response”) stating its ownership category opinion to the Notifying Party.

(a) If the other Party fails to provide the Response within the [**] day period or if the other Party provides the Response and affirms the Notifying Party’s opinion of ownership, then the relevant Program Technology will be deemed to belong to the category asserted in the Prosecution Notice and the Party responsible for Patent Prosecution in that category shall promptly take action with regard thereto.

(b) If the other Party provides a Response within the [**] day period and states that it does not agree with the Notifying Party’s opinion of ownership category, then the Parties will in good faith seek to resolve the disagreement for a period of up to [**] days from the date of receipt of the Response. If the Parties agree that the Program Technology is Joint Program Technology, the Party responsible pursuant to Section 8.2.3 hereof shall promptly take action with regard thereto. If the Parties fail to agree upon an ownership category within such [**] day period, then the Parties will retain a mutually acceptable patent attorney who has not represented either Party on any matter to determine the ownership category.

(c) Each Party shall execute such assignments and other instruments reasonably requested by the other Party in order to effectuate all determinations of ownership made under this Section 8.1.2.

8.1.3 Data Retention Policy. In order to protect the Parties’ rights in Program Technology under United States law, each Party agrees to maintain a policy which requires its employees and consultants to record and maintain all data and information developed during the Research Program or EYETECH Development Program, as applicable, in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks, which are dated and corroborated by non-inventors on a regular, contemporaneous basis.

8.2 Prosecution and Maintenance of Patents.

8.2.1 EYETECH. EYETECH shall have the exclusive right and option to undertake the Patent Prosecution of any EYETECH Program Patents and EYETECH Development Program Patents, keeping ARCHEMIX reasonably informed with respect to

EYETECH Program Patents and any EYETECH Development Program Patents licensed to ARCHEMIX.

8.2.2 ARCHEMIX. ARCHEMIX shall have the exclusive right and option to undertake the Patent Prosecution of any ARCHEMIX Program Patents, keeping EYETECH reasonably informed. Specifically with regard to ARCHEMIX Program Patents, in each case wherein EYETECH has exercised a License Option for a Lead Compound, ARCHEMIX agrees to use diligent efforts in: (1) maintaining until expiration any issued Patents; (2) considering in good faith the reasonable comments or requests from EYETECH; (3) providing EYETECH with at least [**] days written notice of its intention, in the exercise of diligence, to cease their Patent Prosecution efforts. In this event, EYETECH, at its sole discretion and expense, shall have the right, but not the obligation, to assume responsibility for such Patent Prosecution. Should EYETECH elect to assume responsibility for Patent Prosecution under this section, EYETECH shall notify ARCHEMIX in writing of its decision within [**] days of receipt of notice. ARCHEMIX shall assist EYETECH in the Patent Prosecution at EYETECH’s sole expense. If EYETECH shall thereafter decide to cease Patent Prosecution of any such Patent, EYETECH will give ARCHEMIX [**] days notice thereof, and ARCHEMIX, at its sole discretion and expense, shall have the right, but not the obligation, to reassume responsibility for such Patent Prosecution.

8.2.3 Joint Program Technology. Within [**] days after it is determined pursuant to Section 8.1.2 that any particular Program Technology is Joint Program Technology, the Parties will determine whether one Party or the other (the “Controlling Party”) should undertake the Patent Prosecution of Joint Program Patents with respect thereto, based on the relative utility of such Program Technology to, and the respective expertise of, the Parties. If the Parties fail to agree, then Patent Prosecution of such Joint Program Patents shall be alternately assigned to each

Party beginning with ARCHEMIX. The Controlling Party shall keep the other Party reasonably informed of the status of such activities, including, without limitation, (A) by providing the other Party with copies of all communications received from or filed in patent offices with respect to such filing, and (B) by providing the other Party, a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such filing (including the substantially narrowing, cancellation or abandonment of any claims without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claims in any country), with prior written notice of such proposed action or inaction so that the other Party has a reasonable opportunity to review and comment. The non-Controlling Party shall have a right to control Patent Prosecution of Joint Program Patents if the Controlling Party decides to abandon such Patent Prosecution.

8.2.4 Each Party agrees that for all Program Technology for which it assumes responsibility under Section 8.2 for Patent Prosecution of, it will give good faith consideration to all comments from the other Party with regard thereto and will use commercially reasonable efforts to obtain claims with application both inside and outside the Field.

8.2.5 Costs and Expenses. Except as expressly stated herein to the contrary, each Party shall bear its own Patents, ARCHEMIX Program Patents, EYETECH Patents and EYETECH Program Patents and the Controlling Party shall be reimbursed by the other Party for [**] percent ([**]%) of the costs and expenses incurred by the Controlling Party in Patent Prosecution of Joint Program Patents. The non-Controlling Party shall have the right to elect not to pay such costs and expenses in which case the non-Controlling Party shall assign its rights to the Joint Program Patents to the Controlling Party.

8.2.6 Cooperation. Each Party agrees to cooperate with the other with respect to Patent Prosecution pursuant to this Section 8.2, including, without limitation:

(a) the execution of all documents and instruments reasonably necessary to carry out such Patent Prosecution;

(b) the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any Patent Prosecution that such Party has elected not to pursue, as provided for in Section 8.2.2 and 8.2.3, as applicable;

(c) making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to undertake Patent Prosecution;

(d) to provide the other Party with copies of all material correspondence pertaining to Patent Prosecution of Program Patent Rights with the United States Patent and Trademark Office or its foreign counterparts;

(e) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Program Patent Rights; and

(f) to endeavour in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the Patent Prosecution of the other Party’s patent applications

8.3 Third Party Infringement.

8.3.1 Infringement Action. Each Party shall promptly notify the other if it becomes aware of any infringement of any (a) ARCHEMIX Program Patents in the Field; (b) ARCHEMIX Patents in the Field; (c) Joint Program Patents inside the Field; (d) EYETECH Program Patents licensed to ARCHEMIX outside the Field; or (e) EYETECH Development Program Patents

licensed to ARCHEMIX outside the Field (any of (a), (b), (c), (d) or (e) an “Infringement”). The notice shall set forth the facts of such Infringement in sufficient detail and the following shall apply:

(i) Within [**] days of such notice of an Infringement, the Responsible Party (as defined below) shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to enforce the relevant Patents in the Field. With respect to infringements described in clauses (a), (b), or (c) if the Responsible Party fails to institute such suit or take such action within such [**]-day period, then the other Party shall have the right at its sole discretion to institute such suit or other appropriate action in the name of either or both Parties. In such event, the Responsible Party shall cooperate with the other Party to the extent reasonably possible, including the joining of suit if necessary or desirable. EYETECH shall have the sole right to enforce EYETECH Program Patents and EYETECH Development Program Patents.

(ii) Nothing contained in this Agreement shall in any way limit or be deemed to limit EYETECH’s rights under Section 6.15 (b) or 6.15 (c) under the Gilead-Eyetech License with respect to infringing activities inside the Field.

(iii) Subject to EYETECH’s rights under Section 6.15 (b) of the Gilead Eyetech License, with respect to an Infringement described in clause 8.3.1(a) or (b) above, with regard to any ARCHEMIX Program Patent or ARCHEMIX Patent, EYETECH shall be the Responsible Party and shall have the first right to decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to cease the infringement; if, but only if (1) the alleged Third Party infringer is selling an oligonucleotide directed to the same Target or Target Binding Partner as a Lead Compound, Development Compound or Compound

Product, and (2) (i) in the reasonable opinion of both Parties there is an ARCHEMIX Program Patent or an ARCHEMIX Patent that contains claims directed to a specific Aptamer or to Aptamers that bind to a specified Target species (e.g., “PDGF” but not “proteins”) and that is infringed by the sale of such oligonucleotide; provided, that in the case of this clause (i), with respect to ARCHEMIX Patents, EYETECH may only assert infringement of any ARCHEMIX Patent that contains claims directed to a specific Aptamer or to Aptamers that bind to a specified Target genus (e.g., “PDGF” but not “protein”); or (ii) in the reasonable opinion of both Parties there is no ARCHEMIX Program Patent or ARCHEMIX Patent that contains claims directed to a specific Aptamer or to Aptamers that bind to a specified Target species (e.g., “PDGF” but not “proteins”) and that is infringed by the sale of such oligonucleotide; provided that in the case of this clause (ii) EYETECH may only assert infringement of any ARCHEMIX Patent after consulting with ARCHEMIX regarding assertion of any such ARCHEMIX Patent and giving good faith consideration to the reasonable requests of ARCHEMIX regarding assertion of such ARCHEMIX Patents If EYETECH fails to institute such suit or take such action within such 90-day period, then ARCHEMIX shall have the right at its sole discretion to institute such suit or other appropriate action in its own name or that of both Parties.

(iv) Notwithstanding any right to do so granted to EYETECH under the Gilead Eyetech License EYETECH shall in no event, without the prior written consent of ARCHEMIX, institute an infringement suit or take any other action with respect to its enforcement rights as a Secondary Party (as defined in the Gilead Eyetech License) under Section 6.15 (c) of the Gilead Eyetech License with regard to infringement outside the Field and outside the Local Delivery Field of any ARCHEMIX Patents within the SELEX Portfolio. Notwithstanding the foregoing, nothing contained in this Agreement shall in any way limit or be deemed to limit

EYETECH’s rights under Section 6.15(c) of the Gilead-Eyetech License regarding infringing activities of any third party outside the Field that are specific to the manufacture, use, sale, offer for sale or importation of NX1838.

8.3.2 Responsible Party. Subject to Section 8.3.1(i), (ii) and (iii) above, as used herein, the term “Responsible Party” means (i) EYETECH, with respect to EYETECH Program Patents, EYETECH Patents and Joint Program Patents for which EYETECH is the Controlling Party under Section 8.2.3 above; and (ii) ARCHEMIX, with respect to ARCHEMIX Patents, ARCHEMIX Program Patents and Joint Program Patents for which ARCHEMIX is the Controlling Party under Section 8.2.3 above.

8.3.3 Costs. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 8.3, including, without limitation, the fees and expenses of that Party’s counsel.

8.3.4 Recoveries. Any recovery obtained by any Party as a result of any proceeding described in this Section 8.3 or from any counterclaim or similar claim asserted in a proceeding described in Section 8.4, by settlement or otherwise, shall be applied in the following order of priority:

(a) first, to reimburse each Party for all litigation costs (including attorneys’ fees) in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(b) second, the remainder of the recovery shall be paid [**] percent ([**]%) to the Party bringing the action and [**] percent ([**]%) to the other Party.

8.3.5 Cooperation; Settlements. In the event that either EYETECH or ARCHEMIX takes action pursuant to Section 8.3.1 above, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit if necessary or desirable. Neither Party shall settle or compromise any claim or proceeding relating to Program Technology or Program Patent Rights without obtaining the prior written consent of the other Party, EYETECH shall not settle or compromise any claim or proceeding relating to ARCHEMIX Patents without obtaining the prior written consent of ARCHEMIX, in either case, such consent not to be unreasonably withheld.

8.4 Claimed Infringement. In the event that a Party becomes aware of any claim that the practice by either Party of ARCHEMIX Technology or Program Technology in the Field infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions, any alleged infringement in the Field of ARCHEMIX Patents or Program Patents or any alleged misappropriation in the Field of intellectual property with respect to ARCHEMIX Technology or Program Technology. Such notices shall be provided promptly, but in no event after more than [**] days following receipt thereof.

8.5 Patent Invalidity Claim. If a Third Party at any time asserts a claim that any ARCHEMIX Program Patent, Joint Program Patent or ARCHEMIX Patent covering the manufacture, use, sale or import of a Compound Product, is invalid or otherwise unenforceable (an “Invalidity Claim”), either as a defense in an infringement action brought by EYETECH or ARCHEMIX pursuant to Section 8.3 or in an action brought against EYETECH or ARCHEMIX under Section 8.4, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim; provided, however, if the Parties fail to agree upon such response, Archemix shall have the right, at its discretion, to assume control of such response and any subsequent action, including without limitation all aspects of claim construction, with counsel of its own choice. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.

8.6 Patent Term Extensions. The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions wherever applicable to a Program Patent that covers Compound Products. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, a patent shall be extended if either Party elects to extend such patent. All filings for such extension shall be made by the Party to whom the patent is assigned, provided, however, that in the event that the Party to whom the patent is assigned elects not to file for an extension, such Party shall (i) inform the other Party of its intention not to file and (ii) grant the other Party the right to file for such extension.

8.7 Relationship with Gilead with respect to VEGF.

8.7.1 Acknowledgement of EYETECH. EYETECH acknowledges that the effectiveness of the rights granted by ARCHEMIX to EYETECH hereunder with respect to Aptamers against VEGF and VEGF Products may require the Parties to obtain the consent of Gilead with respect to such grants.

8.7.2 Negotiation with Gilead. ARCHEMIX and EYETECH will individually negotiate with GILEAD (unless both Parties mutually agree to negotiate jointly) to obtain any necessary consents and rights from Gilead required for (i) EYETECH to discover, make, use and sell Aptamers against VEGF in the Field and the Local Delivery Field and (ii) ARCHEMIX to discover, make, use and sell Aptamers against VEGF for use outside the Field and the Local Delivery Field. Upon obtaining any necessary rights from Gilead, the definition of Excluded Aptamers hereunder shall be amended, without further action by the Parties, to delete VEGF from the list of Targets in clause (c) of such definition. ARCHEMIX hereby covenants that ARCHEMIX will not seek, negotiate or otherwise try to obtain rights to VEGF from Gilead in the Field and the Local Delivery Field. EYETECH hereby covenants that EYETECH will not seek, negotiate or otherwise try to obtain rights to VEGF from Gilead outside the Field or the Local Delivery Field. Each Party agrees to cooperate with the other Party in the negotiation with Gilead whether such negotiation occurs jointly or individually among the Parties and Gilead. For purposes of clarification, the rights of each Party as set forth in this Section 8.7.2 shall be independent of each other and nothing in this Section, or any other portion of this Agreement, shall be construed to mean that the survival or enforcement of such rights are dependent upon the outcome of either Party’s negotiations, if any and whether conducted separately or jointly, with Gilead. For further clarification, other than the rights and obligations set forth in this Agreement, neither ARCHEMIX nor EYETECH shall be obligated to negotiate on behalf of the other Party nor shall they be obligated to enter into any agreement with Gilead to grant the rights for Aptamers against VEGF and VEGF Products.

8.7.3 Waiver of Rights and Covenants By EYETECH. EYETECH agrees that at any time after the Effective Date of this Agreement and upon written request by ARCHEMIX it will:

(a) notify Gilead that it has provided to ARCHEMIX any and all rights it has to discover, make, use and sell VEGF Aptamers (other than NX1838) outside of the Field and the Local Delivery Field,

(b) waives the protections Gilead inserted into the Gilead-Archemix License restricting ARCHEMIX’s rights to discover, make, use and sell VEGF Aptamers (other than NX1838) outside of the Field and the Local Delivery Field. Eyetech will request that Gilead remove from the Gilead-Archemix License all restrictions to ARCHEMIX’s rights to discover, make, use and sell VEGF Aptamers (other than NX1838) outside of the Field and the Local Delivery Field, including without limitation the following restrictions with respect to ARCHEMIX’s rights outside the Field and the Local Delivery Field: the inclusion of VEGF on the “Excluded Aptamer” list (Section 1.11 of the Gilead-Archemix Agreement), the negative covenant against the use of VEGF Aptamers (other than NX 1838) (Section 2.2 of the Gilead-Archemix Agreement) and restrictions included in the “Licensed Field” (Section 1.18 of the Gilead-Archemix Agreement),

(c) at EYETECH’s sole option, EYETECH may request that Gilead remove from the Gilead-Archemix License any restrictions to ARCHEMIX’s rights to discover, make and use VEGF Aptamers inside of the Field and the Local Delivery Field as necessary for ARCHEMIX to discover Compounds for EYETECH’s use in the Field or the Local Delivery Field. For purposes of clarity, a) it is EYETECH’s sole responsibility to obtain the removal of such restrictions and b) ARCHEMIX will have no obligation under Section 2.3(a) if EYETECH is unable to obtain the removal of such restrictions, and

(d) provide to Gilead its consent to enter into direct negotiations with ARCHEMIX regarding rights to discover, make, use and sell VEGF Aptamers (other NX1838) outside of the Field and the Local Delivery Field.

8.7.4 Waiver of Rights by ARCHEMIX. ARCHEMIX agrees that at any time after the Effective Date of this Agreement and upon written request by EYETECH it will:

(a) notify Gilead that it has provided to EYETECH any and all rights it has to discover, make, use and sell VEGF Aptamers in the Field and the Local Delivery Field, and

(b) provide to Gilead its consent to enter into direct negotiations with EYETECH regarding rights to discover, make, use and sell VEGF Aptamers in the Field and the Local Delivery Field.

8.7.5 Waivers of Enforcement Rights Under Gilead-Eyetech License. To the extent that it does not conflict with any rights EYETECH may have granted to Third Parties as of the Effective Date, including specifically Pfizer, Inc., EYETECH hereby, except in the event of an intentional breach committed by ARCHEMIX for the sole purpose of obtaining the rights set forth in this Section 8.7.5, irrevocably waives any and all rights, other than those related to or covering the development, manufacture, use, sale, offer for sale or import of NX 1838, EYETECH may have under the Gilead-EYETECH License, including without limitation, rights under Section 6.15(c) thereof, to enforce the Gilead-Eyetech Patent Portfolio solely against ARCHEMIX, its Affiliates, or its Sublicensees other than (i) in the Field or (ii) in the Local Delivery Field. For the avoidance of doubt, nothing in this Agreement, including without limitation this Section 8.7.5, shall constitute or be deemed to constitute a sublicense of any nature whatsoever to any rights held by EYETECH to NX 1838.

8.7.6 Waiver of Rights to Challenge Pre-existing Gilead Agreements. ARCHEMIX and EYETECH each represents and warrants that it has received a copy of the other Party’s agreement with Gilead (The Gilead-Archemix Agreement and the Gilead-Eyetech Agreement) and hereby agrees to irrevocably waive the right to challenge the validity of the other Party’s agreement with Gilead outside the Field and with respect to Refused Candidates inside and outside the Field. EYETECH acknowledges that Gilead has properly and validly granted to Archemix under the Gilead-Archemix agreement the right to discover, develop, manufacture, sell and import Aptamers other than Excluded Aptamers as defined in the Gilead-Archemix Agreement outside the Field and with respect to Refused Candidates inside and outside the Field. Nothing in this Section 8.7.6 shall be deemed (i) to waive on behalf of any Third Party any rights granted to such Third Party before the Effective Date or (ii) to waive or grant to ARCHEMIX any rights in the Field or the Local Delivery Field to Refused Candidates directed against VEGF.

ARTICLE 9 .. TERM AND TERMINATION

9.1 Research Term. Unless the Research Program is terminated earlier in accordance with this Agreement, the research term (“Research Term”) shall commence on the Effective Date and continue until the fifth (5th) anniversary thereof; provided that EYETECH may, in its sole discretion, extend the Research Term for one additional two (2) year period upon written notice to ARCHEMIX at least one hundred-eighty (180) days prior to the expiration of the then-current Research Term, so long as EYETECH is in compliance with the EYETECH Diligence Goal at the end of the Research Term immediately prior to the applicable extension period.

9.2 Royalty Term. The royalty term (“Royalty Term”) for a Compound Product or VEGF Product, on a country-by-country basis, shall commence on the date of First Commercial Sale of such Compound Product or VEGF Product in the applicable country and expire on the later of (i) the ten (10) year anniversary of the First Commercial Sale of such Compound Product or VEGF Product in the applicable country and (ii) the latest date on which the Compound Product or VEGF Product is covered by an ARCHEMIX Valid Claim in the country of manufacture or sale, if no ARCHEMIX Valid Claim exists, a pending claim of an ARCHEMIX Patent, ARCHEMIX Program Patent or Joint Program Patent in the country in which such Compound Product or VEGF Product is manufactured or sold that has been pending for less than seven (7) years since the earliest priority date of the patent application containing such claim.

9.3 Term. Unless earlier terminated as set forth in this Article 9, this Agreement shall be effective as of the Effective Date and shall extend until the end of the Research Term and, if applicable, thereafter until the later of (A) the Option Period for all Compound Candidates shall have expired and (B) the Royalty Term shall have expired for each Compound Product and VEGF Product in all applicable countries, at which time this Agreement shall expire (the “Term”).

9.4 Termination by EYETECH for Cause. Upon written notice to ARCHEMIX, EYETECH may at its sole discretion unilaterally terminate this Agreement upon the occurrence of any of the following events:

(a) ARCHEMIX shall materially breach any of its material obligations under this Agreement and (i) shall not have remedied such material breach within [**] days ([**] business days in the case of any payment breach) after EYETECH sends written notice of breach to ARCHEMIX or (ii) if the breach is not a payment breach and is of the nature that is susceptible of remedy, but not within such [**] day period, shall not have initiated within such [**] day period all reasonable steps to remedy such breach and thereafter diligently continued such steps to remedy until the breach is remedied in full; or

(b) ARCHEMIX shall cease to function as a going concern by suspending or discontinuing its business for any reason except for merger or acquisition or interruptions caused by Force Majeure (as specified in Section 11.9).

In the event of any valid termination under this Section 9.4, EYETECH shall have the right with respect to any Compound Candidate, to exercise the applicable License Option within ten (10) business days of such termination. Notwithstanding the foregoing, any license under Section 4 then in effect, and all of EYETECH’s payment obligations hereunder relating thereto, shall survive the termination and continue in full force and effect pursuant to the terms of this Agreement.

9.5 Termination by ARCHEMIX for Cause. ARCHEMIX may terminate this Agreement upon written notice to EYETECH upon the occurrence of any of the following events:

(a) EYETECH shall materially breach any of its material obligations under this Agreement and (i) shall not have remedied such material breach within [**] days ([**] business days in the case of any payment breach) after ARCHEMIX sends written notice of breach to EYETECH or (ii) if the breach is not a payment breach and is of the nature that is susceptible of remedy, but not within such [**] day period, shall not have initiated within such [**] day period all reasonable steps to remedy such breach and thereafter diligently continued such steps to remedy until the breach is remedied in full;

(b) EYETECH shall cease to function as a going concern by suspending or discontinuing its business for any reason except for merger or acquisition or interruptions caused by Force Majeure (as specified in Section 11.9).

9.6 Termination at Will. EYETECH may terminate the Research Term at any time for any or no reason upon six (6) months prior written notice to ARCHEMIX and payment of a termination fee equal to the greater of (i) six months of FTE funding at the FTE level then approved by the JRC or (ii) five hundred thousand dollars $500,000.

9.7 Rights of ARCHEMIX following ARCHEMIX’s termination pursuant to Section 9.5 (cause) or EYETECH’s termination of the Research Term pursuant to Section 9.6 (at will). If this Agreement is terminated by ARCHEMIX pursuant to Section 9.5 or the Research Term is terminated by EYETECH pursuant to Section 9.6, EYETECH shall (a) lose all License Options not exercised as of the date of termination (b) retain its rights and licenses hereunder with respect to all Lead Compounds, Development Compounds and Compound Products; provided that EYETECH continues to exercise commercially reasonable efforts to Develop and/or Commercialize such lead Compounds, Development Compounds and Compound Products. In the event that EYETECH fails to continue exercising commercially reasonable efforts to Develop and/or Commercialize any such Lead Compound, Development Compound or Compound Product other than a VEGF Product or VEGF Aptamer, its rights to such Lead Compound, Development Compound or Compound Product shall terminate upon [**] days’ prior written notice from ARCHEMIX; provided that if EYETECH cures such failure within such [**] day notice period, such rights and licenses shall not terminate, and provided further that if EYETECH disputes ARCHEMIX’ assertion of failure, such rights and licenses shall not terminate until such time as such dispute is resolved in accordance with the procedures set forth herein. If EYETECH’s rights and licenses hereunder to any Lead Compound, Development Compound or Compound Product are terminated after this Agreement is terminated by ARCHEMIX pursuant to Section 9.5 or the Research Term is terminated by EYETECH pursuant to Section 9.6, then upon request of ARCHEMIX, EYETECH shall (a) transfer to ARCHEMIX all of its rights, title and interest in all filings with Regulatory Authorities (“Regulatory Filings”), including without limitation all INDs and NDAs, and all Regulatory Approvals then in its name for all such Lead Compound, Development Compound or Compound Product and all Confidential Information Controlled by it as of the date of termination relating to such Regulatory Filings and Regulatory Approvals, (b) notify the appropriate Regulatory Authorities and take any other action reasonably necessary to effect such transfer of ownership (c) deliver to ARCHEMIX all correspondence between EYETECH and such Regulatory Authorities relating to such Regulatory Filings and Regulatory Approvals, and (d) unless expressly prohibited by any Regulatory Authority, transfer control to ARCHEMIX of all clinical trials being conducted as of the date of termination which relate to the Lead Compound, Development Compound or Compound Product. EYETECH shall cooperate fully with ARCHEMIX to facilitate an orderly transition of the conduct of such trials to ARCHEMIX or its designee. To the extent EYETECH has the right, EYETECH shall be deemed to have granted to ARCHEMIX a worldwide license with the right to grant sublicenses, under EYETECH Program Technology, EYETECH Program Patents, EYETECH’s interest in Joint Program Patents and EYETECH Development Program Technology and EYETECH Development Program Patents actually used by EYETECH for the Development, manufacture or Commercialization of any Lead Compound, Development Compound or Compound Product with respect to which EYETECH’s rights and licenses hereunder are terminated after this Agreement is terminated by ARCHEMIX pursuant to Section 9.5 or the Research Term is terminated by EYETECH pursuant to Section 9.6, and under any product trademark used in the Commercialization of such lead Compound, Development Compound or Compound Product, solely to Develop, use, manufacture and Commercialize such Lead Compound, Development Compound or Compound Product, itself or in collaboration with, or through a license to, Third Parties. Furthermore, to the extent EYETECH has the right, EYETECH agrees to negotiate in good faith the grant of a license to EYETECH Technology existing as of the date of termination by ARCHEMIX actually used by EYETECH for the Development, manufacture or Commercialization of any Lead Compound, Development Compound or Compound Product to ARCHEMIX on reasonable terms and conditions and, further, EYETECH agrees not to unreasonably withhold the grant of such license from ARCHEMIX. For the avoidance of any doubt and notwithstanding anything to the contrary in Section 1.39 or 1.40, the grant by EYETECH to ARCHEMIX under EYETECH Technology pursuant to the immediately preceding sentence shall include any technology which would be within the definition of EYETECH Technology if it existed as of the end of the Research Term actually used by EYETECH for the Development, manufacture or Commercialization of any Lead Compound, Development Compound or Compound Product existing as of the date of termination by ARCHEMIX and is not limited to EYETECH Technology existing only at the end of the Research Term. In the event the Parties fail to agree on such license within [**] days of the termination, then at the request of either Party the remaining disagreements will be submitted for binding resolution to a single arbitrator with experience and expertise in biotechnology licensing mutually agreed upon by the parties (or if the Parties fail to agree, selected by the American Arbitration Association). Said licenses and the transfer of EYETECH’s Regulatory Filings and Regulatory Approvals shall be free of charge with the exception that ARCHEMIX hereby agrees to pay to EYETECH in full any and all Third Party royalties and all other payments which EYETECH owes to its licensors with respect to any license or sublicense granted by EYETECH to ARCHEMIX under this Agreement. Such payments shall be due and payable by ARCHEMIX on or before the date they are payable by EYETECH. Additionally, EYETECH shall cooperate fully with ARCHEMIX to ensure an orderly transition of all manufacturing activities.

9.8 Effect of Termination. Termination or expiration of this Agreement for any reason will not affect the rights and obligations of the parties hereunder with respect to Aptamers against VEGF, VEGF Products and the enforcement of the Gilead-Eyetech Patent Portfolio. Without limiting the generality of the foregoing, except where explicitly provided elsewhere herein, termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations which have accrued as of the date of termination or expiration, (ii) obligations and rights pursuant to Sections 2.7, 2.9, 4.2.1, 4.2.2, 4.2.3 (with respect to Lead Compounds only), 4.2.4, 4.2.5.1 (last sentence only), 4.3.2, 4.3.3, 4.3.4, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 5.2.2, 5.2.3, and 5.2.4 and Articles 6, 7, 8, 9, 10 and 11, and (iii) any other provision of this Agreement that, by its terms, survives termination or expiration which shall survive in full force and effect.

ARTICLE 10 REPRESENTATIONS AND WARRANTIES

10.1 Representations of Authority. EYETECH and ARCHEMIX each represents and warrants to the other that as of the Effective Date (i) it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, and (ii) that it has the right to grant to the other Party the licenses and sublicenses granted pursuant to this Agreement, and that it has, as of the Effective Date, access to and the right to use the technology necessary to perform its obligations hereunder.

10.2 Consents. EYETECH and ARCHEMIX each represents and warrants that all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been and shall be obtained.

10.3 No Conflict. EYETECH and ARCHEMIX each represents and warrants that notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party’s obligations hereunder and the conduct of the Research Program (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of such Party, except such consents as shall have been obtained prior to the Effective Date.

10.4 Employee Obligations. EYETECH and ARCHEMIX each represents and warrants that, to the extent required to support such Party’s obligations under this Agreement, all of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such Party of all inventions made during the course of and as the result of their association with such Party and obligating the individual to maintain as confidential such Party’s Confidential Information as well as confidential information of a Third Party which such Party may receive, and ARCHEMIX represents and covenants that each FTE is or will be subject to similar obligations even if such FTEs are not employees of ARCHEMIX.

10.5 Intellectual Property. ARCHEMIX represents that, to the best of its knowledge and except as disclosed to EYETECH in writing, as of the Effective Date, the practice by ARCHEMIX of the SELEX Process does not infringe or conflict with the rights of any Third Party in respect of issued patents owned by such Third Party and there is no claim or demand of any person asserted in any proceeding which is pending or threatened, that challenges the rights of ARCHEMIX in respect of ARCHEMIX Technology or ARCHEMIX Patents.

10.6 Fees Payable. ARCHEMIX and EYETECH each represents and warrants that there are no broker’s commissions, finder’s fees or other amounts payable with regard to this transaction, and ARCHEMIX and EYETECH agree to mdernnify and hold the other harmless from and against all liabilities, claims, demands, damages or costs of any kind arising from or connected with any broker’s or finder’s commission, fee or other amount claimed to be due any person arising from the indemnitor’s conduct with respect to this Agreement and the transactions contemplated by this Agreement.

10.7 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN , THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT PRODUCTS WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF DEVELOPED, WILL HAVE COMMERCIAL UTILITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY.

ARTICLE 11 MISCELLANEOUS PROVISIONS

11.1 Governing Law. This Agreement, and any disputes between the Parties relating to the subject matter of this Agreement, shall be construed and the respective rights of the Parties hereto determined according to the substantive laws of the State of New York notwithstanding the provisions governing conflict of laws under such State of New York law to the contrary, except matters of intellectual property law which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

11.2 Dispute Resolution.

11.2.1 Disputes relating to certain Decisions of the JRC. If the JRC cannot agree on (i) the ESC, (ii) the inclusion into the Research Program of a proposed Aptamer or target, (iii) an Annual Research Plan, (iv) the activities to be set forth in Appendix 3 which will establish that an Aptamer against such Target is a Development Compound, (v) whether a Compound meets the ESC, or (vi) whether a molecule is designated as the Target Binding Partner for a Target, then such matter shall be referred to the Executive Officers for attempted resolution by good faith negotiation. If the Executive Officers cannot resolve any such matter within [**] days, the matter will be determined by binding arbitration pursuant to this Section 11.2.1 by one (1) independent, neutral arbitrator who is (i) mutually acceptable to the Parties, and (ii) an expert in the pharmaceutical or biotechnology industry. If the Parties are unable to agree upon a mutually acceptable arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the AAA office encompassing Boston, Massachusetts. Any arbitration of a Dispute pursuant to this Section 11.2.1 shall be governed by the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the AAA. The place of arbitration shall be Boston, Massachusetts, and all proceedings and communications shall be in English.

(a) Either Party may apply to the arbitrator for interim relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.

(b) The Parties hereby agree that any disputed performance or suspended performances pending the resolution of the arbitration that the arbitrator determines to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrator.

(c) The Parties further agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator.

(d) For arbitration of Disputes subject to this Section 11.2.1, each Party to the arbitration shall prepare and submit a written proposal setting forth its proposed resolution of the matter within fifteen (15) business days of the selection of the arbitrator, together with a written explanation setting forth the reasons for its position. After the arbitrator has received written proposals from both Parties, the arbitrator shall forward a copy of the other Party’s proposal to each. Each Party shall have [**] business days to prepare and submit a written rebuttal to such proposal and may then amend its original proposal. Each Party shall have the right to make oral presentations or present evidence as determined by the arbitrator during the arbitration proceeding. The arbitrator shall select the proposal of one of the Parties as his/her decision, and shall not have the authority to render any substantive decision other than to so select in its entirety the summary or proposal of one Party or the other. Each Party shall bear its own costs and expenses and attorneys’ fees. The administrative and arbitrator’s fees shall be paid by the non-prevailing Party. The arbitrator shall be directed that any arbitration subject to this Section 11.2.1 shall be completed within [**] business days from the appointment of the arbitrator. Except to the extent necessary to confirm an award or as may be required by law, the arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party.

11.2.2 Disputes Not Relating To Decisions Of The JRC. For disputes other than those relating to certain decisions by the JRC as described in Section 11.2.1. above, the Parties shall not be bound to arbitrate such disputes, but may agree to do so.

11.3 Assignment. Neither ARCHEMIX nor EYETECH may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with a merger or consolidation of such Party or the sale or transfer of all or substantially all of the business or assets (any such transaction, an “Acquisition”) of ARCHEMIX, on the one hand, or EYETECH, on the other, to which the subject matter of this Agreement pertains, in which event no consent shall be required; provided, however, that the Party proposing to engage an Acquisition shall notify the other Party at least [**] days prior to the expected closing of the Acquisition and the Party receiving such notice may terminate the Research Program effective upon closing of the Acquisition by notice to the Party engaging in the Acquisition given within [**] days of its receipt of the notice. Notwithstanding the foregoing, any Party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such Party.

11.4 Limitation on Liability. EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THE MANUFACTURE, SALE, SUPPLYING OR FAILURE OR DELAY IN SUPPLYING ANY PRODUCTS OR SERVICES HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

11.5 Registration of License. EYETECH may, at its expense, register the license granted under this Agreement in any country where the use, sale or manufacture of a Compound Product in such country would be covered by an ARCHEMIX Valid Claim. Upon request by EYETECH, ARCHEMIX agrees promptly to execute any reasonable “short form” licenses submitted to it by EYETECH required to effect the foregoing registration in such country, but such licenses shall in no way alter or affect the obligations of the Parties hereunder.

11.6 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

11.7 Notices.

Notices to ARCHEMIX shall be addressed to:

ARCHEMIX Corp.

One Hampshire Street

Cambridge, MA 02139

Attention: Chief Executive Officer

Facsimile No.: (617) 621-9300

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Jeffrey M. Wiesen, Esq.

Facsimile No.: (617) 542-2241

Notices to EYETECH shall be addressed to:

EYETECH Pharmaceuticals, Inc.

500 Seventh Avenue, 18th floor

New York, New York 10018

Attention: General Counsel

Facsimile No.: (212) 997 9251

Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service providing evidence of delivery, or (c) sent by facsimile transmission confirmed by hard copy sent in accordance with (a) or (b), in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

11.8 Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party. The Parties agree not to export or reexport, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any governmental regulations that may be applicable. The Parties agree to obtain similar covenants from their Affiliates, sublicensees and contractors with respect to the subject matter of this Section.

11.9 Force Majeure. No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties (such causes, “Force Majeure”), including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes. The Party claiming Force Majeure shall notify the other Party of the Force Majeure event as soon as practicable, but in no event longer than ten (10) business days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event.

11.10 Public Announcements.

(a) Announcements; Publicity. Any announcements or similar publicity with respect to this Agreement shall be agreed upon between the Parties in advance of such announcement. Once any item of information has been disclosed in accordance with this Section 11.10, the further announcement or disclosure thereof shall not require further agreement of the Parties.

(b) SEC Filings. Notwithstanding anything in Section 11.10 (a) above to the contrary, either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission or by any stock exchange or interdealer quotation system (such as NASDAQ) on which its securities are traded. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.10, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 11.10, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

11.11 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either ARCHEMIX or EYETECH to act as agent for or partner of the other. The Program Directors and members of Project Teams shall remain employees of EYETECH or ARCHEMIX, as the case may be.

11.12 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

11.13 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

11.14 No Implied Waivers; Rights Cumulative. No failure on the part of either Party to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

11.15 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, ARCHEMIX and EYETECH hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

11.16 Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

11.17 No Third Party Beneficiaries. Except as set forth in Article 7, no person or entity other than ARCHEMIX, EYETECH and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

*[The remainder of this page is intentionally left blank, signature page to follow]*

IN WITNESS WHEREOF, the Parties hereto have caused this Research and License Agreement to be executed by their duly authorized representatives in duplicates as of the day, month and year first above written.

ARCHEMIX CORP.

By:	/s/ Errol B. De Souza
Name:	Errol B. De Souza
Title:	President & CEO

EYETECH PHARMACEUTICALS, INC.

By:	/s/ David Gage
Name:	David Gage
Title:	CEO

Appendix 1

Sample Early Selection Criteria

•	Aptamer has a [**]; If [**] for [**] to [**] from the [**] as [**] by [**].

•	[**] are [**] to [**] aptamer with [**], as [**] at the [**] of the [**].

•	Aptamer has [**] in [**].

•	Aptamer is [**] and/or [**] to by [**], and the [**].

•	[**] has [**]

•	[**] and [**]

•	[**]

Appendix 2 Annual Research Plan

To be completed within 30 days of Effective Date

Appendix 3

Sample Development Compound Criteria

•	[**]

•	[**]

[**] is [**] for [**]

•	[**] in [**]

•

•	[**] has [**] for [**]

•	[**] for [**] to [**]

•	[**] by [**]

•	[**]

Appendix 4

Sample Target Criteria

•	[**] is [**] to [**]

•	[**]

•	[**]

•	Aptamer[**] is [**]

•	[**] of [**], and [**] to [**]

•	[**] of [**] to [**]

•	[**] is [**]

•	[**] can be [**] and [**] for [**]

•	Aptamer [**] at [**]

•	[**] for Aptamer [**] are [**]

•	– [**] are [**]

•	[**] are [**]

•	[**] and [**] are [**]

Appendix 5

Gilead-Eyetech Patent Portfolio

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

APPENDIX 2

NEKTAR AGREEMENT

Incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1

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IN WITNESS WHEREOF, the parties have executed this Divestiture Agreement as of the Effective Date.

OPHTHOTECH CORPORATION		(OSI) EYETECH, INC.

By:	/s/ Samir Patel	By:	/s/ Paul G. Chaney

Name:	Samir Patel	Name:	Paul G. Chaney
Title:	President and Chief Executive Officer	Title:	President

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